PRELIMINARY OFFERING CIRCULAR DATED APRIL 18, 2025

An Offering Circular pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Circular filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Circular in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

WORKSPORT LTD.

Up to 3,100,000 Units, each Unit consisting of one share of 8% Series C Convertible Preferred Stock and one Common Stock Purchase Warrant

Up to 3,100,000 shares of Common Stock into which the Series C Preferred Stock may convert, up to 3,100,000 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants

Worksport Ltd. is offering up to 3,100,000 Units. Each unit (each a “Unit” and collectively the “Units”) consists of one share of 8% Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and one warrant (the “Warrant” and, together with the Series C Preferred Stock, the “Securities”), each to purchase one (1) share of our common stock, $0.0001 par value per share, of the Company (the “Common Stock”). We will not issue fractional shares. The Units will be sold at an offering price of $3.25 per Unit, for a maximum offering amount of $10,000,000 worth of Units. The offering statement of which this Offering Circular forms a part also relates to the 3,100,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and exercise of the Warrants. The Warrants are exercisable within 36 months from the date of issuance. Each Warrant will be exercisable at a price of $4.50 for one (1) share of our Common Stock, subject to customary adjustment.

As of the date of this Offering Circular, we are authorized to designate up to 899,800 shares of preferred stock as Series C Preferred Stock. Prior to the qualification of the offering statement of which this Offering Circular forms a part, we will amend our amended and restated articles of incorporation (the “Amendment”) to increase the total number of authorized shares of preferred stock in order to offer up to 3,100,000 Units to investors in this offering and file the Certificate of Designation of Series C Preferred Stock (the “Certificate of Designation”). The issuance of any Units in this offering is conditioned upon the effectiveness of the Amendment and filing of the Certificate of Designation.

There is a minimum initial investment amount per investor of $650 for the Units, or 200 Units.

At any time after issuance, each share of our Series C Preferred Stock is convertible into one (1) share of our Common Stock at the option of the holder of such Series C Preferred Stock. At any time after issuance upon the occurrence of any of the following events, we shall have a right to direct the mandatory conversion of the Series C Preferred Stock: (i) a change in control of our Company; (ii) if the price of the Common Stock closes at or above $5.00 per share for 10 consecutive trading days, or (iii) if we consummate a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $5.00. The shares underlying the Series C Preferred Stock will be qualified in this offering (this “Offering”). The Series C Preferred Stock and the Common Stock differ in other characteristics including voting rights. Up to 3,100,000 shares of Common Stock underlying the Series C Preferred Stock are being qualified in this Offering. See “Securities Being Offered” beginning on page 8 for additional details.

The offering price of the Units is not related to, nor may it reflect the market price of the shares of our Common Stock underlying the Warrants after this Offering. The Units, Series C Preferred Stock and the Warrants are not currently listed or quoted on any exchange and we do not intend to seek a listing for them. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our Series C Preferred Stock and the Warrants are immediately separable and will be issued separately, but will be purchased together as a Unit in this Offering.

This Offering is being conducted on a “best efforts” basis. This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which this Offering is earlier terminated by the Company at its sole discretion, and the offering statement of which this Offering Circular forms a part will remain qualified in accordance with Rule 251(d)(3)(i)(F) of Regulation A until the date at which all of the outstanding Warrants issued pursuant to this Offering have been exercised for shares of Common Stock, which shares of Common Stock are qualified under the offering statement. At least every 12 months after this Offering has been qualified by the U.S. Securities and Exchange Commission (the “SEC”), we will file a post-qualification amendment to include our then recent financial statements.

Digital Offering, LLC is a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority, or FINRA, and the Securities Investor Protection Corporation, or SIPC, which we refer to as the lead selling agent or managing broker-dealer, and is the lead selling agent for this Offering. The lead selling agent is selling our Units in this Offering on a best-efforts basis and is not required to sell any specific number or dollar amount of Units offered by the offering statement of which this Offering Circular forms a part, but will use their best efforts to sell such Units.

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this Offering will be kept in an escrow account maintained at Enterprise Bank & Trust (the “Escrow Agent”). At each closing of this Offering, the proceeds will be distributed to us and the associated Series C Preferred Stock and Warrants will be issued to the investors participating in such closing. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the funds so deposited for this Offering will be promptly returned to the applicable investors, without deduction and without interest. See “Plan of Distribution.”

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “WKSP.” On April 16, 2025, the last reported sale price of our common stock was $3.06 per share.

This Offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Securities that must be sold by us for this Offering to close; thus, we may receive no or minimal proceeds from this Offering. There is no escrow account or trust account for this Offering. All proceeds from this Offering will become immediately available to us and may be used as they are accepted. Purchasers of the Securities will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 11, for a discussion of the risks associated with a purchase of the Securities.

We are a “controlled company” as defined under the corporate governance rules of Nasdaq because our Chief Executive Officer, President and Chairman of the Board of Directors, Steven Rossi, has 100% of our outstanding Series A Preferred Stock which is entitled to vote with common stock, except as provided by law, and has 51% control. As a “controlled company,” we are permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules. We do not plan to rely on these exemptions, but we may elect to do so in the future. Please read “Summary—Implications of Being a Controlled Company,” beginning on page 6 of this Offering Circular for more information.

We effected a 1:10 reverse stock split of our outstanding shares of Common Stock (the “Split”) and proportionally reduced the authorized number of shares of common stock from 299,000,000 to 29,900,000 shares in connection with the Split. Unless otherwise indicated, all share and per share information in this prospectus have been retroactively adjusted to reflect the Split.

We estimate that this Offering will commence within two days of the offering statement of which this Offering Circular is a part is qualified by the Securities and Exchange Commission (“SEC”). This offering will terminate at the earliest of (i) the date on which the maximum offering has been sold, (ii) one year from the date of SEC qualification and (iii) the date on which this Offering is earlier terminated by us, in our sole discretion. See “Plan of Distribution.”

	Price to Public(1)	Selling Agent Commissions(2)	Proceeds to issuer(3)
Per Unit	$3.25	$0.2275	$3.0225
Total Maximum of Units Offering	$10,000,000	$815,250	$9,184,750
Preferred Stock Contained in the Units (3,100,000 shares)(4)	--	--	--
Common Stock Issuable upon Exercise of investor Warrants (3,100,000 shares)(5)	$4.50	--	$4.50
Total Maximum	$24,025,000	$815,250	$23,209,750

(1)	Per Unit price represents the offering price for one Unit.
(2)	We have engaged Digital Offering, LLC (“Digital Offering”) to act as the lead selling agent to offer the Units to prospective investors in this Offering on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be received by us in this Offering. In addition, the lead selling agent may engage one or more sub-agents or selected dealers to assist in its marketing efforts. Digital Offering is not purchasing the Units offered by us and is not required to sell any specific number or dollar amount of Units in this Offering before a closing occurs. We will pay a cash commission of 7.00% to Digital Offering on sales of the Units. Additionally, we paid Digital Offering an accountable due diligence fee of $25,000. Finally, we shall be responsible for Digital Offering’s reasonable legal costs up to an amount of $85,000, $25,000 of which has been paid to date. See “Plan of Distribution” on page 37 for details of compensation payable to the lead selling agent in connection with this Offering.
(3)	Before deducting expenses of this Offering, which are estimated to be approximately $232,000 assuming all of the securities being offered in this Offering are sold. See the section captioned “Plan of Distribution” on page 37 for details regarding the compensation payable in connection with this Offering. This amount represents the gross proceeds of this Offering to us, before expenses, which will be used as set out in the section captioned “Use of Proceeds to Issuer.”
(4)	No additional consideration or placement agent compensation will be paid in connection with the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock.
(5)	No additional compensation will be paid in connection with the issuance of Common Stock upon exercise of the investor Warrants included in the Units offered hereby, nor will any additional commissions be paid on such shares or Warrants. No additional commissions will be paid upon exercise of any investor Warrants unless we determine to engage a placement agent for a separate warrant exercise solicitation offering. The exercise price of the Warrants is $4.50.

Sales of these securities will commence on approximately ___________, 2025.

THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 11.

The Company is following the format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _______________, 2025.

ABOUT THIS OFFERING CIRCULAR

In this Offering Circular, unless otherwise noted, references to “Worksport,” the “Company,” “we,” “us,” and “our” refer to Worksport Ltd., a Nevada corporation, and our subsidiaries. The consolidated financial statements and the notes thereto included in this Offering Circular reflect the Split.

Neither we nor any of our officers, directors, agents, or representatives make any representation to you about the legality of an investment in our securities. You should not interpret the contents of this Offering Circular or any free writing Offering Circular to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our securities. You should rely only on the information contained in this Offering Circular or in any Offering Circular supplement that we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. The information in this Offering Circular is accurate only as of the date hereof, regardless of the time of its delivery or any sale of the Securities.

The information contained in this Offering Circular assumes that the Amendment has been effected and the Certificate of Designation has been filed. The issuance of any Units in this offering is conditioned upon the effectiveness of the Amendment and filing of the Certificate of Designation.

i

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all the information you should consider before purchasing our securities. Before making an investment decision, you should read this Offering Circular carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the notes thereto. Worksport Ltd. and its consolidated subsidiaries are referred. “Worksport,” “the Company,” “we,” “us,” and “our,” unless the context indicates otherwise.

Overview

We design, develop, and manufacture innovative products for various markets, including automotive accessories, consumer electronics, and both residential and commercial HVAC system markets. We are able monetize and protect our products through a large and growing intellectual property portfolio with patents and trademarks relating to, among other things, tonneau covers, solar-integrated tonneau covers, portable power stations, NP (non-parasitic) hydrogen-based green energy systems, residential heating and cooling systems (heat pumps), and electric vehicle charging stations. We seek to provide consumers with next-generation automotive accessories through the production of our innovative line of tonneau covers for light trucks while capitalizing on growing consumer interest in clean energy solutions and power grid independence through the launch of our forthcoming solar tonneau cover (Worksport SOLIS) and mobile battery generator system (Worksport COR). Our subsidiary, TerraVis Energy, is poised to revolutionize the local and global markets for efficient home and commercial heat pumps through its groundbreaking TerraVis Energy Aetherlux. This prototype heat pump, currently under rigorous development, showcases exceptional early test results that underscore its remarkable efficiency in heating and cooling across both extreme hot and cold climates.

Products

We offer soft- and hard-folding tonneau covers and energy products. Our soft covers have a patented quick latch system and UV-protected vinyl material. Our hard covers are made of ultra-thick, formed aluminum and have a low-profile design. Our upcoming energy products will include the SOLIS tonneau cover and COR energy storage system, which can be sold with a Maximum Power Point Tracking (MPPT) system. This kit converts pickup trucks into mobile microgrid power stations.

Worksport SOLIS

The SOLIS solar tonneau cover is the first folding solar tonneau cover, combining robust design and solar technology to provide up to 650 watts of clean energy. This innovative product not only protects your truck bed but also transforms any compatible pickup truck into a mobile power station. It is the perfect solution for pickup truck owners, outdoor enthusiasts, first responders, and worksites.

Worksport COR

The COR energy storage system (“COR”) is a portable power station designed to store and deliver power wherever needed. It can be mounted onto pickup truck beds and provide up to 4.5kWh of energy storage. A COR Pro unit allows for battery swapping without a drop in power output for 15 seconds at 2000W and can be used for various activities. It can be purchased separately or with the SOLIS tonneau cover and is Worksport’s first product in the energy storage market.

Amendment to Articles

On April 18, 2025, our Board of Directors (“Board”) and majority shareholder approved an amendment to our amended and restated articles of incorporation to increase the total number of authorized shares of capital stock from 30,900,000 to 55,000,000, consisting of an increase in the authorized number of shares of common stock from 29,900,000 to 45,000,000 and an increase in the authorized number of shares of preferred stock from 1,000,000 to 10,000,000. We will effect the Amendment following the expiration of the requisite waiting period pursuant to Schedule 14C of the Exchange Act for the consummation of a corporate action that was approved by a majority shareholder through written consent.

Split

On February 25, 2025, the Board approved a certificate of change to our Articles of Amendment to effect a reverse stock split of our issued and outstanding common stock. On March 5, 2025, our Board of Directors determined a final Split ratio of 1:10. In addition, the authorized number of shares of common stock will be proportionally reduced from 299,000,000 to 29,900,000 shares in connection with the Split.

On March 18, 2025, we effected a reverse stock split of our issued and outstanding common stock at a ratio of 1:10 and proportionally reduced the authorized number of shares of common stock from 299,000,000 to 29,900,000 shares in connection with the Split. Pursuant to the laws of the State of Nevada, shareholder approval was not required in order to effect the Split as the Board has the authority to effect a reverse stock split without shareholder approval if the number of authorized shares of common stock is proportionally reduced in connection with the reverse stock split. No fractional shares were issued as a result of the Split. Each fractional share was automatically rounded up to the next whole share.

The Split was effected in order for us to regain compliance with the minimum bid requirement under Nasdaq Listing Rule 5550(a)(2).

1

Recent Offerings

February 2025 Inducement Letter; New Warrants

On February 27, 2025, we entered into a common stock warrant exercise inducement offer letter (the “2025 Inducement Letter”) with a certain holder (the “Holder”) of existing warrants to purchase shares of our common stock at an exercise price of $5.198 per share, issued on May 29, 2024 (the “May 2024 Existing Warrants”), pursuant to which the Holder agreed to exercise for cash its May 2024 Existing Warrants to purchase an aggregate of 1,295,000 shares of our common stock at $5.198 per share, in consideration for our agreement to issue new warrants (the “2025 Inducement Warrants”), to purchase an aggregate of 1,424,500 shares of our common stock at an exercise price of $6.502 per share, subject to adjustment for stock splits, recapitalizations and reorganizations and beneficial ownership limitations as described therein. Each 2025 Inducement Warrant is exercisable six months after issuance, or August 27, 2025, until five and a half-year anniversary from the date of issuance. We received proceeds of $6,731,410 before deducting placement agent fees and other offering expenses payable by the Company upon the exercise of the May 2024 Existing Warrants. If all of the 2025 Inducement Warrants are exercised for cash, we will receive gross proceeds of approximately $9.3 million. We will file a registration statement on Form S-1 registering the shares of common stock issuable upon the exercise of the 2025 Inducement Warrants. The 2025 Inducement Warrants can be exercised on a cashless basis if there is not an effective registration statement effective or prospectus available for the shares of common stock underlying the such warrants. 402,001 shares that are issuable from the exercise of the May 2024 Existing Warrants are held in abeyance as of April 18, 2025.

ATM Offering

On November 5, 2024, we increased our at-the-market offering program, filing a prospectus supplement to register the sale of an additional $4,134,000 in shares of our common stock under the sales agreement with H.C. Wainwright & Co. As of the date of this filing, we sold approximately $5.9 million worth of shares of common stock pursuant to the sales agreement.

Offering to Chief Executive Officer

On November 19, 2024, our Chief Executive Officer and President, Steven Rossi, entered into a Stock Purchase Agreement, pursuant to which he acquired 3,334 shares of common stock at a purchase price of $7.50 per share, representing a 44% premium above the then-market price. The transaction was executed as a private placement, and the shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D. The proceeds from the sale, totaling approximately $25,000, were designated for working capital and general corporate purposes.

2024 Private Offering

On September 19, 2024, we entered into a Securities Purchase Agreement with an investor pursuant to which we issued and sold 95,000 shares of our common stock at a purchase price of $4.00 per share. As part of the agreement, we also issued warrants to purchase up to 190,000 shares of common stock at an exercise price of $4.00 per share, exercisable for a period of five years from the date of issuance. The warrants contain standard adjustment provisions for stock splits, recapitalizations and reorganizations and include beneficial ownership limitations to prevent the purchaser from exceeding certain ownership thresholds. The offering was conducted pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D pursuant to the purchaser’s representation as an accredited investor.

2024 Note

On September 4, 2024, we entered into a Credit and Security Agreement with a lender, pursuant to which we issued a $1,487,200 term promissory note (the “2024 Note”). The 2024 Note bears interest at the lesser of (i) the prime rate plus 7.00% per annum and (ii) the maximum rate allowed by law and is secured by a mortgage on the Company’s industrial equipment collateral. The repayment of the 2024 Note is structured in 155 weekly installments. In the event of default, the lender has the right to demand immediate repayment of the outstanding balance, including accrued interest, fees and all other amounts due under the agreement.

Revolving Financing and Assignment Agreement

On July 19, 2024, the Company, through its wholly-owned subsidiaries, Worksport New York Operations Corporation and Worksport USA Operations Corporation entered into a Revolving Financing and Assignment Agreement with Amerisource Funding, Inc. for a revolving credit facility of $6 million. The facility was used to refinance the Company’s mortgage on the Company’s West Seneca, New York property, with $937,000 remaining for future financing at the Company’s discretion. The agreement also includes a guaranty from the company and its subsidiary, as well as a security interest in certain assets and a springing lien on equipment not subject to the 2024 Note. The transaction closed on the same day and contains standard provisions for such deals.

May 2024 Inducement Letter; New Warrants

On May 29, 2024, we entered into an Inducement Letter with a certain investor who had purchased warrants on November 2, 2023 (the “Existing Warrants”), exercisable for 700,000 shares of our common stock for $13.40 per share. As part of the agreement, the investor exercised their Existing Warrants to buy 700,000 shares of our common stock at a reduced price of $5.198 per share. In consideration for the investor exercising the Existing Warrants, we issued the investor warrants (the “New Warrants”) to purchase 1,295,000 shares of our common stock for $5.198 per share, subject to adjustment for stock splits, recapitalizations, and reorganizations and beneficial ownership limitations as described therein (or via a cashless exercise in the event there is not a registration statement effective at the time of exercise). Each New Warrant is exercisable six months after issuance, or November 29, 2024, until five and a half-year anniversary from the date of issuance. We received net proceeds of $3,363,898, after deducting commissions and expenses, upon the exercise of the Existing Warrants. If all of the New Warrants are exercised for cash, we will receive gross proceeds of approximately $6.7 million. We filed a registration statement on Form S-1 (File No. 333-280676) registering the shares of common stock issuable upon the exercise of the New Warrants. The SEC declared the registration statement effective on July 12, 2024. The New Warrants can be exercised on a cashless basis if there is not an effective registration statement effective or prospectus available for the shares of common stock underlying the such warrants.

March 2024 Direct Offering and Concurrent Private Offering

On March 18, 2024, we entered into a securities purchase agreement (the “2024 Securities Purchase Agreement”) with a certain institutional investor (the “2024 Purchaser”) pursuant to which we sold, in a registered direct offering, an aggregate of (i) 237,224 shares (the “2024 Shares”) of common stock and (ii) 147,790 Pre-Funded Warrants (the “2024 Pre-Funded Warrants”) to purchase up to 147,790 shares of common stock (the “2024 Pre-Funded Warrant Shares”). The offering price per 2024 Share was $7.40, and the offering price per 2024 Pre-Funded Warrant was $7.399.

The 2024 Shares, the 2024 Pre-Funded Warrants and the 2024 Pre-Funded Warrants Shares were offered pursuant to our Form S-3 Registration Statement (File No. 333-267696) (the “Form S-3”) as supplemented by a prospectus supplement and accompanying base prospectus dated March 18, 2024, filed with the SEC on March 19, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act. The registered direct offering closed on March 20, 2024.

We received net proceeds of approximately $2.59 million from the offering, after deducting the estimated offering expenses payable by us, including the tail fees payable to Maxim Group LLC. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.

In a concurrent private placement, we issued the 2024 Purchaser warrants to purchase an aggregate of 770,027 shares of common stock for $7.40 per share. Under the warrants, we are obligated to register the shares underlying the warrants on a registration statement on Form S-3 (or other applicable form). If at the time, there is no effective registration statement available for the shares of common stock underlying the warrants, the warrants may be exercised via a “cashless exercise.” We will not receive any proceeds from any warrants exercised by a “cashless exercise.”

2

We registered the 770,027 shares of common stock underlying the warrants on a Form S-1 (333-278461) which was declared effective by the SEC on April 8, 2024.

November 2023 S-3 Shelf Bringdown

On November 2, 2023, we received net proceeds of approximately $4.26 million through a registered direct offering pursuant to which we issued 192,500 shares of common stock and 157,500 Pre-Funded Warrants to an institutional investor. Concurrently with the registered direct offering, we issued the same institutional investor 700,000 warrants in a private sale. The warrants are exercisable for 700,000 shares of common stock for $13.40 per share six months after issuance and until five and a half years from the issuance date, subject to beneficial ownership limitations as described in the warrants. The Company registered the 700,000 shares of common stock underlying the warrants on a Form S-1 (333-276241) which was declared effective by the SEC on December 29, 2023.

Recent Business Developments

The following highlights recent material developments in our business:

●	On February 13, 2025, we announced a strategic partnership with KULR Technology Group, Inc. (NASDAQ: KULR), focused on advancing battery technology and strengthening domestic manufacturing, including, without limitation, joint battery pack development, thermal runaway protection and AI-integrated battery management system software design.

●	On February 11, 2025, Worksport announced two major breakthroughs cold climate heat pump technology developed by its subsidiary, Terravis Energy. These breakthroughs eliminate the need of defrost cycles, a common heat pump drawback, and allow the heat pump (the AetherLux heat pump system) to operate in temperatures as low as -57°F, which is lower than the operating capabilities of commercially available heat pumps.

●	On January 28, 2025, we executed an agreement to appoint Coinbase as the official custodian for our cryptocurrency holdings.

●	On January 22, 2025, our subsidiary Terravis Energy announced two major technological advancements in heat pump technology, with commercial product launches anticipated in 2025.

●	On December 6, 2024, we announced a collaboration with Fox Business Network, which provided a live showcase of our upcoming product innovations. The event featured our SOLIS Solar Tonneau Cover, COR Battery Generator, and latest premium tonneau covers, generating substantial media exposure and reinforcing brand visibility among potential investors, customers, and industry stakeholders.

●	On December 5, 2024, we announced our decision to integrate Bitcoin and Ripple into our corporate treasury strategy, providing a hedge against inflationary risks and enhancing financial stability through diversified asset management.

●

On November 22, 2024, we announced a significant expansion in production capacity to accommodate the increasing demand for our SOLIS Solar Tonneau Cover and AL4 Premium Tonneau Cover. The expansion includes scaling manufacturing operations at our facilities, optimizing supply chain logistics, and enhancing production efficiency to meet growing customer orders.

●	In September and October 2024, we introduced new product models, including an innovative tonneau cover for the Rivian R1T and the HD3 Premium Tri-Fold Cover, an enhancement of our AL4 series. These new offerings strengthen our competitive position in the aftermarket automotive accessories segment, catering to a broader range of vehicle owners seeking high-quality, durable tonneau covers.

●	On October 3, 2024, we secured our first direct sales order from a U.S. government agency, marking a significant milestone in our B2B sales strategy. This initiative expands our commercial distribution network, opening new revenue channels with government agencies and fleet operators.

●	On September 30, 2024, we provided updates on our progress toward ISO 9000 certification, reinforcing our commitment to enhancing manufacturing quality and ensuring compliance with global production standards.

●	On July 11, 2024, we announced a new dealer portal, and provided an update on Worksport business-to-business sales. Visit www.worksportdealer.com for more information.

●	On June 26, 2024, we announced a development in our maximum power point tracking (MPPT) algorithm that greatly expands the compatibility and complementarity of our SOLIS Solar Tonneau Cover such that it can be used with a diverse array of portable power stations and power banks.

●	On June 20, 2024, we announced a record sales month for the Company, achieving $739,417 in single-month sales for May 2024 (unaudited). May 2024 sales were 332% higher than the monthly average of Q1 2024, underscoring Worksport’s rapidly growing sales trajectory.

●	On June 5, 2024, we announced the formation of a sales partnership with a prominent Midwest distributor within the automotive industry.

●	On May 29, 2024, we announced the issuance of a new utility patent from the United States Patent & Trademark Office related to our highly anticipated SOLIS Solar Tonneau Cover. The patent covers an innovative design that enhances the efficiency and energy capture capabilities of the SOLIS.

●	On May 8, 2024, we announced the awarding of a grant worth up to $2.8MM from the State of New York through its Excelsior Jobs Program for job creation and wage support. Combined with an electricity subsidy awarded through the New York Power Authority, these grants partially offset operational costs incurred as Worksport increases its manufacturing presence in New York.

●	On March 28, 2024, we announced receipt of solar panels required to begin production of the highly anticipated SOLIS Solar Tonneau Cover. This milestone marks a significant step forward, allowing the Company to begin initial production of the SOLIS Solar Tonneau Cover.

●	On February 23, 2024, we announced a new arrangement with Dix Performance North, Canada’s leading wholesaler of aftermarket car and truck products, for Dix to include our tonneau covers in their catalog. This strategic alliance is expected to make the Company’s range of covers widely available throughout Canada, accelerate our growth, and contribute to significant sales and revenue increases.

●	On February 7, 2024, we announced a collaboration with Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) pursuant to which we will use Infineon’s GaN power semiconductors GS-065-060-5-B-A in the converters for our portable power stations to increase efficiency and power density.

●	On January 3, 2024, we announced our strategic arrangement with NeuronicWorks Inc., a Toronto-based high-tech custom electronic product development and manufacturing company, to manufacture and assemble our COR battery system in preparation for the system’s anticipated Alpha release.

3

Manufacturing

Our manufacturing updates reflect our commitment to quality and expansion. We outsource the production of our soft tonneau covers to a facility in Foshan, China, which we began to utilize for increased output in late 2023. We have also diversified our list of raw material suppliers and, in May 2022, acquired and set up a state-of-the-art partially automated production facility in West Seneca, New York for domestic manufacturing. In 2023, we initiated early production of our first hard folding tonneau cover (made in the USA with domestic and foreign parts), the Worksport AL3 Pro; it is now in active production for most major makes and models of light trucks in North America. These updates demonstrate our dedication to meeting the growing demand for our products.

Intellectual Property

As of April 18, 2025, our patent portfolio consists of nineteen (19) issued utility patents and thirty-seven (37) pending utility patent applications in various jurisdictions worldwide. Our portfolio further includes twenty-three (23) design registrations and forty-two (42) pending design applications in various jurisdictions worldwide. We are also in the process of preparing and filing several other utility and design patent applications across relevant countries and jurisdictions.

As of April 18, 2025, the Company has forty (40) trademark registrations and ten (10) pending trademark applications in various jurisdictions worldwide.

Our Markets

We primarily compete in the Automotive Aftermarket Accessories and New Energy industries with a focus on the Tonneau Cover and Portable Power Station Markets.

Tonneau Cover Market

We offer various types of tonneau covers, primarily focusing on developing affordable and high-functioning soft and hard folding covers. The demand for pickup truck accessories is expected to grow, with electric pickup trucks gaining popularity. Our covers cater to the market for truck beds and utility modifications and are sold through various channels, including direct-to-consumer and retailer/dealer sales. The pickup truck market in North America is projected to see significant growth, and our SOLIS cover addresses the need for charging infrastructure for electric pickup trucks. The specialty automotive aftermarket is subject to consumer spending trends, which may affect sales of accessories like tonneau covers. Our covers are popular among pickup truck owners who use their vehicles for work, travel, outdoor recreation, and off-roading. They are sold through various channels, including online retailers and direct sales to consumers.

Portable Power Station Market

The Portable Power Station Market is a young and globalized industry. It is expected to grow from $4.49 billion to $6.13 billion by 2032 at a compound annual growth rate of 3.90%1. North America’s market is currently valued at $1.28 billion with a 3.8% compound annual growth rate2. When paired with the SOLIS cover, we believe the COR energy storage system will be unique in that it can be safely charged while in motion.

1Source: Precedence Research. Portable Power Station Market. Retrieved from https://www.precedenceresearch.com/portable-power-station-market

2Source: Market Research Future. Global Portable Power Station Market Research Report. 2023.

4

Distribution

Our tonneau covers are distributed through wholesalers, distributors, and online retail channels, including eBay, Amazon, Walmart, and our own e-commerce platform. We are also pursuing relationships with Original Equipment Manufacturers. Our customers include master warehouse distributors, big box stores, dealers, wholesalers, and retail end consumers.

Competition

Tonneau Cover Competitors

The Tonneau Cover market is dominated by RealTruck, but we compete with other brands as well, such as Truck Accessories Group, Agri-Cover, Truck Covers USA, and Paragon. We aim to gain market share by being independent, innovative, lean, and competitively priced. Our small sales and customer support teams focus on building strong relationships and enforcing MAP policies. Our SOLIS cover offers unique features and potential partnerships with electric truck manufacturers.

Portable Power Station Competitors

The Portable Power Station market is global and highly fragmented, with numerous competitors such as EcoFlow, Alpha ESS Co., Ltd., Anker Technology, and Bluetti. Our strategy is to focus on the COR Portable Power Station Product Line and offer modular batteries for consumers to customize their stored energy capacity and upgrade over time.

At Worksport, we differentiate ourselves from our competitors through innovation, quality, onshoring, and customer focus. We believe our unique selling propositions, such as the SOLIS solar tonneau cover and the COR portable power station, set us apart in the market by offering integrated solutions that address the growing demand for renewable energy and sustainable products. Unlike others, we have successfully leveraged cutting-edge technology to transform traditional pickup truck accessories into multifunctional tools that enhance the utility and efficiency of vehicles. Our commitment to sustainability is not just a business strategy but a core value that resonates with environmentally conscious consumers. Moreover, our agile business model and strategic partnerships enable us to quickly adapt to industry trends and consumer needs, ensuring we stay ahead of the curve. In a market dominated by conventional products, Worksport stands out as a forward-thinking brand that delivers innovative, high-quality solutions designed to meet the evolving demands of modern consumers and the environment.

Supply of Components

Our soft and hard tonneau cover production requires various components such as plastics, rubber, foam, aluminum, and metal. We have a diverse supplier network in countries like the United States, the People’s Republic of China, Romania, Spain, Turkey, and Canada. We are also expanding our supply chain to include countries like Malaysia, Hungary, Czech Republic, Estonia, Latvia, Slovakia, Bulgaria, Vietnam, Thailand, Poland, Finland, Italy, and Lithuania. We are actively reducing our reliance on countries with potential geopolitical risks.

Research and Development

We continually invest in research and development, acquiring new assets and developing unique tonneau cover designs and sustainable materials. Our recently announced partnership with KULR Group aims to develop technology that may be used in future generations of the COR. Our subsidiary, TerraVis Energy, Inc., is researching and developing green energy solutions, such as heat pump technologies, for homes and communities.

5

Going Concern

We have incurred significant losses since our inception and have generated only limited revenues. For the twelve months ended December 31, 2024, we had a net loss of $16,163,789. As of December 31, 2024, we had $4,883,099 in cash and cash equivalents and an accumulated deficit of $64,476,966. Since our inception in fiscal year 2014, we have never generated a profit.

These factors, among others, raise substantial doubt as to our ability to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate positive cash flows from operations and to secure additional sources of equity and/or debt financing. Despite our intention to fund operations through equity and debt financing arrangements, there is no assurance that such financing will be available on terms acceptable to the Company, if at all. See “Risk Factors—Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern” and “Management’s Discussion and Analysis of Financial Condition—Liquidity and Capital Resources.”

Summary of Risks Factors

Below is a summary of the numerous risks and uncertainties that you should consider before investing in our Company. Readers are encouraged to read the risk described under the “Risk Factors” section starting on page 11 of this offering circular as well as our other filings made with the SEC.

●	We have incurred losses in the past, our financial statements have been prepared on a going concern basis and we may be unable to achieve or sustain profitability in the future.

●	We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

●	We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our products and our business, prospects, financial condition, results of operations and cash flows.

●	Continued uncertain economic conditions, including inflation and the risk of a global recession could impair our ability to forecast and may harm our business, operating results, including our revenue growth and profitability, financial condition and cash flows.

●	We rely on two outsourced manufacturers for the production of our soft tonneau covers, which may hinder our ability to grow.

●	We rely on a small number of customers for the majority of our sales.

●	Our Chief Executive Officer and Chairman, Steven Rossi, has significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs.

●	Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Stock.

●	We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.

Our Corporate Information

Our principal corporate office and manufacturing, storage, and distribution facility is located at 2500 N. America Dr., West Seneca, NY 14224. Our main telephone number is (888) 554-8789, and our main website is www.worksport.com. The contents of our website are not incorporated by reference into this Offering Circular.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. Information on or accessed through our website or the SEC’s website is not incorporated into this Offering Circular.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this Offering Circular. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

6

Implications of Being a Controlled Company

Steven Rossi, our founder and Chief Executive Officer, currently owns 100% of our outstanding Series A Preferred Stock, which entitles him to 51% of the voting power of our outstanding voting equity. As a result, we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq-listed companies, and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board must be independent directors;
●	an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and
●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption either after or before we complete this Offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

7

OFFERING SUMMARY

Securities being offered

We are offering on a “best efforts” basis a maximum of up to 3,100,000 Units, with each Unit consisting of one (1) share of 8% Series C Preferred Stock and one (1) Warrant, to purchase one (1) share of Common Stock at a price of $4.50 per share of our Common Stock. We will not issue fractional shares. The Units will be sold at an offering price of $3.25 per Unit, for a maximum offering amount of $10,000,000 worth of Units. The offering statement of which this Offering Circular forms a part also relates to the 3,100,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and exercise of the Warrants, which convert at the option of the Series C Preferred shareholder and automatically convert on the date that is two (2) years from the final closing of this offering. The Warrants are exercisable within 36 months from the date of issuance. The Warrants will each be exercisable at a price of $4.50 for one (1) share of our Common Stock, subject to customary adjustment.

The 3,100,000 shares of Common Stock underlying the Series C Preferred Stock and the 3,100,000 shares of Common Stock issuable upon exercise of the Warrants are being qualified in this Offering.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of our Series C Preferred Stock, the Warrants and the Agent Warrants are immediately separable and will be issued separately, but will be purchased together as a unit in this Offering.

As of the date of this Offering Circular, we are authorized to designate up to 899,800 shares of preferred stock as Series C Preferred Stock. Prior to the qualification of the offering statement of which this Offering Circular forms a part, we will amend our amended and restated articles of incorporation to increase the total number of authorized shares of preferred stock in order to offer up to 3,100,000 Units to investors in this offering and file the Certificate of Designation of Series C Preferred Stock (the “Certificate of Designation”).

Minimum Initial Investment Amount or Shares Per Investor		$650, or 200 Units

Terms of Series C Preferred Stock	●	Ranking – The Series C Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock. The terms of the Series C Preferred Stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series C Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

	●	Liquidation Preference – The liquidation preference for each share of our Series C Preferred Stock is $3.25. Upon a liquidation, dissolution or winding up of our Company, holders of shares of our Series C Preferred Stock will be entitled to receive the liquidation preference with respect to their shares.

	●	Optional Conversion – At any time each share of our Series C Preferred Stock is convertible into one (1) share of our Common Stock at the option of the holder.

	●	Mandatory Conversion — At any time after issuance upon the occurrence of any of the following events, the Company shall have a right to direct the mandatory conversion of the Series C Preferred Stock: (i) a change in control, (ii) if the price of the Common Stock closes at or above $5.00 per share for 10 consecutive trading days, or (iii) if the Company consummates a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $5.00. In addition, on the date that is two (2) years from the final closing of this offering, any outstanding shares of Series C Preferred Stock will automatically convert into shares of Common Stock.

●

Further Issuances — The shares of our Series C Preferred Stock have no maturity date, and we will not be required to redeem shares of our Series C Preferred Stock at any time. Accordingly, the shares of our Series C Preferred Stock will remain outstanding indefinitely, unless the Series C Preferred Stock is converted into Common Stock.

●

Voting Rights — In the future, we may not authorize or issue any class or series of equity securities ranking senior to the Series C Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior equity securities) or amend our amended and restated articles of incorporation, as amended (whether by merger, consolidation, or otherwise), to materially, and adversely change the terms of the Series C Preferred Stock without the affirmative vote of at least a majority of the votes entitled to be cast on such matter by holders of our outstanding shares of Series C Preferred Stock, voting together as a class. Otherwise, holders of the shares of our Series C Preferred Stock will not have any voting rights.

Series C Preferred Stock Dividend Rate

We will pay cumulative dividends on the Series C Preferred Stock, when and as declared by the Board of Directors, at the rate of 8.00% of the $3.25 liquidation preference per share per year, for a period of two (2) years. Dividends will be paid in cash.

Dividends will be payable quarterly in arrears, on or about the 15th day of January, April, July and October, beginning on or about July 15, 2025; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the immediately preceding or next succeeding business day, and if paid on the next succeeding business day, no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to the next succeeding business day. Dividends will accumulate and be cumulative from, and including, the date of original issuance. Dividends on the Series A Preferred Stock will continue to accumulate whether or not (i) any of our agreements prohibit the current payment of dividends, (ii) we have earnings or funds legally available to pay the dividends, or (iii) our Board of Directors does not declare the payment of the dividends.

Terms of Warrants		The Warrants will be exercisable at any time from the date of issuance through the third anniversary from the date of issuance, unless earlier redeemed. The Warrants will be exercisable to purchase one share of our Common Stock at an exercise price of $4.50 per share.

8

Shares Outstanding Before This Offering	4,933,053 shares of common stock issued and nil shares of Series C Preferred Stock outstanding as of April 18, 2025.

Shares Outstanding After This Offering(1)	4,933,053 shares of common stock issued and outstanding, and 3,100,000 shares of Series C Preferred Stock issued and outstanding, assuming all of the securities being offered in this Offering are sold and no Warrants are exercised.

Minimum Number of Shares to Be Sold in This Offering	None.

Investor Suitability Standards	The Securities are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act. “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Termination of this Offering	This Offering will terminate at the earliest of (i) the date on which all of the shares being offered in this Offering, (ii) the date which is one year from this Offering being qualified by the SEC, and (iii) the date on which this Offering is earlier terminated by us, in our sole discretion. See “Plan of Distribution.”

Use of Proceeds	We will use the proceeds of this Offering for general corporate purposes, including working capital. See “Use of Proceeds.”

Risk Factors	An investment in the Securities involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the “Risk Factors” section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Securities.

Transfer Agent	Our transfer agent and registrar is Odyssey Trust Company (“Odyssey”), located at Stock Exchange Tower, 1230 – 300 5th Avenue SW Calgary, Alberta, T2P 3C4, with a telephone number of (888) 290-1175.

Ticker Symbol	Our common stock is listed on Nasdaq under the symbol “WKSP.”

No Public Market for the Series C Preferred Shares	There is no public market for the Series C Preferred Shares, and none is expected to develop. We do not intend to apply for the listing of the Series C Preferred Shares in this Offering on any stock exchange. Without an active trading market, the liquidity of the Series C Preferred Shares will be limited. See “Risk Factors—Risks Related to Series C Preferred Shares; There is no public market for the Series C Preferred Shares .”

(1)	Based on 4,933,053 shares of common stock issued and outstanding as of April 18, 2025. Excludes the following:

●	45,500 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2015 Equity Incentive Plan with a weighted exercise of $8.42 per share, of which a total of 45,500 option shares have vested;

●	18,500 shares of our common stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2021 Equity Incentive Plan with a weighted exercise of $7.27 per share, of which a total of 18,500 have vested;

9

●	175,686 shares of our Common Stock issuable pursuant to options granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan with a weighted exercise of $7.03 per share, of which a total of 58,505 option shares have vested;

●	30,000 shares of Common Stock underlying PSUs, granted pursuant to the Worksport Ltd. 2022 Equity Incentive Plan, of which 7,500 PSUs have vested;

●	271,217 shares of Common Stock underlying RSUs, of which 6,383 will vest between May 31, 2025 and August 31, 2026;

●	350,000 of our Common Stock issuable pursuant to options granted with a weighted exercise of $7.04 per share, of which a total of 70,000 option shares have vested;

●	60,000 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $40.00, expiring on December 31, 2026;

●	190,000 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $4.00, expiring on September 21, 2029;

●	770,026 shares of our Common Stock issuable upon the exercise of warrants issued with an exercise price of $7.40, expiring on September 20, 2029;

●	1,424,500 shares of Common Stock issuable upon the exercise of warrants issued in a warrant inducement on March 3, 2025 with an exercise price of $6.502 per share, expiring on August 27, 2030; and

●	402,001 shares of Common Stock held in abeyance that were issued in March 2025 from the exercise of warrants issued in May 2024.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Exchange Act. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our Section 13(a) reporting requirements.

10

RISK FACTORS

An investment in the Securities involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Securities. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We have not been profitable since our inception and have had limited revenue from our operations. As of December 31, 2024 and 2023, we had approximately $4.9 million and $3.4 million of cash and cash equivalents, respectively. During the years ended December 31, 2024 and 2023, we incurred a net loss of approximately $16.2 million and $14.9 million, respectively, and used cash in operating activities of approximately $10.1 million and $11.9 million, respectively. While we have historically been successful in raising capital to meet our working capital needs, our ability to continue raising such capital to enable the Company to continue its growth is not guaranteed. The Company’s continuation as a going concern is dependent upon its ability to generate positive cash flows from operations and to secure additional sources of equity and/or debt financing.

Our independent auditors have included an explanatory paragraph in their audit report included in this Offering Circular regarding the Company’s ability to continue as a going concern. This going concern risk may materially limit our ability to raise additional funds through the issuance of new debt or equity or may adversely affect the terms upon which such capital may be available. The inability to obtain sufficient financing on acceptable terms could have a material adverse effect on the Company’s financial condition, results of operations, and business prospects.

The Company is actively pursuing strategies to mitigate these risks, focusing on transitioning towards revenue generation from its existing product offerings and expanding its customer base. However, there can be no assurance that these efforts will prove successful or that the Company will achieve its intended financial stability. The failure to successfully address these going concern risks may materially and adversely affect the Company’s business, financial condition, and results of operations. Investors should consider the substantial risks and uncertainties inherent in the Company’s business before investing in the Company’s securities.

11

Our business, results of operations, and financial condition may be adversely impacted by the resurgence of the global COVID-19 pandemic or other pandemics.

A significant outbreak, epidemic or pandemic of contagious diseases in any geographic area in which we operate or plan to operate could result in a health crisis adversely affecting the economies and financial markets in which we operate as well as the overall demand for our products. In addition, any preventative or protective actions that governments implement or that we take in response to a health crisis, such as travel restrictions, quarantines, or site closures, may interfere with the ability of our employees, suppliers and customers to perform their responsibilities. Such results could have a materially adverse effect on our business.

While the immediate global impact of COVID-19 has diminished, the pandemic had resulted in structural changes in supply chains, labor markets and global economic conditions. Geopolitical conflicts, inflationary pressures and continued financial market volatility, worsened by the lingering effects of the pandemic, have attributed to business uncertainty and operational challenges.

We cannot predict the occurrence, duration, or scope of future COVID-19 resurgences or other pandemics, and we know from the COVID-19 pandemic that such events can have material impacts on supply networks, in-person labor availability and global financial markets volatility.

If another global health emergency occurs, it is likely to have the effect of heightening many of the other risks described in this “Risk Factors” section.

We will need additional financing in order to grow our business.

From time to time, in order to expand operations to meet customer demand, we will need to incur additional capital expenditures. These capital expenditures are intended to be funded from third party sources, including the incurring of debt and/or the sale of additional equity securities. In addition to requiring additional financing to fund capital expenditures, we may require additional financing to fund working capital, research and development, sales and marketing, general and administrative expenditures and operating losses. The incurrence of debt creates additional financial leverage and therefore an increase in the financial risk of our operations. The sale of additional equity securities will be dilutive to the interests of current equity holders. In addition, there can be no assurance that such additional financing, whether debt or equity, will be available to us or that it will be available on acceptable commercial terms. Any inability to secure such additional financing on appropriate terms could have a materially adverse impact on our business, financial condition and operating results.

We are a growth stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We have incurred net losses since our inception. We believe net operating losses will decrease or become net income in the near future as we ramp up sales of our soft covers and AL3 tonneau covers, although we do intend to concurrently invest further into research and development of our AL4 tonneau cover, SOLIS cover, and COR energy storage systems; the market releases for these additional product lines may occur later than we expect or not at all. We are unsure whether we will be profitable in the near future while we continue to ramp up our product offerings, bolster our sales channels, and increase output capacity, and we cannot assure you that we will ever achieve or be able to maintain profitability in the future. Even if we can successfully develop our additional products and attract customers, there can be no assurance that we will be financially successful. For example, as we expand our product portfolio, and expand internationally, we will need to manage costs effectively to sell those products at our expected margins. Failure to become profitable would materially and adversely affect the value of your investment. If we are ever to achieve profitability, it will be dependent upon the successful development and commercial introduction and acceptance of our consumer products and our services, which may not occur.

12

We have only sold tonneau covers, the market size of which is limited. Our long-term results depend upon our ability to successfully introduce and market new products, which may expose us to new and increased challenges and risks.

To date, we have only sold tonneau covers, the market size of which is limited. Our growth strategy depends, in part, on our ability to successfully introduce and market new products, such as our SOLIS cover and COR system, as well as develop new products. As we introduce new products or refine, improve or upgrade versions of existing products, we cannot predict the level of market acceptance or the amount of market share these products will achieve, if any. We cannot assure you that we will not experience material delays in the introduction of new products and services in the future. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for product refinement, research and development, and sales and marketing, which may not provide a return on investment in the event we fail to bring potential products to market. We will need additional capital for product development and refinement, and this capital may not be available on terms favorable to us, if at all, which could adversely affect our business, prospects, financial condition, results of operations, and cash flows. If we are unable to successfully introduce, integrate, and market new products and services, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our products and our business, prospects, financial condition, results of operations and cash flows.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Worksport brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Our ability to develop, maintain and strengthen our brand will depend heavily on our ability to provide high quality products and engage with our customers as intended, as well as depend on the success of our customer development and marketing efforts. The automobile accessory and parts industry is intensely competitive, and we may not be successful in building, maintaining and strengthening the Worksport brand. Many of our current and potential competitors have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition, results of operations and cash flows could be materially and adversely impacted.

In addition, we could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in our brand. In addition, from time to time, our products may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our products.

The US Central Bank has provided forward-looking guidance of high interest rates for the near future.

We may need to invest in additional machinery, equipment and land if demand for our products is higher than anticipated or if we secure a supplier deal with a major original equipment manufacturer (OEM). With high interest rates, it will be less financially attractive to finance such purchases, which may lead to an otherwise higher burn rate. High interest rates increase the amount that we must pay for our mortgage on our West Seneca, New York property. At the same time, it lowers the attractiveness of refinancing, despite the fact that our anticipated positive future cash flows would allow us to seek financing from a broader selection of lenders.

Continued uncertain economic conditions, including inflation and the risk of a global recession could impair our ability to forecast and may harm our business, operating results, including our revenue growth and profitability, financial condition and cash flows.

While U.S. inflation rates have come down from their 2022 highs, the U.S. economy is still experiencing higher than target inflation rates, and high inflation levels persist in many countries worldwide. Historically, we have not experienced significant inflation risk in our business. However, our ability to raise our product prices depends on market conditions, and there may be periods during which we are unable to recover increases in our costs fully. In addition, the global economy suffers from slowing growth and elevated interest rates, and many economists are still unsure whether a global recession may begin in the near future. If the global economy slows, our business would likely be adversely affected.

Also, a recession may result in job loss and lower discretionary funds among potential customers, lowering demand for automotive aftermarket accessories. Part of our consumer base for the SOLIS cover includes workers, particularly those in manufacturing and construction environments, who may have lower job security in the event of a recession and, thus, have lower demand for the SOLIS cover. Commercial real estate values may also decrease, which would lower the value of our production facility in West Seneca, New York.

13

Our business and operations would suffer in the event of computer system failures, cyberattacks or a deficiency in our cybersecurity or a natural disaster.

There are growing risks related to the security, confidentiality and integrity of personal and corporate information stored and transmitted electronically due to increasingly diverse and sophisticated threats to networks, systems and data security. Potential attacks span a spectrum from attacks by criminal hackers, hacktivists, and nation state or state-sponsored actors, to employee malfeasance and human or technological error. Cyberattacks against companies have increased in frequency and potential harm over time, and the methods used to gain unauthorized access constantly evolve, making it increasingly difficult to anticipate, prevent, and/or detect incidents successfully in every instance.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely (including our vendors, contractors and other third-party partners who process information on our behalf or have access to our systems), are vulnerable to damage from computer viruses, malware, ransomware, phishing attacks and other forms of social engineering, denial-of-service attacks, third party or employee theft or misuse and other negligent actions, natural disasters, terrorism, war, telecommunication and electrical failures, cyberattacks or cyber-intrusions over the internet, security incidents, disruptions, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims (including class claims) and liability, substantial remediation costs, regulatory enforcement, liability under data protection laws, additional reporting requirements and damage to our reputation, and the further development of our product candidates could be delayed.

The U.S. is in a state of low unemployment, and many companies that provide wage-based jobs are having trouble filling open positions.

We need to fill certain positions that do not require specialized knowledge or experience, and we offer competitive pay and benefits in order to attract people as we compete with other local businesses for employment. Competing with local businesses may delay hiring time as well as production scaling timelines. Offering more competitive compensation packages also reduces our potential profits and sets higher forward-looking compensation expectations.

We have demonstrated historical success in less capital-intensive manufacturing in China, but we have not demonstrated success in low-cost, domestic, highly capital-intensive manufacturing.

While we have begun manufacturing in our West Seneca production facility, we are still increasing manufacturing efficiencies by decreasing direct labor, overhead, materials, and scrap costs. Doing so currently demands manufacturing engineering resources, supply chain research, and purchasing negotiations. We may require the assistance of or rely on the availability of third parties to assist us in properly establishing improved processes due to a lack of in-house, capital-intensive domestic manufacturing experience. Lack of experience may create delays, cost inefficiencies in production scaling, and difficulty identifying necessary process improvements.

We may not be able to accurately estimate the demand for our tonneau covers, which could result in inefficiencies in our production and hinder our ability to generate revenue.

If we fail to predict our manufacturing requirements accurately, we will incur the risk of having to pay for production capacities that we reserved but will not be able to use or that we will not be able to secure sufficient additional production capacities at reasonable costs in the event product demand exceeds expectations. A single contract with an OEM or key distributor can significantly increase demand for our products, requiring investments in expanded operational capacity including personnel, equipment and potentially facilities.

14

Our future growth may be limited.

Our ability to achieve our expansion objectives and to manage our growth effectively depends upon a variety of factors, including our ability to internally develop products, to attract and retain skilled employees, to successfully position and market our products, to protect our existing intellectual property, to capitalize on the potential opportunities we are pursuing with third parties, and to acquire sufficient funding whether internally or externally. To accommodate growth and compete effectively, we will need working capital to maintain adequate inventory levels, develop additional procedures and controls and increase, train, motivate and manage our work force. There is no assurance that our personnel, systems, procedures and controls will be adequate to support our potential future operations. There is no assurance that we will generate higher revenues from our prospective sales partners nor be able to capitalize on additional third-party manufacturers.

We rely on two suppliers for the production of our outsourced soft tonneau covers, which may hinder our ability to grow.

We purchase all of our soft tonneau covers from two supplier sources in China. We carry significant strategic inventories of these finished goods to reduce the risk associated with this concentration of suppliers. Strategic inventories are managed based on demand. While we are now manufacturing hard tonneau covers in the United States, the loss of one or both of these suppliers or a delay in shipments could have a material adverse effect on our soft tonneau cover sales and business.

We rely on key personnel, especially Steven Rossi, our Chief Executive Officer, President and Chairman of the Board.

Our success also will depend in large part on the continued service of our key operational and management personnel, including executive staff, research and development, engineering, marketing and sales staff. Most specifically, this includes Steven Rossi, our President and Chief Executive Officer, who oversees the implementation of new products, key customer acquisition and retention, and our overall management and future growth. Any failure on our part to hire, train and retain a sufficient number of qualified professionals could impair our business.

We depend on intellectual property rights that may be infringed upon, and we may infringe upon the intellectual property rights of others.

Our success depends to a significant degree upon our ability to develop, maintain and protect proprietary products and technologies. However, patents provide only limited protection of our intellectual property. The assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and potentially expensive. We cannot provide assurance that patents will be granted with respect to our pending patent applications, that the scope of any patents we might obtain will be sufficiently broad to offer meaningful protection, or that we will develop additional proprietary products that are patentable. In fact, any patents which might issue from our patent applications pending with the United States Patent and Trademark Office could be successfully challenged, invalidated or circumvented. This could result in our pending patent rights failing to create an effective competitive barrier. Losing a significant patent or failing to get a patent issued from a pending patent application we consider significant could have a material adverse effect on our business.

15

We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.

Filing, prosecuting and defending patents covering our current and future product candidates and technology platforms in all countries worldwide would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection but where patent enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents, and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights, generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights worldwide may be inadequate to obtain a significant commercial advantage from the intellectual property we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Our patents might not protect our technology from competitors, in which case we may not have any exclusionary advantage over competitors in selling any products that we may develop.

Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent position, as well as our ability to maintain adequate intellectual property protection for our technologies, product candidates, and any future products in the United States and other countries. If we do not adequately protect our technology, product candidates and future products, competitors may be able to use or practice them and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent or in the same manner as U.S. laws, and we may encounter significant problems in protecting and defending our proprietary rights in these countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Certain aspects of our technologies are protected by patents, patent applications, and trade secrets. In addition, we have a number of new patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford us. Disputes may arise between us and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time- consuming, and there can be no assurance that we will be in a position, or deem it advisable, to carry on such a defense. A suit for patent infringement could result in increasing costs as well as delaying or halting development. Other private and public entities, including universities, may have filed applications for, may have been issued, or may obtain additional patents and other proprietary rights to technology potentially useful or necessary to us. We are not currently aware of any such patents, but the scope and validity of such patents, if any, and the cost and availability of such rights are impossible to predict.

16

Any trademarks we may obtain may be infringed or successfully challenged, resulting in harm to our business.

We expect to rely on trademarks as one means to distinguish our products from our competitors’ products. Once we select trademarks and apply to register them, our trademark applications may not be approved. Third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in a loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe on our trademarks, and we may not have adequate resources to enforce our trademarks.

Much of our intellectual property is protected as trade secrets or confidential know-how.

We consider proprietary trade secrets to be important to our business. This type of information must be protected diligently by us to protect its disclosure to competitors, since legal protections after disclosure may be minimal or non-existent. Accordingly, much of the value of this intellectual property is dependent upon our ability to keep our trade secrets.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party illegally obtained, and is using, trade secrets is expensive, time-consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

Failure to obtain or maintain trade secret protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of such trade secrets.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees, suppliers, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of suppliers, consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and employees.

Intellectual property rights do not necessarily address all potential threats to our business.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

●	others may be able to develop technologies that are similar to our technology platforms but that are not covered by the claims of any patents, should they issue, that we own or license;

●	we or our licensors might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or license;

●	we or our licensors might not have been the first to file patent applications covering certain aspects of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

17

●	it is possible that our pending patent applications will not lead to issued patents;

●	issued patents that we own or license may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

●	our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on our business.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our products or components, which could make it more difficult for us to operate our business. The automotive aftermarket has been characterized by significant litigation and other proceedings regarding patents, patent applications and other intellectual property rights. The situations in which we may become parties to such litigation or proceedings may include:

●	litigation or other proceedings we may initiate against third parties to enforce our patent rights or other intellectual property rights;

●	litigation or other proceedings we or our licensee(s) may initiate against third parties seeking to invalidate the patents held by such third parties or to obtain a judgment that our products do not infringe such third parties’ patents; and

●	litigation or other proceedings third parties may initiate against us to seek to enforce their patents and/or invalidate our patents.

If third parties initiate litigation claiming that our products infringe their patent or other intellectual property rights, we will need to defend against such proceedings.

The costs of resolving any patent litigation or other intellectual property proceeding, even if resolved in our favor, could be substantial. Many of our potential competitors will be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. In some instances, competitors may proceed with litigation or other proceedings pertaining to infringement of their intellectual property as a means to hinder or devaluate the target defendant company, with no intention of the matter being resolved in their favor. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other intellectual property proceedings may also consume significant management time and costs. Substantial additional costs may be evident in the event that litigation or other proceedings were initiated against us because we would have to seek legal defense or counsel in the province (Canada) or state (U.S.) where the litigation or legal proceedings were filed. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results.

Confidentiality agreements with employees and others may not adequately prevent the disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our employees, consultants, outsourced manufacturers and other advisors. These agreements may not effectively prevent the disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

18

There are risks associated with outsourced production that may result in a decrease in our profit.

The possibility of delivery delays, product defects and other production-side risks stemming from our use of outsourced manufacturers and suppliers cannot be eliminated. In particular, inadequate production capacity among outsourced manufacturers could result in us being unable to supply enough product amid periods of high product demand, the opportunity costs of which could be substantial.

We have competition for our market share which could harm our sales.

We participate in the automotive aftermarket equipment industry which is highly competitive for a relatively limited customer base. Companies that compete in this market include RealTruck (formerly Truck Hero), Truck Accessories Group, and Agri-Cover, Inc., among others. Many of our current competitors are significantly better funded and have longer operating histories than we do.

In addition, some of our competitors sell their products at prices lower than ours, and we compete primarily on the basis of product quality, features, value, service, and customer relationships. Our competitive success also depends on our ability to maintain a strong brand and the belief that customers will need our products and services to meet their growth requirements. Alternatively, in the case of generic competition, competitors’ products may be of equal or better quality and sold at substantially lower prices than our products. At times, competitors may also release a generic or re-branded version of a current and successful product at a substantially reduced price in efforts to increase revenues or market share. As a result, if we fail to maintain our competitive position, this could have a material adverse effect on our business, cash flow, results of operations, financial position and prospects.

We may not have sufficient product liability insurance to cover potential damages.

The existence of any defects, errors or failures in our products or the misuse of our products could also lead to product liability claims or lawsuits against us. While we had $5,000,000 in umbrella coverage on top of our $1,000,000 aggregate product liability coverage as of April 18, 2025, we have no assurance that this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available at economical prices, if at all. To that extent, product liability insurance is conditional and up for further investigation. A successful product liability claim could result in substantial costs for us. Even if we are fully insured as it relates to a claim, a claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and results of operations.

We may produce products of inferior quality which would cause us to lose customers.

Although we make an effort to ensure the high quality of our light truck tonneau cover products, they could from time to time contain defects, anomalies or malfunctions that are undetectable at the time of shipment. These defects, anomalies or malfunctions could be discovered after our products are shipped to customers, resulting in the return or exchange of our products, customers’ claims for compensatory damages or discontinuation of the use of our products, which could negatively impact our operating results. We do not presently have product recall (or similar function) insurance that protects a company against broad-scale product manufacturing defects, engineering defects and the costs related to a broad product recall such as shipping, replacement or repairs. Even if in place, there is no guarantee that the full costs of any reimbursements or claims, lawsuits or litigation would be covered by such insurance.

Geopolitical conditions, including direct or indirect acts of war or terrorism, could have an adverse effect on our operations and financial results.

Geopolitical conditions, including but not limited to acts of war, terrorism, political and social instability, may negatively impact our business operations and financial performance. Our business activities could face interruptions due to such unpredictable geopolitical events. Notably, the recent escalation of military conflict by Russia in Ukraine in February 2022, the internal conflict within Sudan that erupted in April 2023 between the Rapid Support Forces and the Sudanese Armed Forces, and the conflict initiated by Hamas against Israel in October 2023, leading to a war in Gaza, have all contributed to a tense geopolitical climate. This tension has also encouraged Houthi attacks on commercial vessels in the Red Sea and hindered diplomatic efforts in the Middle East. Moreover, ongoing conflicts in regions such as Ethiopia and Myanmar further underscore the global nature of these geopolitical risks.

19

In reaction to the invasion of Ukraine by Russia, the United States along with several other nations have enforced substantial sanctions and export controls on Russia and Belarus, as well as on certain individuals and enterprises linked to their political, commercial, and financial sectors. There is a possibility that additional sanctions, trade restrictions, and retaliatory measures may be adopted should these conflicts persist or escalate. The full ramifications of these and other global conflicts are challenging to predict but may lead to increased geopolitical tension, regional instability, shifts in geopolitical alliances, cyber threats, or interruptions in energy exports. These outcomes could have a considerable negative effect on international trade, currency exchange rates, regional economies, and the global economic landscape.

Given these uncertainties, it is difficult to ascertain the full impact these geopolitical developments may have on our Company. However, it is anticipated that such conflicts and the resultant responses could elevate our operational costs, disrupt our supply chain, diminish our sales and profits, hinder our ability to secure additional funding on favorable terms, or adversely affect our overall business health and operational results.

We currently, and may in the future, have assets held at financial institutions that may exceed the insurance coverage offered by the Federal Deposit Insurance Corporation (“FDIC”), the loss of such assets would have a severe negative effect on our operations and liquidity.

We may maintain our cash assets at certain financial institutions in the U.S. in amounts that may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. In the event of a failure of any financial institutions where we maintain our deposits or other assets, we may incur a loss to the extent such loss exceeds the FDIC insurance limitation, which could have a material adverse effect upon our liquidity, financial condition and our results of operations.

Risks Associated with Manufacturing in China

Evolving U.S. trade regulations and policies with China may in the future have a material and adverse effect on our business, financial condition and results of operations.

Our soft tonneau covers and some raw materials are sourced from China. The U.S. government has recently imposed a 10% tariff on imports from China, and there is an increasing risk of further tariff increases. Any restrictions or tariffs imposed on products that we or our suppliers import for sale or production in the United States would adversely and directly impact our cost of goods sold and could force us to seek alternative suppliers, which may not be as cost effective or readily available. In addition, changes in U.S. trade regulations and policies could have an adverse impact on trade relations between the United States and certain foreign countries, which could materially and adversely affect our relationships with our international suppliers and reduce the supply of goods available to us. Further, we cannot predict the extent to which the United States will adopt changes to existing trade regulations and policies, which creates uncertainties in planning our sourcing strategies and forecasting our margins. To mitigate this risk, we and our manufacturing partner for the COR energy storage system are actively exploring U.S. production options for 2026 and 2027. However, transitioning to domestic production may involve significant costs, regulatory approvals and operational challenges, and there is no guarantee that it will be operational in the anticipated timeframe. If additional tariffs are imposed on our products, or other retaliatory trade measures are taken, our costs could increase, and we may be required to raise our prices, which could materially and adversely affect our results. In addition, extended trade tensions and regulatory uncertainties may disrupt our supply chain, delay production or negatively impact our ability to compete in the market.

There are risks associated with outsourced production in China and their laws which may have a material adverse effect on our financial stability.

We have historically purchased all our soft tonneau cover finished goods from two suppliers in China. Changes in Chinese laws and regulations, or their interpretation, or the imposition of confiscatory taxation or restrictions are matters over which we have no control. While the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization, there is no assurance that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

20

For example, the Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited and, in turn, our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our business ventures with Chinese manufacturers and suppliers are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.

Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and, without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations in such guises as currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises.

In that context, we may have to evaluate the feasibility of acquiring alternative or fallback manufacturing capabilities to support the production of our existing and future soft tonneau cover products. Such a development could adversely affect our cost structure inasmuch as we would be required to support sales at an acceptable cost and might have relatively limited time to adapt. We have not manufactured our own soft tonneau covers in the past and are not planning to do so in the short term. That is because developing these technological capabilities and building or purchasing a facility will increase our expenses with no guarantee that we will be able to recover our investment in our manufacturing capabilities.

We engage in cross-border sales transactions which present tax risks among other obstacles.

Cross-border sales transactions carry a risk of changes in import tax and/or duties related to the import and export of our product, which can result in pricing changes, which will affect revenues and earnings. Cross-border sales transactions carry other risks including, but not limited to, changing regulations, wait times, customs inspection and lost or damaged product.

We are subject to foreign currency risk which may adversely affect our net profit.

We are subject to foreign exchange risk as we manufacture our products in China, market extensively in both Canadian and U.S. markets, and employ people residing in both the U.S. and Canada. Meanwhile, we report results of operations in U.S. Dollars (USD or US$). Since our Canadian customers pay in Canadian Dollars, we are subject to gains and losses due to fluctuations in the USD relative to the Canadian Dollar. While having our soft tonneau covers manufactured in China, our manufacturers are paid in USD to better avoid the relatively greater fluctuation of the Chinese Yuan (RMB). Any large fluctuations in the exchange between the RMB and USD may cause product costs to increase, therefore affecting revenues and profits, potentially adversely.

Our bitcoin acquisition strategy may expose us to various risks associated with bitcoin.

Our bitcoin acquisition strategy may expose us to various risks associated with bitcoin, including the following:

Bitcoin is a highly volatile asset. Bitcoin is a highly volatile asset that has traded below $38,000 per bitcoin and above $108,000 per bitcoin on Coinbase in the 12 months preceding the date of this Offering Circular. The trading price of bitcoin was significantly lower during prior periods, and such decline may occur again in the future.

Bitcoin does not pay interest or dividends. Bitcoin does not pay interest or other returns and we can only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.

21

Our bitcoin acquisition strategy has not been tested. This bitcoin acquisition strategy has not been tested. Although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our bitcoin acquisition strategy or actions we undertake to implement it. If bitcoin prices were to decrease or our bitcoin acquisition strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our common stock would be materially adversely impacted.

We will be subject to counterparty risks, including in particular risks relating to our custodians. Although we intend to implement various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the bitcoin we may own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such bitcoin and this may ultimately result in the loss of the value related to some or all of such bitcoin. Even if we are able to prevent our bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of our common stock.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of bitcoin. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. Any similar bankruptcies, closures, liquidations and other events may not result in any loss or misappropriation of our intended bitcoin holdings, or adversely impact our access to our bitcoin holdings. Or, any such bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry may negatively impact the adoption rate, price, and use of bitcoin, limit the availability to us of financing collateralized by bitcoin, or create or expose additional counterparty risks.

Changes in the accounting treatment of our bitcoin holdings could have significant accounting impacts, including increasing the volatility of our results. In December 2023, the FASB issued ASU 2023-08, which upon our adoption will require us to measure in-scope crypto assets (including our bitcoin holdings) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our bitcoin holdings. The standard is effective for our interim and annual periods beginning January 1, 2025, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which we adopt the guidance. Due in particular to the volatility in the price of bitcoin, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, increase the volatility of our financial results, and affect the carrying value of our bitcoin on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of our common stock. Additionally, as a result of ASU 2023-08 requiring a cumulative-effect adjustment to our opening balance of retained earnings as of the beginning of the annual period in which we adopt the guidance and not permitting retrospective restatement of our historical financial statements, our future results will not be comparable to results from periods prior to our adoption of the guidance.

22

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Changes in our ownership of bitcoin could have accounting, regulatory and other impacts. While we currently intend to own bitcoin directly, we may investigate other potential approaches to owning bitcoin, including indirect ownership (for example, through ownership interests in a fund that owns bitcoin). If we were to own all or a portion of our bitcoin in a different manner, the accounting treatment for our bitcoin, our ability to use our bitcoin as collateral for additional borrowings, and the regulatory requirements to which we are subject, may correspondingly change. For example, the volatile nature of bitcoin may force us to liquidate our holdings to use it as collateral, which could be negatively effected by any disruptions in the crypto market, and if liquidated, the value of the collateral would not reflect potential gains in market value of bitcoin, all of which could negatively affect our business and implementation of our bitcoin strategy.

We will have broad discretion in how we use the net proceeds of this Offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Although we currently intend to use the net proceeds from this Offering in the manner described in the section entitled “Use of Proceeds” in this Offering Circular, we will have considerable discretion in the application of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our shareholders. The failure by our management to apply these funds effectively, including in our pursuit of our new bitcoin acquisition strategy, could result in financial losses that could cause the price of our common stock to decline and delay the development of additional products and services. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this Offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We may use the net proceeds from this Offering to purchase bitcoin, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from this Offering to purchase bitcoin. Bitcoin is a highly volatile asset that has traded below $38,000 per bitcoin and above $108,000 per bitcoin on Coinbase in the 12 months preceding the date of this Offering Circular. More recently, between September 2024 and November 2024, bitcoin has traded above $108,000 per bitcoin and below $54,000 per bitcoin on Coinbase. In addition, bitcoin does not pay interest or other returns and so ability to generate a return on investment from the net proceeds from this Offering will depend on whether there is appreciation in the value of bitcoin following our purchases of bitcoin with the net proceeds from this Offering. Future fluctuations in bitcoin trading prices may result in our converting bitcoin purchased with the net proceeds from this Offering into cash with a value substantially below the net proceeds from this Offering.

Bitcoin, XRP and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

Bitcoin, XRP and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For example, the U.S. executive branch, the SEC, the European Union’s Markets in Crypto Assets Regulation, among others have been active in recent years, and in the U.K., the Financial Services and Markets Act 2023, or FSMA 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and bitcoin specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock.

23

Moreover, the risks of engaging in a bitcoin treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term.

Because bitcoin has no physical existence beyond the record of transactions on the bitcoin blockchain, a variety of technical factors related to the bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Similarly, the open-source nature of the bitcoin blockchain means the contributors and developers of the bitcoin blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the bitcoin blockchain could adversely affect the bitcoin blockchain and negatively affect the price of bitcoin.

Recent actions by U.S. banking regulators have reduced the ability of bitcoin-related services providers to gain access to banking services and liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.

Regulatory change reclassifying bitcoin or XRP as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our common stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this Offering Circular.

While senior SEC officials have stated their view that bitcoin is not a “security” for purposes of the federal securities laws, and that XRP is not a “security” in connection with secondary transactions, a contrary determination by the SEC could lead to our classification as an “investment company” under the 1940 Act, if the portion of our assets consists of investments in bitcoins exceeds 40% safe harbor limits prescribed in the 1940 Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

24

We monitor our assets and income for compliance under the 1940 Act and seek to conduct our business activities in a manner such that we do not fall within its definitions of “investment company” or that we qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. If bitcoin or XRP is determined to constitute a security for purposes of the federal securities laws, we would take steps to reduce the percentage of bitcoins and XRP, as applicable, that constitute investment assets under the 1940 Act. These steps may include, among others, selling bitcoins that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our bitcoins at unattractive prices. We may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, and if bitcoin is determined to constitute a security for purposes of the federal securities laws, then we would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of bitcoin or XRP and in turn adversely affect the market price of our common stock.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As bitcoin, XRP and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For examples, see “—Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty” above.

If bitcoin or XRP is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock. See “—Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our common stock” above. Moreover, the risks of us engaging in a bitcoin treasury strategy have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Our intended bitcoin holdings may be less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the bitcoin and XRP markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, bitcoin we may hold with our custodians and transact with our trade execution partners may not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin or XRP, enter into additional capital raising transactions using bitcoin or XRP as collateral, or otherwise generate funds using our bitcoin or XRP holdings, or if we are forced to sell our bitcoin or XRP at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

25

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin and XRP trading venues, bitcoin and XRP trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin and XRP trading venues and adversely affect the value of our bitcoin and XRP.

Bitcoin and XRP trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many bitcoin and XRP trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin and XRP trading venues, including prominent exchanges that handle a significant volume of bitcoin and XRP trading and/or are subject to regulatory oversight, in the event one or more bitcoin and XRP trading venues cease or pause for a prolonged period the trading of bitcoin, XRP or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived false trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin. Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. The price of our common stock may be affected by the value of our bitcoin holdings, the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the market price of our common stock.

26

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin or XRP, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.

Currently, we intend to hold any bitcoin and XRP we may own, in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our bitcoin and XRP. Bitcoin, XRP and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader bitcoin blockchain ecosystem or in the use of the bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to bitcoin and XRP, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the bitcoin industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

The acceptance of blockchain and digital assets as payment on our platform introduces significant risks, including, without limitation, regulatory uncertainty, market volatility, and operational challenges.

Digital assets are subject to evolving legal and regulatory frameworks in the U.S. and internationally. Any change in laws regulating or enforcement actions pertaining to digital assets may restrict the use of these assets, including bitcoin and XRP, expose us to penalties and increase compliance costs, among other things. In addition, the value of digital assets is highly volatile and may fluctuate due to market dynamics, macroeconomic factors or technical vulnerabilities, potentially reducing their liquidity and utility as a payment method.

Our ability to convert digital asset payments into fiat currency may be impaired during periods of market instability, while funds stored in digital assets lack protections offered by institutions such as the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. The integration of blockchain payment systems may expose us to risks of cyberattacks, fraud, or technical failures, potentially resulting in financial losses or reputational damage. The limited familiarity of consumers and institutions with digital assets may also hinder adoption and increase operational costs, while evolving tax obligations and reporting requirements related to digital asset transactions might create additional issues and risks relating to compliance. These factors may negatively affect our business, financial condition and results of operations.

27

The uncertainty of the effect of repealing existing regulations may adversely affect our business operations and financial condition.

On January 31, 2025, an executive order was signed requiring federal agencies to repeal at least 10 existing regulations for every new regulation enacted. This order introduces significant regulatory uncertainty that may affect us, as agencies may delay rulemaking, eliminate critical compliance guidelines or reduce enforcement mechanisms relating to standards and requirements regarding the manufacturing and sale of our products. The impact of this order could be substantial as regulatory agencies may face internal constraints when implementing new rules, leading to uncertain compliance expectations, potential gaps in oversight and inconsistent enforcement of industry standards.

In addition, extended approval timelines for any product certifications and safety compliance reviews may disrupt product launches, supply chain planning and market expansion strategies. The uncertainty surrounding which regulations will be repealed or retained may also affect strategic partnerships with automobile companies, corporate sustainability goals and investor confidence. We may need to allocate additional resources to regulatory monitoring, compliance adaptation and risk mitigation strategies, further increasing operational costs and potentially reducing profitability.

If agencies fail to provide clear guidance on the implementation of this executive order, our business may experience compliance ambiguity, leading to potential litigation risks, regulatory penalties or costly operational adjustments, which could adversely affect our business operations and financial condition.

Risks Related to this Offering and the Ownership of Our Securities

Purchasers in this Offering may suffer dilution.

Since no common stock is being issued at the closing of this Offering, there is no immediate dilution to existing shareholders as a result of this Offering. If and when any shares of Series A Preferred Stock is converted or any of the Warrants are exercised, the conversions and exercises, as applicable, may result in dilution to existing shareholders. The extent of any dilution will depend on the timing, terms and pricing of any conversions or exercises.

28

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this Offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this Offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. In addition, holders of Series C Preferred Shares may have preferences that impact the rights of Common Stock holders, including dividend or liquidation preferences. The price per share at which we sell additional shares of our common stock, Series C Preferred Shares or other securities convertible or exchangeable into our common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this Offering.

Holders of Series C Preferred Shares and the Warrants may have limited liquidity and may be unable to sell their securities at desired prices.

There is no guarantee that a liquid market will develop for the Series C Preferred Shares. Unlike common stock, which is listed on Nasdaq, the Series C Preferred Shares may not have an active trading market, and investors may experience difficulty selling their shares or may be forced to sell at a discount. The absence of a liquid trading market may significantly impair an investor’s ability to sell Series C Preferred Shares at a favorable price or at all.

In addition, there is no public trading market for the Warrants offered in this Offering, and we do not expect one to develop. We do not intend to list the Warrants on The Nasdaq Capital Market or any other national securities exchange or trading system, further limiting their liquidity. Without an active trading market, the liquidity of the Warrants will be limited.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Provisions of the Warrants offered pursuant to this Offering Circular could discourage an acquisition of us by a third-party.

Certain provisions of the Warrants offered pursuant to this Offering Circular may make it more difficult or expensive for a third-party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants could prevent or deter a third-party from acquiring us even where the acquisition could be beneficial to you.

Holders of the Warrants will have no rights as holders of Common Stock until they exercise their Warrants and acquire Common Stock.

Until holders of Warrants acquire shares of Common Stock upon exercise of the Warrants, the holders of Warrants will have no rights with respect to the shares of our Common Stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the exercise date.

Holders of Series C Preferred Shares may be subject to limitations on dividends, redemptions or conversions.

While holders of Series C Preferred Shares may have dividend rights or conversion features, these rights may be subject to restrictions, including limitations on payment of dividends if the company lacks sufficient earnings or cash flow, or restrictions imposed by debt covenants. Furthermore, any future redemption or conversion rights may be subject to company discretion, Nasdaq limitations or regulatory restrictions.

This is a “best efforts” offering; no minimum amount of Securities is required to be sold, and we may not raise the amount of capital we believe is required for our business.

There is no required minimum number of Securities that must be sold as a condition to completion of this Offering. Because there is no minimum offering amount required as a condition to the closing of this Offering, the actual offering amount, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this Offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to pursue the business goals outlined in this Offering Circular. If a substantial number of securities remain unsold, it may impact our ability to fulfill dividend obligations or other contractual obligations associated with the Series C Preferred Shares. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of the Securities offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this Offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this Offering.

There is no escrow account in connection with this Offering.

This Offering does not involve the use of an escrow account to hold investor funds until a specified condition, such as reaching a minimum offering amount, is met. Consequently, all funds received from investors will be immediately available for the Company’s use regardless of the total amount raised during the offering period. This arrangement means that investors’ capital is immediately at risk, as there is no safeguard to ensure that a certain level of funding is achieved before the funds are utilized by the Company. The absence of an escrow account increases the risk to investors, as their investment will not be returned in the event that the offering fails to attract sufficient interest to meet the Company’s stated business objectives. Investors should be aware that their funds may be used by the Company without any guarantee that the company will be able to implement its business plan or achieve its goals, which could potentially lead to the loss of their entire investment.

Our management will have broad discretion over the use of the net proceeds from this Offering.

This Offering grants our management broad discretion in the application of the net proceeds. There are no contractual restrictions on how the management can allocate the net proceeds from this Offering, which may be used at their discretion for general corporate purposes, including but not limited to, working capital, operational expenses, expansion of our business, and repayment of debt. While management intends to use the net proceeds in a manner that furthers our business objectives and maximizes the value for our investors, investors will have limited visibility into the specific uses of the net proceeds. This wide-ranging discretion allows management to allocate funds to areas that investors might not deem a priority or in their best interest. Consequently, the success of the investment is substantially dependent on the judgment of our management with regard to the application of the net proceeds. Investors should be aware that the broad discretion in the use of proceeds increases the risk of their investment, as it may reduce the ability to assess the viability and potential return of the investment. See “Use of Proceeds.”

29

We have a large number of authorized but unissued shares of our common stock and of our Series C Preferred Shares which will dilute existing ownership positions when issued.

As of April 18, 2025, our authorized capital stock consists of 29,900,000 shares of common stock, of which 4,933,053 shares were issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which approximately 100,000 shares of Series A Preferred Stock and 100 shares of Series B Preferred Stock remain available for issuance. At the time the Amendment is effective, we will have a total of 55,000,000 shares of capital stock authorized, consisting of 45,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our authorized shares of Series C Preferred Shares allow the Board discretion in future issuances that may dilute existing holders or alter their rights. Our management will continue to have broad discretion to issue shares of our common stock and Series C Preferred Shares in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval unless stockholder approval is required under law or the rules of Nasdaq or any other trading market on which our common stock may be listed. If our management determines it is appropriate to issue shares of our common stock or Series C Preferred Shares from the large pool of authorized but unissued shares for any purpose in the future and is not required to obtain stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction. In addition, as of April 18, 2025, there were 3,246,130 shares of Common Stock underlying outstanding options, warrants, restricted stock units and performance stock units. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders subject to compliance with any applicable listing rules of Nasdaq.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of the Securities

Our common stock has experienced, and is likely to experience, significant price and volume fluctuations in the future, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

An investment in our Securities is speculative, and there can be no assurance of any return on any such investment.

Investors are cautioned that an investment in the Securities offered hereby is highly speculative and involves a significant degree of risk. The success of our business and the ability to achieve our business goals and objectives, as outlined in this Offering Circular, are subject to numerous uncertainties, contingencies, and risks. The Securities should be purchased only by persons who can afford the loss of their entire investment. The speculative nature of this investment is compounded by various factors, including, but not limited to, the absence of a minimum offering amount, the immediate use of proceeds without the safeguard of an escrow account, and the broad discretion of management in the use of net proceeds. As such, there is no assurance that investors will realize a return on their investment or that they will not lose their entire investment. Potential investors should carefully consider whether such a speculative investment is suitable for their financial situation and investment objectives before purchasing Securities.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities, and, in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding, and our ability to secure new sources of funding could be impaired.

Our Chief Executive Officer and Chairman, Steven Rossi, has significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs.

Steven Rossi currently owns 100% of our outstanding Series C Preferred Shares, which entitles him to 51% of the voting power of our outstanding voting equity. Subject to any fiduciary duties owed to our other stockholders under Nevada law, Mr. Rossi is able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have some control over our management and policies. Mr. Rossi may have interests that are different from yours. For example, Mr. Rossi may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of our Company or otherwise discourage a potential acquirer from attempting to obtain control of our Company, which in turn could reduce the price of our stock. In addition, Mr. Rossi could use his voting influence to maintain our existing management and directors in office, delay or prevent changes in control of our Company, or support or reject other management and Board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

30

We have identified material weaknesses in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected.

As we disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, we disclose that our management has assessed and identified several material weaknesses in our internal controls over financial reporting (“ICFR”) and concluded that our IFCR was not effective as of December 31, 2024. The material weaknesses included our failure to design written policies and procedures at a sufficient level of precision to support the operating effectiveness of the controls to prevent and detect potential errors. We also did not maintain adequate documentation to evidence the operating effectiveness of certain control activities. Lastly, we did not maintain appropriate access to certain systems and did not maintain appropriate segregation of duties related to processes associated within those systems.

Although we have taken several steps to remediate the material weaknesses in our IFCR and continue to do so, there can be no assurances given that our actions will be effective. Any continued failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock.

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

As a public company in the United States, we face increased legal, accounting, administrative and other costs and expenses. We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley-Act”). The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes- Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. For example, Section 404 requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock. Any continued failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, particularly if we become fully subject to Section 404 and its auditor attestation requirements, which will increase costs, and evaluate the costs of our current service providers. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time- consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. A number of those requirements will require us to carry out activities we have not done previously. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

31

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

New laws, regulations, and standards relating to corporate governance and public disclosure may create uncertainty for public companies, increase legal and financial compliance costs and make some activities more time consuming.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, may evolve over time as new guidance is provided by the courts and other bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

As a “smaller reporting company” under applicable law, we are subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are permitted to comply with reduced disclosure obligations in our SEC filings compared to larger public companies. This includes, but is not limited to, simplified executive compensation disclosures, reduced financial statement requirements, and less stringent narrative disclosure obligations. While these scaled disclosure requirements may reduce the burden on us and provide some cost savings, investors should be aware that they may also receive less information about the Company than they would from a larger public reporting company. The designation as a smaller reporting company and the accompanying reduced disclosure requirements could make it more difficult for investors to fully assess the value and risks of an investment in our securities. Consequently, the designation as a smaller reporting company under the SEC rules increases the risk to investors, as it may limit the amount of publicly available information to assess the Company’s performance, prospects, and financial health. Potential investors should consider the implications of these reduced disclosure requirements when making an investment decision.

If research analysts do not publish research about our business, or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our securities may depend in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if any of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of our research analysts ceases to cover our business or fails to publish reports on us regularly, demand for our securities could decrease, which could cause the price of our common stock or trading volume to decline.

32

Anti-takeover provisions under our Articles of Incorporation and Bylaws and Nevada law, could discourage, delay or prevent a change of control of our Company and may affect the trading price of our common stock.

As a corporation incorporated and domiciled in Nevada, our operations are subject to the corporate governance and takeover provisions of Nevada’s corporate law, which could deter takeover attempts that might benefit our stockholders. Nevada law includes provisions that could have the effect of delaying, deferring, or preventing a change in control of our Company, even if such a change in control would be beneficial to our stockholders. For example, Nevada law provides for the regulation of acquisitions of certain Nevada corporations, which could prohibit or delay acquisitions of our Company by other entities. Additionally, our amended and restated articles of incorporation, as amended (“Articles of Incorporation”) and amended and restated bylaws (“Bylaws”) authorizes the Board to increase the size of the board and fill any board vacancies until the next annual stockholders meeting, and limited who may call a special meeting of stockholders, that could make more difficult the acquisition of our Company by means of a tender offer, a proxy contest, or other means. These provisions may prevent our stockholders from receiving a premium for their shares in the event of a takeover that our board of directors does not approve. While these provisions can provide stability and continuity in the management and policies of our Company, they may also discourage transactions that could offer our stockholders the opportunity to sell their shares at a price above the prevailing market rate. Investors should be aware that these provisions could limit their ability to benefit from potential acquisition premiums, mergers, or other transactions aimed at a change in control of our Company, which could affect the value of their investment.

Also, our Articles of Incorporation include provisions that allow for the issuance of “blank check” preferred stock, which grants our board of directors the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof without further vote or action by the stockholders. The rights of these preferred shares could include, among others, dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences. This ability to issue blank check preferred stock could affect the rights of holders of our common stock by diluting the current ownership interests of our common stockholders, potentially diluting their vote and possibly not providing them the opportunity to vote on certain corporate actions where preferred stockholders receive exclusive rights to vote. Moreover, the issuance of preferred stock could be used as a method to discourage, delay, or prevent a change in control of the Company, including transactions that may be considered beneficial by some stockholders. The potential issuance of preferred stock with preferential rights could decrease the amount of earnings and assets available for distribution to holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. In effect, the issuance of blank check preferred stock could increase the risk to common stockholders by allowing our board of directors to issue preferred stock that could reduce the value of our common stock, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock. Potential investors should be aware that if blank check preferred stock is issued, it could have a negative impact on their investment, including dilution of their investment and loss of control over corporate decisions.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate declaring or paying any cash dividends in the foreseeable future. Instead, we plan to retain all available funds and any future earnings to support operations and finance the growth and development of our business. This reinvestment strategy means that investors should not expect to receive any return on their investment through dividend payments. Consequently, any return on investment will likely depend on the appreciation of the price of our common stock, which may never occur. Investors should be aware that the possibility of a lack of dividend income can significantly reduce the potential for income from their investment in our Company, and the only opportunity for achieving a return on their investment may be through the sale of their shares at a price greater than their purchase price, which may not be possible. This risk is compounded by the market’s volatile nature and the speculative nature of our business, which may not lead to sufficient profits or operational cash flows to enable dividend payments in the future. Potential investors should carefully consider the long-term nature of an investment in our company, given our intention not to pay dividends and the consequent requirement for investors to seek returns through other means, such as capital appreciation, which may not materialize.

We are offering shares of Series C Preferred Shares in this Offering, which will pay a dividend of 8.0% of the $3.25 liquidation preference per year, for a period of two (2) years, as noted in the Certificate of Designation for the Series C Preferred Shares. See “Dividends” in “Series C Preferred Shares” in “Description of Capital Stock.”

33

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA

This Offering Circular includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this Offering Circular is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.

The source of certain statistical data, estimates, and forecasts contained in this Offering Circular are the following independent industry publications or reports:

●	SEMA. Future Trends Report. 2023. Retrieved from www.sema.org
●	SEMA. Pickup Accessorization Report. 2022. Retrieved from www.sema.org
●	Skyquest Technology. Global Pickup Truck Market Size, Share, Growth Analysis, By Truck Type (Small Size Pickup Truck, Mid-Size Pickup Truck), By Propulsion Type (Diesel Pickup Truck, Gasoline Pickup Truck) - Industry Forecast 2023-2030. 2024. Retrieved from https://www.skyquestt.com/report/pickup-truck-market
●	Global Newswire. Global Pickup Truck Market Poised for Growth, Set to Expand by USD 102.91 Billion with CAGR of 5.01% from 2023- 2028. 2024. Retrieved from https://www.globenewswire.com/en/news-release/2024/01/26/2818014/28124/en/Global-Pickup-Truck-Market- Poised-for-Growth-Set-to-Expand-by-USD-102-91-Billion-with-CAGR-of-5-01-from-2023-2028.html
●	Mordor Intelligence. North America Electric Truck Market Size & Share Analysis - Growth Trends & Forecasts up to 2029. 2024. Retrieved from https://www.mordorintelligence.com/industry-reports/north-america-electric-truck-market

34

●	SEMA. SEMA Market Report. 2023. Retrieved from www.sema.org
●	Arizton. U.S. Tonneau Covers Market - Industry Outlook & Forecast 2022-2027. 2022. Retrieved from https://www.arizton.com/market- reports/us-tonneau-covers-market
●	IBIS World. Per Capita Disposable Income. 2023. Retrieved from https://www.ibisworld.com/us/bed/per-capita-disposable- income/33/#:~:text=Following%20the%20ending%20of%20government,when%20it%20may%20potentially%20hit.
●	Bureau of Labor Statistics. The Employment Situation - February 2024. Retrieved from https://www.bls.gov/news.release/pdf/empsit.pdf
●	Federal Reserve Board. Summary of Economic Projections. 2023. Retrieved from https://www.federalreserve.gov/monetarypolicy/files/fomcprojtabl20231213.pdf.
●	SEMA. State of the Industry Report 2022 Fall. 2022. Retrieved from www.sema.org
●	Precedence Research. Portable Power Station Market. Retrieved from https://www.precedenceresearch.com/portable-power-station-market
●	Market Research Future. Global Portable Power Station Market Research Report. 2023.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or otherwise have rights to the trademarks, including those mentioned in this Offering Circular, used in conjunction with the operation of our business. This Offering Circular includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks and tradenames of other entities, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this Offering Circular may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and tradenames. We do not intend our use or display of other entities’ trademarks, service marks or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

35

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this Offering, assuming the sale of 25%, 50%, 75% and 100% of the Units at an assumed per Unit price of $3.25. There is, of course, no guaranty that we will be successful in selling any of the Units in this Offering.

	Assumed Percentage of Units Sold in This Offering
	25%	50%	75%	100%
Units sold	775,000	1,550,000	2,325,000	3,100,000
Gross proceeds	$2,518,750	$5,037,500	$7,556,250	$10,075,000
Commissions and Fees (1)	$176,313	$352,625	$528,938	$705,250
Estimated Offering expenses (2)	$180,000	$196,000	$214,000	$232,000
Net proceeds	$2,162,437	$4,488,875	$6,813,312	$9,137,750

(1)	Includes 7.0% cash commission to Digital Offering, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services, and Broker affiliate fees. See “Plan of Distribution.”

(2)	Includes other legal and accounting fees and estimated expenses and out-of-pocket costs of the clearing agent.

Proceeds will not be held in an escrow account. Upon the Company accepting purchases (after confirmation investors meet the applicable suitability and minimum purchase standards), such investment funds will be deposited into our bank account, allowing us immediate access to the funds for the aforementioned uses.

We intend to use the net proceeds from this Offering for general corporate purposes, including working capital. However, we reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our Company. The allocations of the proceeds of this Offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this Offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this Offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing. We may also attempt to obtain additional funds by selling shares available within our sales agreement dated September 30, 2022, which had $6,740,528.70 of shares available as of April 18, 2025.

36

PLAN OF DISTRIBUTION

We are offering, on a “best efforts” basis, up to $10,000,000 worth of Units (up to 3,100,000 Units), each Unit consisting of one (1) share of 8% Series C Preferred Stock and one (1) Warrant to purchase one (1) share of Common Stock at a price of $4.50 per share. The minimum subscription is $650, or 200 Units per investor.

We intend to market the Units in this Offering through both online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting this Offering Circular on an online investment platform. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on our website (https://worksport-staging.webflow.io/old-home) on a landing page that relates to this Offering.

This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which this Offering is earlier terminated by us at our sole discretion, and the offering statement of which this Offering Circular forms a part will remain qualified in accordance with Rule 251(d)(3)(i)(F) of Regulation A until the date at which all of our outstanding investor warrants issued pursuant to this Offering have been exercised for shares of Common Stock, which shares of Common Stock are qualified under the offering statement. At least every 12 months after this Offering has been qualified by the SEC, we will file a post-qualification amendment to include our then recent financial statements. This Offering is a Tier 2 offering pursuant to Regulation A and is exempt from state securities law registration pursuant to Section 18 of the Securities Act. Even though this Offering is exempt from state registration, a number of states may require the filing of a notice and the payment of a fee in connection with this Offering.

We intend to complete multiple closings in this Offering. After each closing, funds tendered by investors will be available to us.

Engagement Agreement with Digital Offering

We are currently party to an engagement agreement dated January 1, 2025 with Digital Offering, LLC (“Digital Offering” or the “lead selling agent”). Digital Offering has agreed to act as our lead selling agent for this Offering. Digital Offering has made no commitment to purchase all or any part of the Units being offered but has agreed to use commercially reasonable efforts to sell such Units in this Offering. As such, Digital Offering is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Digital Offering is under no obligation to purchase any of the Units or arrange for the sale of any specific number or dollar amount of Units. The term of the engagement agreement began on January 1, 2025 and will continue until the earliest to occur of: (i) the date that either party gives the other at least ten (10) days written notice of the termination of the engagement agreement, which termination may occur with or without cause, (ii) December 31, 2025, and (iii) the date that this Offering is consummated (such applicable date, the “Termination Date”). The engagement agreement provides that Digital Offering may engage other Financial Industry Regulatory Authority (“FINRA”) member broker-dealers that are registered with the SEC to participate as soliciting dealers for this Offering. We refer to these other broker-dealers as soliciting dealers or members of the selling group. Upon engagement of any such soliciting dealer, Digital Offering will be permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer will also be entitled to receive the benefits of our engagement agreement with Digital Offering, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with Digital Offering that confirms that such soliciting dealer is so entitled. As of the date hereof, we have been advised that Digital Offering has retained DealMaker Securities LLC to participate in this Offering as soliciting dealers. We will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by Digital Offering. None of the soliciting dealers is purchasing any of the Units in this Offering or is required to sell any specific number or dollar amount of Units, but will instead arrange for the sale of Units to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the Units. In addition to the engagement agreement, we plan to enter into a definitive selling agency agreement with Digital Offering prior to the commencement of this Offering.

37

Offering Expenses

We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; and (iv) all of the legal fees related to FINRA clearance. Additionally, we have agreed to pay Digital Offering an accountable $25,000 due diligence fee considered as expenses of Digital Offering, which amount has already been advanced to Digital Offering by us. This $25,000 due diligence fee received by Digital Offering as an advance against expenses anticipated to be incurred will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). We have also agreed to reimburse Digital Offering for its reasonable and documented legal costs up to a maximum of $85,000, $25,000 of which has been paid to date. Notwithstanding the foregoing, this advance for legal fees received by Digital Offering will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(a).

Reimbursable Expenses in the Event of Termination

In the event this Offering does not close or the selling agency agreement, when entered into, is terminated for any reason, we have agreed to reimburse Digital Offering for all actual unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including its legal fees up to a maximum of $85,000.

Other Expenses of this Offering

The lead selling agent has engaged DealMaker Securities LLC as a soliciting dealer to assist in the placement of our Units in those states where it is registered to undertake such activities, including soliciting potential investors on a best efforts basis.

In addition, we have retained DealMaker Reach LLC (“Reach”) for marketing and advisory services. Reach, an affiliate of DealMaker Securities, LLC, will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing our campaign page to track investor progress, and advise on strategic planning, implementation, and execution of our capital raise marketing budget. We will pay Reach a monthly fee of $8,000 in cash up to a maximum of $32,000. We have also paid Reach a $20,000 launch fee. This launch fee received by Reach will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). To the extent services under this agreement are commenced in advance of a FINRA no objection letter being received by us, such amounts shall be considered an advance against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). A maximum of $24,000 or three months of account management fees are payable prior to a no objection letter being received.

38

We have also engaged Novation Solutions Inc. operating as DealMaker (“DealMaker”), an affiliate of DealMaker, to create and maintain the online subscription processing platform for this Offering. After the offering statement of which this Offering Circular forms a part is qualified by the SEC, this Offering will be conducted, in part, using DealMaker’s online subscription processing platform through our website, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make purchase price payments through a third-party processor by ACH debit transfer, wire transfer or credit card. Novation Solutions, Inc. has not received, is not receiving and will not receive any compensation for its services.

Selling Agents’ Commission

We have agreed that the definitive selling agency agreement will provide for us to pay a cash commission of 7% of the gross proceeds received by us in this Offering, which shall be allocated by Digital Offering to members of the selling group and soliciting dealers in its sole discretion (we sometimes refer to Digital Offering and such members and dealers collectively as the “Selling Agents”).

The following table shows the total commissions payable to Digital Offering on a per-Unit basis in connection with this Offering, assuming a fully subscribed Offering.

Per Unit
Public offering price	$3.25
Digital Offering commission (7.0%)*	$0.2275
Proceeds, before expenses, to us, per Unit	$3.0225

*	Assuming a fully subscribed Offering, Digital Offering would receive total cash commissions of $705,250.

Pricing of the Offering

Prior to this Offering, there is no public market for the Units. The offering price has been determined by negotiation between us and Digital Offering. The principal factors considered in determining the offering price include:

●	the information set forth in the offering statement of which this Offering Circular forms a part and otherwise available to Digital Offering;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our prospects for future earnings and the present state of our development;

●	an assessment of our management;

●	the general condition of the securities markets at the time of this Offering;
●	the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies; and

●	other factors deemed relevant by Digital Offering and us.

Indemnification and Control

We have agreed to indemnify the lead selling agent, its affiliates and controlling persons and members of the selling group against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the lead selling agent, its affiliates and controlling persons as may be required to make in respect of these liabilities.

39

The lead selling agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The lead selling agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Lead Selling Agent

In the ordinary course of their various business activities, Digital Offering and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. Digital Offering and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations

As set forth in Title IV of the JOBS Act, there would be no limit on how many units an investor may purchase if this Offering results in a listing of our Series C Preferred Stock on Nasdaq or other national securities exchange. However, our Series C Preferred Stock will not be listed on Nasdaq upon the initial qualification of this Offering by the SEC, and we do not intend to list our Series C Preferred Stock on Nasdaq.

For individuals who are not accredited investors, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “— Procedures for Subscribing — How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this Offering. The only investors in this Offering exempt from this limitation, if our Series C Preferred Stock is not listed on Nasdaq, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase units (please see below under “— How to Calculate Net Worth”;

(iii)	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)	You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

40

(v)

You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the units, with total assets in excess of $5,000,000;

(vi)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940; and

(vii)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii)	You are a trust with total assets in excess of $5,000,000, your purchase of units is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the units;

(ix)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)	You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi)	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii)	You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; and

(xiii)	You are an Investor certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

Procedures for Subscribing

DealMaker Securities LLC

Investors who invest through DealMaker Securities LLC may subscribe by tendering funds by wire, credit, or debit card or ACH transfer to the escrow account to be set up at Enterprise Bank & Trust, the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon each closing, funds tendered by investors will be made available to us for our use. We will not cover credit card fees on behalf of investors.

Procedures for subscribing directly through the Company’s website

The subscription procedure is summarized as follows:

1.	Go to the https://worksport-staging.webflow.io/old-home website and click on the “Invest Now” button;

41

2.	Complete the online investment form;

3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified escrow account;

4.	Once funds or documentation are received an automated Anti Money Laundering (“AML”) check will be performed to verify the identity and status of the investor; and

5.

Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement will include a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of his or her net worth (excluding the investor’s principal residence.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (a form of which is attached to the offering statement of which this Offering Circular forms a part as Exhibit 4.1) and the funds required under the subscription agreement have been transferred to the Worksport Escrow Account or such other selected dealer designated escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. If we reject your subscription, we will return all monies from your rejected subscription to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares of subscribed for Units at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, unless a company’s offered securities are listed on a national securities exchange, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, non-accredited, non-natural persons may only invest funds in our Units which do not exceed 10% of the greater of the purchaser’s annual revenue or net assets (please see below on how to calculate your net worth).

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

In order to purchase the Units and prior to the acceptance of any funds from an investor, for so long as our Units are not listed on Nasdaq, an investor in our Units will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Minimum Offering Amount

There is no minimum offering amount in this Offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Agent and Registrar

We have engaged Odyssey Trust Company, a registered transfer agent with the SEC, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

Provisions of Note in our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with this Offering includes a forum selection provision that requires any claims against the Company based on the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Nevada, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on the operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with this Offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the lead selling agent that would permit a public offering of the securities offered by this offering statement in any jurisdiction where action for that purpose is required. The securities offered by this offering statement may not be offered or sold, directly or indirectly, nor may this offering statement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering statement comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this offering statement. This offering statement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering statement in any jurisdiction in which such an offer or a solicitation is unlawful.

42

DESCRIPTION OF CAPITAL STOCK

The following description is a description of our capital stock, including the Securities we are offering this Offering. It may not contain all the information that is important to you. For the complete terms of the Securities, please refer to our Articles of Incorporation and our Bylaws and form of Certificate of Designation for Series C Preferred Shares, which are filed as exhibits to the offering statement of which this Offering Circular forms a part. See “Where You Can Find More Information.” The Nevada Revised Statutes (“NRS”) and other applicable laws may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, each as in effect at the time of any offering of Securities under this Offering Circular.

As of April 18, 2025, our authorized capital stock consists of 29,900,000 shares of common stock, par value $0.0001 per share, of which 4,993,053 shares were issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 100,100 have been designated as Series A Preferred Stock, with 100 shares of Series A Preferred Stock are issued and outstanding and 100 shares have been designated as Series B Preferred Stock, with none issued and outstanding. The Series A Preferred Stock is entitled to 51% of the total voting power of the Company’s common stock regardless of the number of shares of Series A Preferred Stock that are outstanding. The holders of the Series A Preferred Stock are not entitled to dividends or to receive distributions in the event of liquidation, dissolution, or winding up of the Company, either voluntary or involuntary. As of the date of this Offering Circular, there were 100 shares of Series A Preferred Stock outstanding, all of which were owned by Steve Rossi, our Chief Executive Officer and Chairman.

As of the date of this Offering Circular, we are authorized to designate up to 899,800 shares of preferred stock as Series C Preferred Stock. Prior to the qualification of the offering statement of which this Offering Circular forms a part, we will amend our amended and restated articles of incorporation to increase the total number of authorized shares of preferred stock in order to offer up to 3,100,000 Units to investors in this offering and file the Certificate of Designation of Series C Preferred Stock (the “Certificate of Designation”).

At the time the Amendment is effective, we will have a total of 55,000,000 shares of capital stock authorized, consisting of 45,000,000 shares of common stock and 10,000,000 shares of preferred stock. Upon the filing of the Certificate of Designation for the Series C Preferred Shares, we will have 3,100,000 shares of preferred stock designated as “8% Series C Convertible Preferred Stock.”

On March 17, 2025, we filed a certificate of change to our Articles of Incorporation and effective as of March 18, 2025, we effected a reverse stock split of our issued and outstanding common stock at a ratio of 1:10 and proportionally reduced the authorized number of shares of common stock from 299,000,000 to 29,900,000 shares in connection with the Split.

In addition, as of April 18, 2025, there were 3,246,130 shares of common stock underlying outstanding options, warrants, restricted stock units, and performance stock units. The authorized and unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

Each stockholder of our common stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our shares of common stock have no preemptive, conversion, or redemption rights. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Upon the sale of substantially all of our stock or assets or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of common stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders. All of our issued and outstanding shares of common stock are fully paid and nonassessable. The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor.

Our common stock is listed The Nasdaq Capital Market under the symbol “WKSP.” Our transfer agent and registrar is Odyssey Trust Company (“Odyssey”), located at Stock Exchange Tower, 1230 – 300 5th Avenue SW Calgary, Alberta, T2P 3C4, with a telephone number of (888) 290-1175.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, or 10,000,000 shares after the effectiveness of the Amendment, of which there are 100 shares of Series A Preferred Stock outstanding.

The Board may provide for the issue of any or all of the unissued and undesignated shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by law, without stockholder approval.

43

Our Board has the right to establish one or more series of preferred stock without stockholder approval. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance at the discretion of our Board without further action by our stockholders. Our Board is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our Company;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible, and all other terms and conditions upon which the conversion may be made;

●	the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding up, which may include provisions that such series will rank senior to our common stock with respect to dividends and those distributions;

●	restrictions on the issuance of shares of the same series or any other class or series; or

●	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us.

If we issue shares of preferred stock under this Offering Circular, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Series A Preferred Stock

We are authorized to issue 100 shares of Series A Preferred Stock, par value $0.0001 per share. All 100 outstanding shares of common stock are held by Steven Rossi, the Company’s Chief Executive Officer. The Series A Preferred Stock is entitled to 51% of the total power of the Company regardless of the number of shares of Series A Preferred Stock that are outstanding. The Series A are not (i) convertible into any other securities of the Company, (ii) entitled to dividends or (iii) to receive any distributions in an event of a liquidation or winding up of the Company.

Series B Preferred Stock

We are authorized to issue up to 100,000 shares of our Series B Preferred Stock, $0.0001 par value.

The holders of the Series B Preferred Stock are entitled to receive dividends upon payment of any dividend on the common stock of the Company as if the Series B Preferred Stock had been converted into common stock.

44

In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B Preferred Stock are entitled to receive prior and in preference to any distribution of the assets of the Company to the holders of the common stock an amount per share equal to the price per share actually paid to the Company upon the initial issuance of Series B Preferred Stock plus any declared but unpaid dividends.

The Series B Preferred Stock is not convertible nor non-redeemable. Each outstanding share of Series B Preferred Stock is entitled to vote on any matter put forth to the holders of the common stock equal to the number of shares of common stock divided by the original issue price of each share of Series B Preferred Stock divided by $0.000000001.

As of the date of this Offering Circular, there were no shares of Series B Preferred Stock nor any securities convertible into shares of Series B Preferred Stock outstanding.

Series C Preferred Stock

We are authorized to issue up to 3,100,000 shares of our Series C Preferred Shares, $0.0001 par value. The following is a summary of the material terms of our Series C Preferred Shares.

Ranking. The Series C Preferred Shares, as to dividend rights and rights upon our liquidation, dissolution or winding-up, ranks senior to all classes or series of our Common Stock. The terms of the Series C Preferred Shares will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series C Preferred Shares as to distribution rights and rights upon our liquidation, dissolution or winding up.

Dividends. Holders of our Series C Preferred Shares are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.0% of the $3.25 liquidation preference per year, for a period of two (2) years (equivalent to $0.26 per year), payable monthly in arrears on the 15th day of January, April, July and October. Dividends on the Series A Preferred Stock accumulate whether or not we are able to pay such dividends under certain of our agreements or even if such dividends are legally restricted or prohibited. We will not pay or declare and set apart for payment any dividends (other than a dividend paid in common stock or other stock ranking junior to the Series C Preferred Shares) on our Common Stock or other stock that ranks junior to or on parity with the Series C Preferred Shares unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series C Preferred Shares for all past dividend periods.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Series C Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $3.25, plus an amount equal to any accumulated and unpaid dividends to the date of payment, before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity securities ranking junior to the Series C Preferred Shares.

Maturity Date. The shares of our Series C Preferred Shares have no maturity date, and we will not be required to redeem shares of our Series C Preferred Shares at any time except as otherwise described under the caption “Series C Preferred Share Call Rights.” Accordingly, the shares of our Series C Preferred Shares will remain outstanding indefinitely unless we decide, at our option, to exercise our call right or the holder exercises their put right.

Optional and Mandatory Conversion. At any time after issuance, our Series C Preferred Shares are convertible into one (1) share of our Common Stock at the option of the holder. The shares underlying the Series C Preferred Shares will be qualified in this Offering. At any time after issuance, upon the occurrence of any of the following events, the Company shall have the right to direct the mandatory conversion of the Series C Preferred Shares: (i) a change in control; (ii) if the price of the Common Stock closes at or above $5.00 per share for 10 consecutive trading days; and (iii) if the Company consummates a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $5.00. In addition, on the date that is two (2) years from the final closing of this offering, any outstanding shares of Series C Preferred Stock will automatically convert into shares of Common Stock.

Limited Voting Rights. The holders of our Series C Preferred Shares generally have no voting rights. In the future, we may not authorize or issue any class or series of equity securities ranking senior to the Series C Preferred Shares as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior equity securities) or amend our amended and restated articles of incorporation, as amended (whether by merger, consolidation or otherwise), to materially, and adversely change the terms of the Series C Preferred Shares without the affirmative vote of at least a majority of the votes entitled to be cast on such matter by holders of our outstanding shares of Series C Preferred Shares, voting together as a class.

Anti-Takeover Effects of Certain Provisions of Nevada Law

The following is a summary of certain provisions of Nevada law, our Articles of Incorporation and our Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the Nevada Revised Statutes and our Articles of Incorporation and Bylaws.

Effect of Nevada Control Share Statute. We are subject to Sections 78.378 to 78.3793 of the Nevada Revised Statutes, which are referred to as the Control Share Statute that is a type of anti-takeover law. In general, these provisions restrict the ability of individuals and groups acquiring a controlling interest of the voting shares of certain Nevada corporations from exercising the voting rights of the acquired shares, absent required stockholder approval of the share acquisition transaction. These provisions apply to a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada. The Control Share Statute provides that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Control Share Statute, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

To avoid the voting restriction, the acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the corporation, and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of the majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights, and the approval must specifically include the conferral of such voting rights. Although we have not opted out of this statute, a corporation alternatively may expressly elect not to be governed by the provisions in either its articles of incorporation or its bylaws. Additionally, in the face of potential control share transaction, a corporation, if it has not opted out of the statutory provisions, may opt out of the control share statute by amending its articles of incorporation or its bylaws prior to the 10th day following the acquisition of a controlling interest by an acquiring person.

Effect of Nevada Business Combination Statute. We are subject to Sections 78.411 to 78.444 of the Nevada Revised Statutes, which are referred to as the Business Combination Statute. This statute is designed to limit acquirers of voting stock of a corporation from effecting a business combination without the consent of the stockholders or board of directors. The statute provides that specified persons who, together with their affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a Nevada corporation with at least 200 stockholders of record cannot engage in specified business combinations with a Nevada corporation for a period of two years after the date on which the person became an interested stockholder, unless (a) the business combination or the transaction by which the person first became an interested stockholder was approved by the Nevada corporation’s board of directors before the person first became an interested stockholder, or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders.

45

DESCRIPTION OF THE SECURITIES OFFERED IN THIS OFFERING

Series C Convertible Preferred Stock

See “Series C Preferred Shares” in “Description of Capital Stock.”

Warrants

Exercise of Warrants. Each Warrant may be exercised at any time up to the expiration date and time mentioned in the Warrant at an exercise price of $4.50 per share. The exercise price and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, dilutive issuances or similar events. The Warrants are exercisable at any time after their original issuance up to three years from the closing date of this Offering. Each of the Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our Common Stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below). No fractional shares of our Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Fundamental Transactions . In the event of a fundamental transaction, as described in the Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of Common Stock, the holders of the Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Warrant, in the event of such fundamental transaction, the Company will at the option of the holder of the Warrant purchase the Warrant at a price equal to the Black Scholes value of the remaining unexercised portion of the Warrants on the date of consummation of such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until the holder exercises the Warrant.

Warrant Certificate. The Warrants will be issued in certificated form.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for listing of the Warrants on any exchange or market.

Governing Law

The Warrants are governed by New York law.

Transfer Agent

The transfer agent and registrar for our common stock is Odyssey Trust Company.

46

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock, and we currently do not anticipate declaring or paying any cash dividends in the foreseeable future. Instead, we plan to retain all available funds and any future earnings to support operations and finance the growth and development of our business. This reinvestment strategy means that investors should not expect to receive any return on their investment through dividend payments. Consequently, any return on investment will likely depend on the appreciation of the price of our common stock, which may never occur. Investors should be aware that the possibility of a lack of dividend income can significantly reduce the potential for income from their investment in our Company, and the only opportunity for achieving a return on their investment may be through the sale of their shares at a price greater than their purchase price, which may not be possible. This risk is compounded by the market’s volatile nature and the speculative nature of our business, which may not lead to sufficient profits or operational cash flows to enable dividend payments in the future. Potential investors should carefully consider the long-term nature of an investment in our company, given our intention not to pay dividends and the consequent requirement for investors to seek returns through other means, such as capital appreciation, which may not materialize.

47

BUSINESS

Overview

Worksport Ltd., through its subsidiaries, designs, develops, and manufactures innovative products for various markets including automotive accessories, consumer electronics, and both residential and commercial HVAC system markets. Worksport is able to monetize and protect its products through a large and growing intellectual property (“IP”) portfolio with issued and pending patents and trademarks relating to, among other things, tonneau covers, solar integrated tonneau covers, portable power stations, residential heating and cooling systems (heat pumps), and components and features of the above-referenced technologies. Worksport seeks to provide consumers with next-generation automotive accessories through the production of our innovative line of tonneau covers for light trucks while capitalizing on growing consumer interest in clean energy solutions and power grid independence through the launch of its forthcoming solar tonneau cover (Worksport SOLIS) and mobile battery generator system (Worksport COR). Worksport’s subsidiary, TerraVis Energy, is poised to revolutionize the local and global markets for efficient home and commercial heat pumps through its groundbreaking TerraVis Energy Aetherlux. This prototype heat pump, currently under rigorous development, showcases exceptional early test results that underscore its remarkable efficiency in heating and cooling across both extreme hot and cold climates.

Corporate History

The Company was incorporated in the State of Nevada on April 2, 2003 under the name Franchise Holdings International, Inc. (“FNHI”). In December 2014, FNHI acquired 100% of the outstanding equity of Worksport Ltd., an Ontario corporation formed in 2011 (“Worksport Ontario”), pursuant to which Worksport Ontario became a wholly-owned subsidiary of FNHI. In May 2020, FNHI changed its name to Worksport Ltd.

On May 21, 2021, the Board authorized the submission of a Certificate of Change/Amendment to the Nevada Secretary of State in which the Company sought to affect a reverse split of its common stock at the rate of 1-for-20 for the purpose of increasing the per share price for the Company’s stock in an effort to meet the minimum listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”). The Certificate of Change was submitted to the Nevada Secretary of State on May 21, 2021, and the Financial Industry Regulatory Authority (“FINRA”) corporate action was announced on August 3, 2021. FINRA declared the 1-for-20 reverse stock split effective on August 4, 2021.

On March 17, 2025, we filed a certificate of change to our Articles of Incorporation and effective as of March 18, 2025, we effected a reverse stock split of our issued and outstanding common stock at a ratio of 1:10 and proportionally reduced the authorized number of shares of common stock from 299,000,000 to 29,900,000 shares in connection with the Split. Unless otherwise indicated, all share and per share information in this prospectus have been retroactively adjusted to reflect the Split.

Terravis Energy Inc. (“Terravis”) was incorporated in the State of Colorado on May 24, 2021. On August 20, 2021, the Company was issued 100 shares of common stock at par value of $0.0001 per share. On January 20, 2022, Terravis issued an additional 9,999,900 shares of common stock to Worksport Ltd. at a par value of $0.0001. On November 4, 2022, Steven Rossi was issued 1,000 shares of Series A Preferred Stock of Terravis at par value of $0.0001, representing 100% of the authorized Series A Preferred Stock, in consideration for services rendered. The shares of Series A Preferred Stock vote together with the common stock of Terravis, unless prohibited by law, and have 51% voting power, regardless of how many shares of Series A Preferred Stock are outstanding.

Worksport USA Operations Corporation was incorporated in the State of Colorado on March 23, 2022. On March 23, 2022, the Company was issued 1,000 shares of common stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport U.S. Operations Corporation.

Worksport New York Operations Corporation was incorporated in the State of New York on March 31, 2022. On April 1, 2022, the Company was issued 10,000 shares of common stock at par value of $0.0001 per share, representing 100% of the outstanding equity of Worksport New York Operations Corporation.

48

Recent Offerings

February 2025 Inducement Letter; New Warrants

On February 27, 2025, we entered into a common stock warrant exercise inducement offer letter (the “2025 Inducement Letter”) with a certain holder (the “Holder”) of existing warrants to purchase shares of our common stock at an exercise price of $5.198 per share, issued on May 29, 2024 (the “May 2024 Existing Warrants”), pursuant to which the Holder agreed to exercise for cash its May 2024 Existing Warrants to purchase an aggregate of 1,295,000 shares of our common stock at $5.198 per share, in consideration for our agreement to issue new warrants (the “2025 Inducement Warrants”), to purchase an aggregate of 1,424,500 shares of our common stock at an exercise price of $6.502 per share, subject to adjustment for stock splits, recapitalizations and reorganizations and beneficial ownership limitations as described therein. Each 2025 Inducement Warrant is exercisable six months after issuance, or August 27, 2025, until five and a half-year anniversary from the date of issuance. We received proceeds of $6,731,410 before deducting placement agent fees and other offering expenses payable by the Company upon the exercise of the May 2024 Existing Warrants. If all of the 2025 Inducement Warrants are exercised for cash, we will receive gross proceeds of approximately $9.3 million. We have filed a registration statement on Form S-1 registering the shares of common stock issuable upon the exercise of the 2025 Inducement Warrants. 402,001 shares that are issuable from the exercise of the May 2024 Existing Warrants are held in abeyance as of April 18, 2025.

ATM Offering

On November 5, 2024, we increased our at-the-market offering program, filing a prospectus supplement to register the sale of an additional $4,134,000 in shares of our common stock under the sales agreement with H.C. Wainwright & Co. As of the date of this filing, we sold approximately $5.9 million worth of shares of common stock pursuant to the sales agreement.

Offering to Chief Executive Officer

On November 19, 2024, our Chief Executive Officer and President, Steven Rossi, entered into a Stock Purchase Agreement, pursuant to which he acquired 3,334 shares of common stock at a purchase price of $7.50 per share, representing a 44% premium above the then-market price. The transaction was executed as a private placement, and the shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D. The proceeds from the sale, totaling approximately $25,000, were designated for working capital and general corporate purposes.

2024 Private Offering

On September 19, 2024, we entered into a Securities Purchase Agreement with an investor pursuant to which we issued and sold 95,000 shares of our common stock at a purchase price of $4.00 per share. As part of the agreement, we also issued warrants to purchase up to 190,000 shares of common stock at an exercise price of $4.00 per share, exercisable for a period of five years from the date of issuance. The warrants contain standard adjustment provisions for stock splits, recapitalizations and reorganizations and include beneficial ownership limitations to prevent the purchaser from exceeding certain ownership thresholds. The offering was conducted pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D pursuant to the purchaser’s representation as an accredited investor.

2024 Note

On September 4, 2024, we entered into a Credit and Security Agreement with a lender, pursuant to which we issued a $1,487,200 term promissory note (the “2024 Note”). The 2024 Note bears interest at the lesser of (i) the prime rate plus 7.00% per annum and (ii) the maximum rate allowed by law and is secured by a mortgage on the Company’s industrial equipment collateral. The repayment of the 2024 Note is structured in 155 weekly installments. In the event of default, the lender has the right to demand immediate repayment of the outstanding balance, including accrued interest, fees and all other amounts due under the agreement.

49

Revolving Financing and Assignment Agreement

July 19, 2024, the Company, through its wholly-owned subsidiaries, Worksport New York Operations Corporation and Worksport USA Operations Corporation entered into a Revolving Financing and Assignment Agreement with Amerisource Funding, Inc. for a revolving credit facility of $6 million. The facility was used to refinance the Company’s mortgage on the Company’s West Seneca, New York property, with $937,000 remaining for future financing at the Company’s discretion. The agreement also includes a guaranty from the company and its subsidiary, as well as a security interest in certain assets and a springing lien on equipment not subject to the 2024 Note. The transaction closed on the same day and contains standard provisions for such deals.

May 2024 Inducement Letter; New Warrants

On May 29, 2024, we entered into an Inducement Letter with a certain investor who had purchased warrants on November 2, 2023 (the “Existing Warrants”), exercisable for 700,000 shares of our common stock for $13.40 per share. As part of the agreement, the investor exercised their Existing Warrants to buy 700,000 shares of our common stock at a reduced price of $5.198 per share. In consideration for the investor exercising the Existing Warrants, we issued the investor warrants (the “New Warrants”) to purchase 1,295,000 shares of our common stock for $5.198 per share, subject to adjustment for stock splits, recapitalizations, and reorganizations and beneficial ownership limitations as described therein (or via a cashless exercise in the event there is not a registration statement effective at the time of exercise). Each New Warrant is exercisable six months after issuance, or November 29, 2024, until five and a half-year anniversary from the date of issuance. We received net proceeds of $3,363,898, after deducting commissions and expenses, upon the exercise of the Existing Warrants. If all of the New Warrants are exercised for cash, we will receive gross proceeds of approximately $6.7 million. We filed a registration statement on Form S-1 (File No. 333-280676) registering the shares of common stock issuable upon the exercise of the New Warrants. The SEC declared the registration statement effective on July 12, 2024. The New Warrants can be exercised on a cashless basis if there is not an effective registration statement effective or prospectus available for the shares of common stock underlying the such warrants.

March 2024 Direct Offering and Concurrent Private Offering

On March 18, 2024, we entered into a securities purchase agreement (the “2024 Securities Purchase Agreement”) with a certain institutional investor (the “2024 Purchaser”) pursuant to which we sold, in a registered direct offering, an aggregate of (i) 237,224 shares (the “2024 Shares”) of common stock and (ii) 147,790 Pre-Funded Warrants (the “2024 Pre-Funded Warrants”) to purchase up to 147,790 shares of common stock (the “2024 Pre-Funded Warrant Shares”). The offering price per 2024 Share was $7.40, and the offering price per 2024 Pre-Funded Warrant was $7.399.

The 2024 Shares, the 2024 Pre-Funded Warrants and the 2024 Pre-Funded Warrants Shares were offered pursuant to our Form S-3 Registration Statement (File No. 333-267696) (the “Form S-3”) as supplemented by a prospectus supplement and accompanying base prospectus dated March 18, 2024, filed with the SEC on March 19, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act. The registered direct offering closed on March 20, 2024.

We received net proceeds of approximately $2.59 million from the offering, after deducting the estimated offering expenses payable by us, including the tail fees payable to Maxim Group LLC. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.

In a concurrent private placement, we issued the 2024 Purchaser warrants to purchase an aggregate of 770,027 shares of common stock for $7.40 per share. Under the warrants, we are obligated to register the shares underlying the warrants on a registration statement on Form S-3 (or other applicable form). If at the time, there is no effective registration statement available for the shares of common stock underlying the warrants, the warrants may be exercised via a “cashless exercise.” We will not receive any proceeds from any warrants exercised by a “cashless exercise.”

We. registered the 770,027 shares of common stock underlying the warrants on a Form S-1 (333-278461) which was declared effective by the SEC on April 8, 2024.

50

Business Developments

The following highlights recent material developments in our business:

●	On February 13, 2025, we announced a strategic partnership with KULR Technology Group, Inc. (NASDAQ: KULR), focused on advancing battery technology and strengthening domestic manufacturing, including, without limitation, joint battery pack development, thermal runaway protection and AI-integrated battery management system software design.

●	On February 11, 2025, Worksport announced two major breakthroughs cold climate heat pump technology developed by its subsidiary, Terravis Energy. These breakthroughs eliminate the need of defrost cycles, a common heat pump drawback, and allow the heat pump (the AetherLux heat pump system) to operate in temperatures as low as -57°F, which is lower than the operating capabilities of commercially available heat pumps.

●	On January 28, 2025, we executed an agreement to appoint Coinbase as the official custodian for our cryptocurrency holdings.

●	On January 22, 2025, our subsidiary Terravis Energy announced two major technological advancements in heat pump technology, with commercial product launches anticipated in 2025.

●	On December 6, 2024, we announced a collaboration with Fox Business Network, which provided a live showcase of our upcoming product innovations. The event featured our SOLIS Solar Tonneau Cover, COR Battery Generator, and latest premium tonneau covers, generating substantial media exposure and reinforcing brand visibility among potential investors, customers, and industry stakeholders.

●	On December 5, 2024, we announced our decision to integrate Bitcoin and Ripple into our corporate treasury strategy, providing a hedge against inflationary risks and enhancing financial stability through diversified asset management.

●

On November 22, 2024, we announced a significant expansion in production capacity to accommodate the increasing demand for our SOLIS Solar Tonneau Cover and AL4 Premium Tonneau Cover. The expansion includes scaling manufacturing operations at our facilities, optimizing supply chain logistics, and enhancing production efficiency to meet growing customer orders.

●	In September and October 2024, we introduced new product models, including an innovative tonneau cover for the Rivian R1T and the HD3 Premium Tri-Fold Cover, an enhancement of our AL4 series. These new offerings strengthen our competitive position in the aftermarket automotive accessories segment, catering to a broader range of vehicle owners seeking high-quality, durable tonneau covers.

●	On October 3, 2024, we secured our first direct sales order from a U.S. government agency, marking a significant milestone in our B2B sales strategy. This initiative expands our commercial distribution network, opening new revenue channels with government agencies and fleet operators.

●	On September 30, 2024, we provided updates on our progress toward ISO 9000 certification, reinforcing our commitment to enhancing manufacturing quality and ensuring compliance with global production standards.

●	On July 11, 2024, we announced a new dealer portal, and provided an update on Worksport business-to-business sales. Visit www.worksportdealer.com for more information.

●	On June 26, 2024, we announced a development in our maximum power point tracking (MPPT) algorithm that greatly expands the compatibility and complementarity of our SOLIS Solar Tonneau Cover such that it can be used with a diverse array of portable power stations and power banks.

●	On June 20, 2024, we announced a record sales month for the Company, achieving $739,417 in single-month sales for May 2024 (unaudited). May 2024 sales were 332% higher than the monthly average of Q1 2024, underscoring Worksport’s rapidly growing sales trajectory.

●	On June 5, 2024, we announced the formation of a sales partnership with a prominent Midwest distributor within the automotive industry.

●	On May 29, 2024, we announced the issuance of a new utility patent from the United States Patent & Trademark Office related to our highly anticipated SOLIS Solar Tonneau Cover. The patent covers an innovative design that enhances the efficiency and energy capture capabilities of the SOLIS.

●	On May 8, 2024, we announced the awarding of a grant worth up to $2.8MM from the State of New York through its Excelsior Jobs Program for job creation and wage support. Combined with an electricity subsidy awarded through the New York Power Authority, these grants partially offset operational costs incurred as Worksport increases its manufacturing presence in New York.

●	On March 28, 2024, we announced receipt of solar panels required to begin production of the highly anticipated SOLIS Solar Tonneau Cover. This milestone marks a significant step forward, allowing the Company to begin initial production of the SOLIS Solar Tonneau Cover.

●	On February 23, 2024, we announced a new arrangement with Dix Performance North, Canada’s leading wholesaler of aftermarket car and truck products, for Dix to include our tonneau covers in their catalog. This strategic alliance is expected to make the Company’s range of covers widely available throughout Canada, accelerate our growth, and contribute to significant sales and revenue increases.

●	On February 7, 2024, we announced a collaboration with Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) pursuant to which we will use Infineon’s GaN power semiconductors GS-065-060-5-B-A in the converters for our portable power stations to increase efficiency and power density.

●	On January 3, 2024, we announced our strategic arrangement with NeuronicWorks Inc., a Toronto-based high-tech custom electronic product development and manufacturing company, to manufacture and assemble our COR battery system in preparation for the system’s anticipated Alpha release.

Products

We have developed a series of soft and hard folding tonneau covers as well as energy products.

Soft Tonneau Covers

Our soft tonneau cover offering consists of vinyl wrapped tri- and quad-fold tonneau covers manufactured overseas in Foshan, China. Enhanced versions of our vinyl tri- and quad-fold soft tonneau covers are now available for purchase and marketed under a “Pro” designation. These upgraded versions include our patented quick latch system, which allows the operator to open the cover by simply pulling a release cable - enabling single-sided operation. Each soft cover is fitted with a powder-coated, lightweight aluminum frame and rear cam latches as well as ultra-violet (UV) protected, vinyl tri-layer material that seals around the truck bed with a rubber gasket designed to protect cargo from moisture and debris.

Tri-fold soft covers are a lower cost option when compared to quad-fold tonneau covers which have the additional benefit of enabling full truck bed access by being foldable upwards toward the rear window of the truck. As the market’s only soft vinyl flip up cover that can be either folded against the truck’s rear window or secured like a traditional cover to avoid obstruction of the rear window, Worksport’s full bed access quad-fold soft cover when folded parallel to the back window of the truck while avoiding obstruction of the rear brake light on most truck models.

51

Our soft tonneau cover line includes:

●	Developed

○	The Worksport SC3 - soft tri-fold introduced in 2011, first Worksport Ltd. product;
○	The Worksport SC3 PRO -soft tri-fold with Quick Latch system introduced in 2012;
○	The Worksport SC4 - soft quad-fold introduced in 2022; and
○	The Worksport SC4 PRO -soft quad-fold with Quick Latch system to be introduced in 2023.

●	In Development

○	The Worksport SCX - soft tri-fold with extendable frame.

Hard Tonneau Covers

Our hard line of tonneau covers includes tri- and quad-fold, aluminum covers. Our entire line of hard folding tonneau covers is manufactured in the U.S. and include our Quick Latch technology to allow single-sided operation. Our hard covers’ panels are made with ultra-thick, formed aluminum that provides superior dent resistance compared to those of other hard covers, and we protect those panels with a proprietary ceramic paint technology that’s scratch- and dent-resistant. Designed to auto index (center) in the truck bed and be only 7.5mm above the truck bed, the cover provides a low profile, sleek look and yet is easy to install. Our Tough Cover (TC) line will be purchasable with or without a rail system add-on, which provides enhanced utility and enhanced weather-resistance/sealing.

Our hard tonneau cover line includes:

●	Developed

○	Worksport AL3 - top-mounted hard tri-fold.

●	In Development

○	Worksport AL4 -top-mounted hard fold with full truck bed access.

Energy Products

We are researching and developing various energy-based products, two of which are standalone items - the Worksport SOLIS tonneau cover (“SOLIS”) and the Worksport COR energy storage system (“COR”) - which can be sold together along with a Maximum Power Point Tracking (MPPT) system. This kit will be available for both end-consumers and Original Vehicle Manufactures alike. This kit integrates tonneau cover, solar energy capture, and portable energy storage technologies to convert pickup trucks to mobile microgrid power stations - allowing Worksport to compete within niche markets in each the automotive aftermarket accessory, solar energy, and portable power station markets. The MPPT within this kit may be sold alongside the SOLIS cover as a paired offering, as we have designed a version of our MPPT with a lower voltage input to be used with generic solar panels with lower voltage ratings than our COR energy storage system.

Worksport SOLIS

The SOLIS solar tonneau cover is the first folding solar tonneau cover, combining robust design and solar technology to provide up to 650 watts of clean energy. These solar panels are secured to aluminum alloy panels both mechanically and using specialized adhesives, which ensure the covers are extremely strong, durable, and secure. This innovative product not only protects your truck bed but also transforms any compatible pickup truck into a mobile power station. It is the perfect solution for pickup truck owners, outdoor enthusiasts, and worksites. The SOLIS cover is intended to be sold as an Original Equipment Manufacturer product, as it can be integrated into the design of leading electric pickup trucks; consequently, we have and will continue to forge and develop relationships with electric pickup truck manufacturers, including but not limited to Workhorse, Rivian, and Tesla as well as Toyota, Stellantis, General Motors, Ford, Nissan, Fisker, and Honda.

The solar panels that we plan to integrate into the SOLIS cover are capable of generating 170-180 watts per square meter. For example, as tested outdoors, the SOLIS cover is capable of generating approximately 460 watts of power on a RAM 6’5” truck bed. When integrated into the design of an electric pickup truck, this power generation can be converted to additional vehicle mileage. The specific added mileage is dependent on many factors including but not limited to the region of the world in which the vehicle is driven, weather conditions, season, temperature, hours of sunlight per day, and average irradiance. For example, assuming a solar power density of 170 W/m2, battery capacity of 98 kWh, mileage range of 300 miles, average hours of sun per day of 6 hours, average irradiance per day of 700 W/m2, and surface area of 2.7 m2, the SOLIS cover is estimated to provide 5.6 additional miles of range to an electric pickup truck per day.

52

Worksport COR

The COR or COR ESS (energy storage system) is a modular, portable power station uniquely designed to mount to the inside of a pickup truck bed and enable battery swapping without an immediate drop in power output for 15 seconds at 2000W. The COR built-in inverter with an output voltage of 120V AC (frequency of 60Hz) is capable of powering loads up to 3000W. Combined with its modular 48V batteries, it provides up to 4.5kWh of energy storage of energy on the go. Each additional modular battery adds 1.5kWh of energy storage. The COR main battery, a Lithium battery, boasts a capacity of 1534Wh while its Hot Swap Nickel Manganese Cobalt (NMC) battery has a capacity of around 200Wh. The system allows Bluetooth connection for monitoring and controlling the COR system and its external batteries.

Not only does the COR system allow users to swap a depleted battery for a fully charged one, but it does so without a drop in power output for up to 15 seconds with a load of 3000W. This unique feature allows the COR system to be used in a variety of applications, including but not limited to sporting and outdoor activities, disaster relief and general emergencies, and vocational activities ranging from contractor to drone operator. While the COR system is designed to nicely complement the SOLIS tonneau cover, it will be purchasable as a standalone product - allowing consumers to utilize stored energy, whether captured via grid or grid-independent energy sources, anywhere. As Worksport’s first step into the energy storage market, the COR system is Worksport’s pioneer product within its future COR platform.

Manufacturing

As of April 18, 2025, Worksport soft tonneau covers are manufactured in a facility located in Foshan, China. Both factories manufacture soft covers according to Worksport’s specifications, schematics and blueprints. The newer facility in Foshan, China has an output capacity two times greater than that of our former manufacturing facility in Meizhou, China and currently produces Worksport-branded soft tonneau covers. We believe we will be able to scale production at this newer facility without sacrificing quality or craftsmanship.

We have purchased many production tools including injection molds, die cast molds, extrusion dies, and stamping dies - many of which are residing among foreign suppliers who are currently utilizing said tooling to produce needed components for manufacturing or assembly within the U.S. We are concurrently diversifying this list of raw material suppliers who can use our production tools to continue producing our tonneau cover components in order to lower the risk that trade with any particular or preferred raw material supplier become more expensive or difficult.

In August 2023, we began early production of our first hard folding tonneau cover, the Worksport AL3 Pro. We have continued to develop, improve, and evolve our production methods and standards. As of March 2024, we have begun consistent production of the AL3 Pro with high repeatably and stable production quality. The AL3 Pro tonneau cover model is in active production for most major makes and models of light trucks in North America. The US Facility will be the house of future Worksport Covers expected to come out later this year.

In May 2022, we purchased a 152,847 square foot production facility for domestic production, storage, and distribution, located in West Seneca, New York. We have received, installed, and tested all manufacturing equipment as well as trained all personnel necessary for phase one production. Management believes that having manufacturing capability in North America will increase quality control and production efficiency, as well as lower landed costs and geopolitical risks.

Our manufacturing engineering team is continuing to develop rigs and fixtures to increase the efficiency of our manufacturing process in order to scale existing manufacturing lines before investing in additional lines and personnel, and we will continue to allocate resources towards improving manufacturing efficiency and product quality on an on-going basis.

Intellectual Property

We currently hold a broad collection of intellectual property rights relating to certain aspects of our parts and accessories and services. This includes patents, trademarks, copyrights and trade secrets. Although we believe the ownership of such intellectual property rights is an important factor in our business and that our success does depend in part on such ownership, we rely primarily on the innovative skills, technical competence and marketing abilities of our personnel.

53

Patents

As of April 18, 2025, our patent portfolio consists of nineteen (19) issued utility patents and thirty-seven (37) pending utility patent applications in various jurisdictions worldwide. Our portfolio further includes twenty-three (23) design registrations and forty-two (42) pending design applications in various jurisdictions worldwide. We are also in the process of preparing and filing several other utility and design patent applications across relevant countries and jurisdictions. Granted U.S. utility patents will expire between approximately 2032 and 2040, excluding any patent term adjustment that might be available following the grant of the patent. If issued, pending utility patent applications would expire 20 years from the filing date of each application, excluding the filing date of any provisional patent applications and excluding any patent term adjustment that might be available following the grant of the patent.

As of April 18, 2025, the Company has forty (40) trademark registrations and ten (10) pending trademark applications in various jurisdictions worldwide.

Trademarks

As of April 18, 2025, the Company has forty (40) trademark registrations and ten (10) pending trademark applications in various jurisdictions worldwide.

The Market

We primarily compete in the Automotive Aftermarket Accessories and New Energy industries with a focus on the Tonneau Cover and Portable Power Station Markets.

Tonneau Cover Market

There are various forms of tonneau covers, each with their advantages and disadvantages, available for consumption through direct-to-consumer and retailer and dealer sales channels. Some forms of tonneau cover include but are not limited to:

●	Solid One Piece Caps and Lids;

●	Retractable Covers;

●	Soft Folding & Roll-Up Covers; and

●	Hard Folding & Standing Covers

Solid one piece covers and retractable covers tend to have limited functionality and tend to be priced higher when compared to other types of tonneau covers. Soft and hard folding/rolling tonneau covers, in contrast, tend to be priced more competitively and, as such, are a popular choice among tonneau cover consumers. Given these factors and our belief that we can develop less cumbersome, high functioning, and low cost soft and hard folding covers, we focus primarily on developing soft and hard folding covers.

Our tonneau cover revenue stream is largely proportional to sales of pickup trucks. As of late 2022, there were 284.9 million vehicles in operation in the U.S.1, roughly 21%, or 59.5 million, of which were pickup trucks.2 However, as a result of recent supply chain shortages, heightened interest rates, high prices, and slowing sales, it may take until 2025 for new-vehicle sales to return to pre-pandemic levels.1 While new vehicle sales have decreased, we are well-positioned to capitalize on new vehicle sales; we offer tonneau covers for each of the 10 most popular makes/models by projected 2022-2029 sales (including, for example, the Ford F-Series, RAM Pickups, and Chevrolet Silverado), as well as the top 10 most accessorized pickup truck makes/models projected in 2022-2029.2 Within North America, the pickup truck market is expected to grow from $120 billion in 2022 to $160 billion by 2030, representing a compound annual growth rate of 5.9% in 2023-2030.3 Within this market, pickup trucks are most popular within the southern region of the United States2, and the two largest state markets for pickup trucks are by far Texas and California.2 Globally, the pickup truck market is expected to grow at a compound annual growth rate of 5.01% between 2023 and 2028, representing a $102.91 billion increase.4

54

Electric pickup trucks are projected to gain a larger portion of the U.S. pickup truck market share each year through 2035.1 In fact, the electric pickup truck submarket within North America is estimated to grow from $16.66 billion in 2024 to $64.65 billion in 2029, representing a compound annual growth rate of 31.15%.5 However, a large headwind acting against this trend is that pickup trucks tend to be more popular in areas with less-developed charging infrastructure2 - a headwind that the SOLIS cover directly addresses and positions us favorably for possible partnerships and deals with electric pickup truck manufacturers.

The Specialty Equipment Aftermarket provides more specific insight into how often and for what reasons vehicle owners or renters are purchasing accessories for their vehicles. Despite crossover utility vehicles being the most common vehicle type on the road in the U.S.1, pickup trucks are the largest market by sales within the U.S. for specialty equipment - constituting 31% of this market2, which translated to $16 billion in sales during 2021.2 This market is expected to grow from $51.80 billion in 2022 to $58.28 billion by 2026.6 Within this pickup truck accessory market, 34% of accessories are truck bed & utility modifications2, which is the submarket in which we operate. Truck bed covers are among the top product categories for aftermarket accessory purchases in 20212, and the size of the tonneau cover market within the U.S. is expected to grow at a compound annual growth rate of 8.6% from $3 billion in 2021 to $5 billion in 2027.7

As discretionary consumer goods, the specialty automotive part market is subject to consumer spending trends. Per capita disposable income fell 7.8% during 2022 as government stimulus ended, though it has since increased by 4.6%.8 Further, the Bureau of Labor has reported an increased unemployment rate in February 2024 relative to prior months9, and the Federal Reserve has projected unemployment rates may increase in 2024 and 2025.10 Together, these factors suggest consumer disposable income and unemployment will need to be carefully monitored in order to accurately forecast the automotive aftermarket accessories’ market potential year-to-year.

Consumers purchase automotive aftermarket accessories, as well as tonneau covers, specifically, for various reasons. According to recent reports, 97%, 92%, 80%, and 62% of pickup truck owners use their trucks for utility/work, travel/vacation, outdoor recreation, and off-road uses, respectively.2 Of those pickup truck owners who have purchased accessories for their trucks, 93%, 86%, 68%, and 43% of them use their pickup trucks for day trips, carrying tools/gear, light off-roading, and car camping, respectively.2 Pickup truck owners who use their vehicles for outdoor recreation, work, or off-roading are much more likely to purchase accessories when compared to those who use their vehicles for other purposes.2 Worksport’s tonneau covers largely benefit truck owners using their vehicles for any of these aforementioned purposes, and the SOLIS cover provides additional utility for those utilizing their trucks for utility/work, outdoor recreation, and car camping, in particular.

Sales of truck bed covers occur across several channels, among those including but not limited to part manufacturers, specialty retailers and online retailers. For physical location sales, the most popular sales channels for truck bed covers include New Vehicle Dealerships and Specialty Retailers/Installers, which constituted 17% and 14% of physical location sales, respectively, in 2023.6 For online sales, the most popular sales channels for truck bed covers include Online Only General Retailer, Specialty Retailers/Installers, and Direct from Parts Manufacturers, which constituted 22%, 19%, and 8% of online sales, respectively, in 2023.6 In the Fall of 2022, it was reported that more than half of manufacturers within the specialty-equipment industry were realizing increasing sales through their Direct Sales to Consumers online sales channel over the prior twelve months - a proportion greater than that of any other online sales channel for specialty-equipment including Online Specialty Retailers, Online-Only Retailers, and Auto Parts Chains.11 Worksport has begun selling in this sales channel and plans to invest further into doing so in the future.

55

Sources:

[1]	SEMA. Future Trends Report. 2023. Retrieved from www.sema.org
[2]	SEMA. Pickup Accessorization Report. 2022. Retrieved from www.sema.org
[3]	Skyquest Technology. Global Pickup Truck Market Size, Share, Growth Analysis, By Truck Type (Small Size Pickup Truck, Mid-Size Pickup Truck), By Propulsion Type (Diesel Pickup Truck, Gasoline Pickup Truck) - Industry Forecast 2023-2030. 2024. Retrieved from https://www.skyquestt.com/report/pickup-truck-market
[4]	GlobalNewswire. Global Pickup Truck Market Poised for Growth, Set to Expand by USD 102.91 Billion with CAGR of 5.01% from 2023-2028. 2024. Retrieved from https://www.globenewswire.com/en/news-release/2024/01/26/2818014/28124/en/Global-Pickup-Truck-Market-Poised-for-Growth-Set-to-Expand-by-USD-102-91-Billion-with-CAGR-of-5-01-from-2023-2028.html
[5]	Mordor Intelligence. North America Electric Truck Market Size & Share Analysis - Growth Trends & Forecasts up to 2029. 2024. Retrieved from https://www.mordorintelligence.com/industry-reports/north-america-electric-truck-market
[6]	SEMA. SEMA Market Report. 2023. Retrieved from www.sema.org
[7]	Arizton. U.S. Tonneau Covers Market - Industry Outlook & Forecast 2022-2027. 2022. Retrieved from https://www.arizton.com/market-reports/us-tonneau-covers-market
[8]	IBIS World. Per Capita Disposable Income. 2023. Retrieved from https://www.ibisworld.com/us/bed/per-capita-disposable-income/33/#:~:text=Following%20the%20ending%20of%20government,when%20it%20may%20potentially%20hit.
[9]	Bureau of Labor Statistics. The Employment Situation - February 2024. Retrieved from https://www.bls.gov/news.release/pdf/empsit.pdf
[10]	Federal Reserve Board. Summary of Economic Projections. 2023. Retrieved from https://www.federalreserve.gov/monetarypolicy/files/fomcprojtabl20231213.pdf.
[11]	SEMA. State of the Industry Report 2022 Fall. 2022. Retrieved from www.sema.org

Portable Power Station Market

Compared to the Tonneau Cover Market, the Portable Power Station Market is much younger and more globalized. Gas and diesel generators have long been used by consumers to generate electricity when they could not rely on the grid, whether it be due to grid damage or the lack of grid in remote areas. Unlike such generators, portable power stations do not generate electricity themselves, but they too can be used to provide electricity during times of grid unreliability. These portable power stations are often charged by the grid via home outlets or independent of the grid via consumers’ vehicles or solar panels.

The Portable Power Station Market is large and growing. At a compound annual growth rate of 3.90% between 2023 and 2032, the global Portable Power Station market size is currently valued at $4.49 billion and is expected to grow to $6.13 billion by 2032.1 Within this global market, the largest regional market is the North American market with the U.S. alone constituting $1.28 billion of the current market share and having a compound annual growth rate of 3.8%.1 The segments within the North American market with the largest market share and highest compound annual growth rates are power stations utilizing lithium-ion batteries and those used for off-grid power applications,2 which matches the COR system’s battery type as well as intended usage. Power stations with capacities equal to or greater than 1500 Wh trail slightly behind batteries with capacities equal to or less than 500 Wh in both market size and compound annual growth rate.2

When paired with the SOLIS cover, the COR energy storage system will be a market outlier in that it can be charged safely while mobile whereas competing portable power stations are intended to be stationary during charging.

Sources:

[1]	Precedence Research. Portable Power Station Market. Retrieved from https://www.precedenceresearch.com/portable-power-station-market
[2]	Market Research Future. Global Portable Power Station Market Research Report. 2023.

56

Distribution

We distribute our tonneau covers in Canada and the United States through an expanding network of wholesalers, distributors, and online retail channels, including eBay, Amazon, Walmart, and our own e-commerce platform hosted on Shopify. Distribution via each aforementioned channel is expected to increase during 2024. We have pursued and will continue to pursue relationships with Original Equipment Manufacturers with the intention of distributing through them as well.

The specialty equipment aftermarket consists of three major types of customers, which include master warehouse distributors and big box stores, dealers and wholesalers, and retail end consumers. Master warehouse distributors and big box stores stock and distribute products to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers are local stores which sell products to some businesses and retail consumers in their area and online. Dealers purchase most of their products from their local distributor who delivers to them regularly. Retail end consumers are the end users of the products.

Competition

Tonneau Cover Competitors

The Tonneau Cover market is relatively consolidated with one industry leader, RealTruck (formerly Truck Hero), having the largest market share. RealTruck has acquired upwards of 16 independent tonneau cover brands in North America, allowing it to concurrently target many different niche markets but also potentially causing it to cannibalize its own sales. We compete directly with RealTruck. Other competitors in this space include Truck Accessories Group (Primarily Leer), Agri-Cover (primarily Access), Truck Covers USA, and Paragon.

We believe that being independent, innovative, operationally lean, and competitively priced will enable us to acquire a larger portion of the existing market share. In order to execute on this, we have a small and effective sales team to forge strong business-to-business relationships as well as a small and effective customer support team to service both business-to-business and direct-to-consumer sales. Selling above MAP (Minimum Advertised Price) and enforcing this policy will allow business customers to sell without competing with us and, in return, support the growth of the distribution base. Our innovative covers are designed to serve purposes that no other tonneau cover is currently capable of, some of which are specifically geared towards improving margins for distributors. Further, the SOLIS cover’s inclusion of solar panels may be particularly attractive to electric pickup truck original equipment manufacturers, paving the path towards an original equipment manufacturer relationship that may be lucrative beyond standard tonneau cover partnerships.

Portable Power Station Competitors

The Portable Power Station market is global and highly fragmented and includes many competitors from across the world including but not limited to Alpha ESS Co., Ltd., Anker Technology, EcoFlow, Bluetti, Chilwee Group Co., Ltd, Duracell, GES Group Limited Company, Jackery Inc., Lion Energy, Milwaukee Tool, and Mitsubishi Corporation. Some of these competitors offer a line of Portable Power Stations, each with different power capacities, sizes, and price points, while others specialize in a few or even one Portable Power Station as to target a specific or niche submarket.

We intend to be competitive in this space by focusing on one Portable Power Station while selling additional modular batteries to allow consumers not only to determine for themselves their ideal stored energy capacity and price point but also to upgrade their COR system overtime based on their evolving needs.

Supply of Components

Production of our soft and hard cover product lines requires components including but not limited to injection molded plastics, rubber hinges, rubber seals, foam corners, aluminum coils, aluminum extrusions, and metal brackets. We believe that we can source materials needed for soft and hard tonneau cover production from other suppliers without major delay should any preferred supplier no longer be suitable.

57

For our domestically assembled products, we have developed an extensive network of suppliers based in a diverse range of countries, including but not limited to the U.S., China, Romania, Spain, Turkey, and Canada. We are further diversifying our supply chain of tonneau cover components by developing relationships with suppliers based in countries, including but not limited to Malaysia, Hungary, Czech Republic, Estonia, Latvia, Slovakia, Bulgaria, Vietnam, Thailand, Poland, Finland, Italy, and Lithuania. For our COR and SOLIS components, we are establishing relationships with suppliers based in countries, including but not limited to the U.S., Canada, China, Germany, Romania, Turkey, Philippines, and India. We actively seek to lower reliance on any country deemed a potential geopolitical supply chain risk.

Research and Development

We invest in research and development activities on an ongoing basis. We are actively acquiring new engineering and design assets, both in-house and third-party. Our design engineers are based in both Canada and the United States, and they have developed and are further developing unique tonneau cover designs with enhanced user experience, cost-effective and sustainable materials, and automatable manufacturing potential. Our recently announced partnership with KULR Technology Group, Inc. (NASDAQ: KULR) aims to develop technology related to the Battery Management System and Thermal Safety Features that may be used in future generations of the COR. We also work our Commercial Manufacturing partner of the COR to consider smart design iterations.

Our subsidiary, Terravis Energy, Inc., researches green energy solutions, such as heat pump technologies, for homes and communities.

Governmental Programs, Incentives and Regulations

Globally, both the operation of our business and the ownership of our products by our customers are impacted by various government programs, incentives, and other arrangements. Our business and products are also subject to numerous governmental regulations that vary among jurisdictions.

Programs and Incentives

We have applied for and been granted tax, mortgage, wage, and energy cost relief in New York in addition to wage cost and R&D cost relief in Ontario. These programs are provided by several agencies including the Erie County Industrial Development Agency, Empire State Development, NY Power Authority, and The Canada Revenue Agency. Each of these incentive programs includes its own set of guidelines and requirements, including but not limited to timely eligibility reporting, environmental regulation compliance, and headcount projection realization – each of which we have agreed to and must abide by in order to continue realizing said incentives.

We continue to seek additional incentives and grants in order to lower our operational costs as well as commit less capital to new product initiatives.

Regulations

Our COR portable power station is subject to various U.S. and international regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. We plan to conduct testing to demonstrate our compliance with such regulations.

We use lithium ion cells in our energy storage products. The use, storage, and disposal of our battery packs are regulated under existing laws and are the subject of ongoing regulatory changes that may add additional requirements in the future.

58

Environmental Compliance

We are committed to high environmental standards and carry out our activities and operations in compliance with all relevant and applicable environmental regulations and best industry practices. Costs of environmental regulatory compliance are not expected to be significant.

Human Capital

As of April 18, 2025, we employ twenty-three (23) full-time employees and two (2) part-time employees in Canada and further employ forty-eight (48) full-time employees in the U.S. We intend to hire additional employees as operations grow - particularly within our West Seneca, NY manufacturing facility. On an ongoing basis, we rely on four to eight independent contractors for additional labor and are very selective in our use of consultants.

Practices and Policies

We are an equal opportunity employer committed to inclusion and diversity and to providing a workplace free of harassment or discrimination.

Compensation and Benefits

We believe that compensation should be competitive and equitable and should enable employees to share in our success. We recognize our employees are most likely to thrive when they have resources and support to meet their needs and succeed in their professional and personal lives. In support of this, we offer a variety of benefits for employees, such as group insurance, HRAs, supplemental insurance, paid time off, and 401k benefits, and we invest in tools and resources that are designed to support employees’ growth and development.

Inclusion and Diversity

We remain committed to our vision to build and sustain a more inclusive workforce that is representative of the communities we serve. We continue to work to increase diverse representation, foster an inclusive culture, and support equitable pay and access to opportunity for all employees.

Engagement

We believe that open and honest communication among team members, managers, and leaders helps create an open, collaborative work environment, where everyone can contribute, grow and succeed. Team members are encouraged to come to their managers with questions, feedback or concerns.

Health and Safety

We are committed to protecting our team members everywhere we operate and, as such, support employees with general safety trainings. We have also taken additional health and safety measures during and after the COVID-19 pandemic.

Available Information

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. Such reports and other information filed by us with the SEC are available free of charge at investors.worksport.com/stock-information when such reports are available on the SEC’s website. We periodically provide certain information for investors on our corporate website, worksport.com, and our investor relations website, investors.worksport.com. This includes press releases and other information about financial performance, information on environmental, social and governance matters, and details related to our annual meeting of shareholders. The information contained on the websites referenced in the Offering Circular is not incorporated by reference into this filing. Further, our references to website URLs are intended to be inactive textual references only.

59

Executive Offices

Our principal corporate office and manufacturing, storage, and distribution facility is located at 2500 N. America Dr., West Seneca, NY 14224, U.S. while our secondary business address is located at 55G East Beaver Creek Rd., Richmond Hill, Ontario, L4B 1E5, Canada. We additionally have a US-based R&D facility located at 967 W State Hwy NN, Suite F, Ozark, MO 65721.

Our main telephone number is (888) 554-8789. Our main website is www.worksport.com. The contents of our website are not incorporated by reference into this Offering Circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this Offering Circular. Some of the information contained in this discussion and analysis or set forth elsewhere in our Annual Report on Form 10-K, filed with the SEC on March 27, 2025, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” This discussion should be read in conjunction with our audited consolidated financial statements and the notes thereto, which takes into account the Split, included elsewhere in this Offering Circular.

Overview

Worksport Ltd., through its subsidiaries, designs, develops, manufactures, and owns the Intellectual Property on a portfolio of tonneau cover, solar integration, portable power station, and NP (Non-Parasitic), Hydrogen-based green energy products and solutions for the automotive aftermarket accessories, power storage, residential heating, and electric vehicle-charging industries. We seek to provide consumers with next-generation automotive aftermarket accessories while capitalizing on growing consumer interest in clean energy solutions and power grid independence.

Economic Conditions and Market Trends

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods, and our results of operations may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting our results of operations.

Rising Popularity of Electric Vehicles

Electric Vehicles (EVs) have been increasing in consumer interest, whether that interest takes the form of vehicle pre-orders, sales, or investments. As we begin marketing our Worksport SOLIS and COR, we plan to market the SOLIS as a must-have accessory for electric light duty vehicle owners while simultaneously riding the coattails of EV popularity to promote our other products (COR and conventional tonneau covers) to the very large population of Americans that have an interest in EVs without the funds to purchase them. Further, participating in the EV space allows us to target consumers with an interest in cutting-edge technologies – a great market in which to promote our COR portable power system.

Regulatory Environment Favoring Electric Vehicles

The Build Back Better Bill was a strong indication of upcoming and favorable U.S. regulations. Many regulations that improve North America’s EV charging infrastructure or provide grants to businesses operating in the EV space would benefit us. While we are primarily focused on the light duty vehicle market, our energy products are particularly useful for electric light duty pickup trucks and, therefore, are positioned to benefit greatly from any bill that increases the prevalence of such vehicles. However, President Donald Trump has signed an executive order titled Unleashing American Energy in which he has indicated his administration will be reversing the electric vehicle mandates of Joe Biden’s former administration, and he has further paused billions of dollars in funding allocated towards electric vehicle charging stations. The future of the U.S.’s regulatory environment surrounding electric vehicles is uncertain.

Limited Competitive Landscape

Our conventional tonneau covers are engineered for enhanced user experience and resistance to wear-and-tear, making them strong and competitive products in an otherwise consolidated and saturated market. The Worksport COR, however, operates in a much wider yet unsaturated market. The global Portable Power Station market is quickly growing, and the competitive landscape is far from consolidated. The solar tonneau cover market is in its infancy, and it’s a market in which we have first-mover advantage. To ensure we do not fall behind future competitors, we are highly focused on protecting our intellectual property both domestically and abroad.

60

Climate Change

Climate change threatens to cause many foreseeable as well as unforeseeable ramifications. In cautious preparation for those that are foreseeable, we have strategically begun domestic manufacturing operations in Western New York – an economically growing region not immediately threatened by climate change to the same extent as other regions and possibly one that may benefit from future population migrations within the U.S. Further, we intend to lower our own carbon footprint by investing in energy-saving measures in our factory in West Seneca, NY. Considering climate change may also exacerbate geopolitical tensions, we are working to diversify our supply chain and lower our reliance on any particular region or country for raw materials in order to lower our exposure to climate change-induced economic or political instability.

We believe our Worksport SOLIS and Worksport COR products will be received positively by the public for their resilience to, and even increased utility as a result of, Climate Change. However, we acknowledge the potentially negative environmental impacts of poor battery recycling and increasing demand for precious metals. We are actively researching ways to lower such environmental impacts.

Inflation

Prices of certain commodity products, including raw materials, are historically volatile and are subject to fluctuations arising from changes in domestic and international supply and demand, labor costs, competition, market speculation, government regulations, trade restrictions and tariffs. Increasing prices of the component materials for parts of our goods may impact the availability, quality and price of our products as suppliers search for alternatives to existing materials and increase the prices they charge. Our suppliers may also fail to provide consistent quality of product as they may substitute lower cost materials to maintain pricing levels. Rapid and significant changes in commodity prices may negatively affect our profit margins, and it may be difficult to mitigate worsened margins through customer pricing actions and cost reduction initiatives.

Additionally, as central banks and the U.S. Federal Reserve increase interest rates to combat global inflation, the cost of debt financing increases. The U.S. Federal Reserve has begun to decrease interest rates in 2024, but they may persist at an elevated level for the foreseeable future. Our $6,000,000 mortgage on our West Seneca property and our $1,487,000 in equipment financing both have floating interest rates, meaning we are susceptible to variable monthly mortgage and debt interest costs as a result of changes in interest rates.

High interest rates have also resulted in a shift in institutional holdings away from micro-cap equities, which has negatively influenced our stock’s trading volume. We continue to forge relationships with institutional investors and analysts in order to maintain a healthy trading volume.

Gasoline Prices and Supply Chain Issues

We faced significantly higher ocean freight, trucking, and container handling costs as well as last mile delivery costs in 2021 and 2022 than we did in previous years – all of which have increased our products’ landed costs. Higher oil and gasoline prices further increased these costs, and while such prices have come down from their 2022 highs, we continue to closely monitor gasoline and shipping costs. While the Freight Rate Index has significantly increased from late 2023 through mid-2024 as a result of Houthi attacks against cargo ships in the Red Sea and the concurrent decline in activity across the Panama Canal, the shipping routes used by Worksport have not faced dramatic price hikes. Regardless, Worksport is closely monitoring international shipping costs.

Our transition towards domestic manufacturing and assembly is anticipated to largely offset these higher costs, as we believe we will be less exposed to higher international shipping costs. We are also identifying North American suppliers of our products’ components and will prioritize transport by rail when possible to avoid high trucking costs.

61

Foreign Currencies

We are subject to foreign exchange risk as we manufacture certain products and components in China, market extensively in both Canadian and U.S. markets, employ people residing in both the U.S. and Canada and, to date, have raised funds in Canadian Dollars. Meanwhile, we report results of operations in USD. Since our Canadian customers pay in Canadian Dollars, we are subject to gains and losses due to fluctuations in the USD relative to the Canadian Dollar. Our manufacturers in China are paid in USD to better avoid the relatively greater fluctuation of the Chinese Yuan. To the extent the USD strengthens against any of these foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our operations.

Critical Accounting Policies

Our discussion and analysis of consolidated results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates assumptions and judgments that affect the amounts reported. These estimates, assumptions and judgments are affected by our application of accounting principles, which are discussed in Note 1 – Description of Business and Summary of Significant Accounting Policies of Part II, Item 8, Financial Statements and Supplementary Data, of this report. We believe the accounting policies discussed below are the most critical in understanding and evaluating our financial results. These critical accounting policies have been reviewed with the Audit Committee of our Board of Directors.

Revenue Recognition – In accordance with Accounting Standards Codification (ASC) 606 Revenue from Contracts with Customers, sales are recognized when (1) products are shipped, with no right of return except for defective products, and the title and risk of loss has passed to customers; and (2) when they are delivered based on the terms of the sale, and there is an identifiable contract with a customer with defined performance obligations, the transaction price is determinable, and the entity has fulfilled its performance obligation. Revenue related to shipping and handling costs billed to customers is included in net sales, and the related shipping and handling costs are included in cost of sales.

Inventory Valuation – At December 31, 2024, we had inventories of $5,190,054, or 50% of our current assets. Inventories are stated at the lower of cost or net realizable value with cost determined on a weighted average basis. We record valuation reserves to provide for slow-moving or obsolete inventory by principally using a formula-based method that increases the valuation reserve as the inventory ages. We also take specific circumstances into consideration. We consider overall inventory levels in relation to forecasted demand. Changes in these and other factors, such as low demand or technological obsolescence, could cause us to establish or increase our inventory reserves, which would negatively impact our gross margin.

Reviews of Impairment of Long-Lived Assets – Long-lived assets held for use, which primarily includes finite-lived intangible assets, property, plant and equipment, and right-of-use assets, are evaluated for impairment whenever events or circumstances indicate that the undiscounted cash flows to be generated by their use over their expected useful lives and eventual disposition are less than carrying value. The long-term nature of these assets requires the estimation of their cash inflows and outflows several years into the future and only takes into consideration technological advances known at the time of the impairment test.

Income Taxes – Our annual tax rate is based on our operating results before taxes by jurisdiction, applicable statutory tax rates, the impacts of permanent differences, tax incentives, and tax planning opportunities in the jurisdictions in which we operate. Significant judgment is required in determining our annual tax rate and evaluating our tax positions. We record reserves against tax benefits when it is more likely than not that we will not sustain a position if the appropriate taxing jurisdiction had full information and examined our position. We adjust these reserves when facts and circumstances change, and there is a considerable amount of judgment in making these assessments. For further information, refer to Note 8, Income Taxes of Part III Item 8, Financial Statements and Supplementary Data, of this report.

Split

On March 18, 2025, we effected a 1:10 stock split of our authorized shares of common stock and simultaneously reduced the number of authorized shares of common stock from 299,000,000 to 29,900,000.

62

Business Developments

The following highlights recent material developments in our business:

●	On February 13, 2025, we announced a strategic partnership with KULR Technology Group, Inc. (NASDAQ: KULR), focused on advancing battery technology and strengthening domestic manufacturing, including, without limitation, joint battery pack development, thermal runaway protection and AI-integrated battery management system software design.

●	On February 11, 2025, Worksport announced two major breakthroughs cold climate heat pump technology developed by its subsidiary, Terravis Energy. These breakthroughs eliminate the need of defrost cycles, a common heat pump drawback, and allow the heat pump (the AetherLux heat pump system) to operate in temperatures as low as -57°F, which is lower than the operating capabilities of commercially available heat pumps.

●	On January 28, 2025, we executed an agreement to appoint Coinbase as the official custodian for our cryptocurrency holdings.

●	On January 22, 2025, our subsidiary Terravis Energy announced two major technological advancements in heat pump technology, with commercial product launches anticipated in 2025.

●	On December 6, 2024, we announced a collaboration with Fox Business Network, which provided a live showcase of our upcoming product innovations. The event featured our SOLIS Solar Tonneau Cover, COR Battery Generator, and latest premium tonneau covers, generating substantial media exposure and reinforcing brand visibility among potential investors, customers, and industry stakeholders.

●	On December 5, 2024, we announced our decision to integrate Bitcoin and Ripple into our corporate treasury strategy, providing a hedge against inflationary risks and enhancing financial stability through diversified asset management.

●

On November 22, 2024, we announced a significant expansion in production capacity to accommodate the increasing demand for our SOLIS Solar Tonneau Cover and AL4 Premium Tonneau Cover. The expansion includes scaling manufacturing operations at our facilities, optimizing supply chain logistics, and enhancing production efficiency to meet growing customer orders.

●	In September and October 2024, we introduced new product models, including an innovative tonneau cover for the Rivian R1T and the HD3 Premium Tri-Fold Cover, an enhancement of our AL4 series. These new offerings strengthen our competitive position in the aftermarket automotive accessories segment, catering to a broader range of vehicle owners seeking high-quality, durable tonneau covers.

●	On October 3, 2024, we secured our first direct sales order from a U.S. government agency, marking a significant milestone in our B2B sales strategy. This initiative expands our commercial distribution network, opening new revenue channels with government agencies and fleet operators.

●	On September 30, 2024, we provided updates on our progress toward ISO 9000 certification, reinforcing our commitment to enhancing manufacturing quality and ensuring compliance with global production standards.

●	On July 11, 2024, we announced a new dealer portal, and provided an update on Worksport business-to-business sales. Visit www.worksportdealer.com for more information.

●	On June 26, 2024, we announced a development in our maximum power point tracking (MPPT) algorithm that greatly expands the compatibility and complementarity of our SOLIS Solar Tonneau Cover such that it can be used with a diverse array of portable power stations and power banks.

●	On June 20, 2024, we announced a record sales month for the Company, achieving $739,417 in single-month sales for May 2024 (unaudited). May 2024 sales were 332% higher than the monthly average of Q1 2024, underscoring Worksport’s rapidly growing sales trajectory.

●	On June 5, 2024, we announced the formation of a sales partnership with a prominent Midwest distributor within the automotive industry.

●	On May 29, 2024, we announced the issuance of a new utility patent from the United States Patent & Trademark Office related to our highly anticipated SOLIS Solar Tonneau Cover. The patent covers an innovative design that enhances the efficiency and energy capture capabilities of the SOLIS.

●	On May 8, 2024, we announced the awarding of a grant worth up to $2.8MM from the State of New York through its Excelsior Jobs Program for job creation and wage support. Combined with an electricity subsidy awarded through the New York Power Authority, these grants partially offset operational costs incurred as Worksport increases its manufacturing presence in New York.

●	On March 28, 2024, we announced receipt of solar panels required to begin production of the highly anticipated SOLIS Solar Tonneau Cover. This milestone marks a significant step forward, allowing the Company to begin initial production of the SOLIS Solar Tonneau Cover.

●	On February 23, 2024, we announced a new arrangement with Dix Performance North, Canada’s leading wholesaler of aftermarket car and truck products, for Dix to include our tonneau covers in their catalog. This strategic alliance is expected to make the Company’s range of covers widely available throughout Canada, accelerate our growth, and contribute to significant sales and revenue increases.

●	On February 7, 2024, we announced a collaboration with Infineon Technologies AG (FSE: IFX / OTCQX: IFNNY) pursuant to which we will use Infineon’s GaN power semiconductors GS-065-060-5-B-A in the converters for our portable power stations to increase efficiency and power density.

●	On January 3, 2024, we announced our strategic arrangement with NeuronicWorks Inc., a Toronto-based high-tech custom electronic product development and manufacturing company, to manufacture and assemble our COR battery system in preparation for the system’s anticipated Alpha release.

63

Results of Operations

Year Ended December 31, 2024 compared to the Year Ended December 31, 2023

Net sales

For the year ended December 31, 2024, net sales were $8,484,379, as compared to $1,529,632 for the year ended December 31, 2023. Year-over-year sales increased by approximately 455%. For the year ended December 31, 2024, net sales generated in the U.S. was $8,397,570, compared to $1,522,821 for the same period in 2023, an increase of 451%. For the year ended December 31, 2024, net sales generated in Canada was $67,519, compared to $6,811 for the same period in 2023, an increase of 891%. For the year ended December 31, 2024, net sales generated outside the U.S. and Canada was $19,290.

Net sales increased the year ended December 31, 2024 compared to the same period the prior year due to increased sales of tonneau covers to a private label partner, various dealers and distributors, and end users via the Company’s online marketplace. The Company continues to focus on establishing new and strengthening existing business-to-consumer and business-to-business channels while also strengthening customer support to increase customer satisfaction and enable high product turnover. Worksport has successfully bolstered its business-to-consumer sales channels in 2024, and it is now focusing on increasing cost efficiencies in these sales channels as well as establishing new business-to-business sales channels. For business-to-consumer channels, we are focused on lowering our customer acquisition cost throughout 2025. For business-to-business channels, we have assembled a strong team of both internal and external sales representatives, and we are actively presenting our product offerings to various dealers, wholesalers, and retailers across the U.S. and Canada. We intend to continue gradually increasing output capacity through refined production processes and increased personnel.

Net sales from online retailers of our products increased from $104,352 in 2023 to $4,930,822 in 2024, an increase of 4,625%. Online retailers accounted for 58% of total net sales for the year ended December 31, 2024 compared to 7% for the year ended December 31, 2023. Distributor sales increased 6,120% for the year ended December 31, 2024 compared with the year ended December 31, 2023 with net sales of $423,627 and $6,811, respectively. Private label sales accounted for 37% or $3,129,930 of net sales for the year ended December 31, 2024. We expect to continue to grow our fields of business as we develop unique products with enhanced utility to offer to other prospective clients in the U.S. and Canadian markets.

We distribute our hard tonneau covers and soft tonneau covers in the U.S. and Canada through an expanding network of wholesalers, private labels, distributors, and other online retailers, including eBay, Amazon, Walmart, and our own e-Commerce platform hosted on Shopify. Distribution via each aforementioned channel is expected to increase during 2025. We have pursued and will continue to pursue relationships with Original Equipment Manufacturers with the intention of distributing through them as well.

We currently work closely with a large Canadian and a large U.S. distributor as well as online retailers to grow our customer base. We are progressing well in conversations with three other major distributors with strong market presences, which will allow us to promote to dealers and sell to jobbers in strategic regions. Lastly, we are in closing discussions with a network of nationwide U.S. dealers capable of bringing our product to all U.S. continental states.

Cost of Sales

Cost of sales increased by 488%, from $1,289,118 for the year ended December 31, 2023 to $7,578,729 for the year ended December 31, 2024. Our cost of sales, as a percentage of net sales, was approximately 89% and 84% for the years ended December 31, 2024 and 2023, respectively. The increase in the cost of sales as a percentage of sales was primarily due to two factors: (1) strategic discounting aimed at boosting traffic to our direct-to-consumer online marketplace, and (2) overhead allocation associated with sold inventory produced in periods with limited production volume. Our discounting strategy is part of a broader initiative to enhance market presence and build brand awareness. We anticipate this will well position us for sustained customer engagement in future periods, during which discounting may not be necessary to the same extent. Additionally, overhead absorption was initially higher due to the allocation of fixed costs over a smaller production volume earlier in 2024. As production volume grows and our manufacturing process becomes more efficient, we expect to allocate those same fixed costs against a larger production volume base. This scaling will be facilitated by reallocating more of our existing human capital and machinery resources from design engineering and testing functions toward production. This shift is intended to support ongoing production increases and drive long-term efficiencies in our cost structure.

64

We provide our distributors and online retailers an “all-in” wholesale price. This includes any import duty charges, taxes, and shipping charges. Discounts are applied if the distributor or retailer chooses to use their own shipping process. Certain exceptions apply on rare occasions where product is shipped outside the contiguous U.S. or from the U.S. to Canada. Volume discounts are offered to certain high-volume customers, and we also offer a “dock price” or “pickup program” in which clients are able to pick up inventory directly from our stocking warehouse.

Operating Expenses

Operating expenses increased for the year ended December 31, 2024 by $1,394,309, from $14,977,175 for the fiscal year ended December 31, 2023 to $16,371,484 for the fiscal year ended December 31, 2024, due to the following factors:

●	Research and development expense increased by $620,622 from $1,669,318 in 2023 to $2,289,940 in 2024. The increase relates to development initiatives for hard tonneau covers (HD3, AL4), soft tonneau covers (SCX) and energy products.

●	General and administrative expense increased by $704,632 from $7,974,362 in 2023 to $8,678,994 in 2024. The increase was related to increased employment of production personnel including engineers, machine operators, and assembly people, and increases in wages and salaries as we seek to expand our operations and further develop our products.

●	Sales and marketing expenses increased by $903,450, from $1,483,054 for 2023 to $2,386,504 for 2024. The increase in sales and marketing is primarily attributable to the Company’s marking campaigns to create brand and product awareness.

●	Professional fees, which include accounting, legal, and consulting fees, decreased by $822,203 from $3,853,134 in 2023 to $3,030,931 in 2024. The decrease in professional fees was due to insourcing certain business processes and fewer share-based payments to third parties for services rendered.

65

Other Income and Expenses

We reported net other expenses for the year ended December 31, 2024 of $697,955 compared to net other expenses of $192,297 the prior year. The increase in other expenses can be attributed to decreased interest and rental income.

Liquidity and Capital Resources

As of December 31, 2024, we had $4,883,099 in cash and cash equivalents and $892,000 of remaining available capacity on our revolving line of credit. We have historically generated only limited gross profit and have relied primarily upon capital generated from public and private offerings of our securities to fund continuing operations. Since the Company’s acquisition of Worksport in 2014, it has never generated a profit. During the year ended December 31, 2024, we had net losses of $16,163,789 (2023 - $14,928,958). As of December 31, 2024, the Company had working capital of $7,304,110 (2023 – $1,956,894) and had an accumulated deficit of $64,476,966 (2023 – $48,313,177).

In their audit report, our independent auditors expressed that there is substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate cash flows from operations and obtain equity and/or debt financing. We intend to continue funding operations through equity and debt financing arrangements, which may be insufficient to fund our capital expenditures, working capital and other cash requirements in the long term. There can be no assurance that the steps our management is taking will be successful.

To date, our principal sources of liquidity consist of net proceeds from public and private securities offerings and cash exercises of outstanding warrants. During the year ended December 31, 2024, the Company received net proceeds of $12,482,549 from offerings. Management is focused on transitioning towards gross profit as our principal source of liquidity by growing our existing product offerings and customer base and realizing manufacturing efficiency improvements. We cannot give assurance that we can increase our cash balances or limit our cash consumption and thus maintain sufficient cash balances for our planned operations or future business developments. Future business development and demands may lead to cash utilization at levels greater than recently experienced. We may need to raise additional capital in the future. However, we cannot ensure that we will be able to raise additional capital on acceptable terms, or at all. Subject to the foregoing, we believe our current cash balances coupled with anticipated cash flow from operating activities will be sufficient to meet our working capital requirements for at least one year from the date of issuance of the accompanying consolidated financial statements.

We have raised significant funds during the 2024 fiscal year by utilizing the following public and private offerings:

September 2024 Private Offering

On September 19, 2024, we entered into a Securities Purchase Agreement with an investor pursuant to which we issued and sold 95,000 shares of our common stock at a purchase price of $4.00 per share. As part of the agreement, we also issued warrants to purchase up to 190,000 shares of common stock at an exercise price of $4.00 per share, exercisable for a period of five years from the date of issuance. The warrants contain standard adjustment provisions for stock splits, recapitalizations and reorganizations and include beneficial ownership limitations to prevent the purchaser from exceeding certain ownership thresholds. We obtained $380,000 in net proceeds from this offering.

Public Offering

On September 30, 2022, we filed a shelf registration statement on Form S-3 (File No. 333-267696), which was declared effective by the SEC on October 13, 2022, containing a base prospectus covering the offering, issuance and sale by us of up to $30,000,000 of our common stock and prospectus supplement covering the offering, issuance and sale by us of up to $13,000,000 of our common stock that may be issued and sold under an At The Market Offering Agreement dated as of September 30, 2022. Pursuant to the ATM Agreement, H.C. Wainwright & Co., LLC is entitled to a commission equal to 3.0% of the gross sales price of the shares of common stock sold. We sold $6,032,789 of shares of common stock pursuant to the ATM Agreement during the fiscal year ended December 31, 2024.

March 2024 Direct Offering and Concurrent Private Offering

On March 18, 2024, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with a certain institutional investor (the “Purchaser”) pursuant to which we sold, in a registered direct offering, an aggregate of (i) 237,224 shares (the “Shares”) of common stock and (ii) 147,789 pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 147,789 shares of Common Stock (the “Pre-funded Warrant Shares”). The offering price per Share was $7.40 and the offering price per Pre-funded Warrant was $7.399. The Shares, Pre-funded Warrants and Pre-funded Warrants Shares were offered pursuant to our Form S-3 Registration as supplemented by a prospectus supplement and accompanying base prospectus dated March 18, 2024, filed with the SEC on March 19, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act. The registered direct offering closed on March 20, 2024.

66

The Company received net proceeds of approximately $2.59 million from the offering, after deducting the estimated offering expenses payable by the Company, including the tail fees payable to Maxim Group LLC. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

In a concurrent private placement, we issued the Purchaser warrants to purchase an aggregate of 770,264 shares of common stock for $7.40 per share. Under the warrants, we are obligated to register the shares underlying the warrants on a registration statement on Form S-3 (or other applicable form). If at the time of exercise of the Warrant there is no effective registration statement available for the shares of common stock underlying the warrants, the warrants may be exercised via a “cashless exercise.” We will not receive any proceeds from any warrants exercised by a “cashless exercise.”

Consolidated Statement of Cash Flows

Cash increased from $3,365,778 at December 31, 2023 to $4,883,099 at December 31, 2024 – an increase of $1,517,321 or 45%. The increase was primarily due to financing activities conducted during the period to support growth of ongoing operations.

Operating Activities

Net cash used by operating activities for the year ended December 31, 2024 was $10,138,798, compared to $11,930,580 in the prior year, driven by a shift to production and distribution of hard tonneau covers.

Accounts receivable decreased at December 31, 2024 by $387,561 and increased by $400,521 in the prior year. The decrease in accounts receivable was due to volume shifts from private label sales in 2023 to direct to consumer sales in 2024. The shift from private label sales to direct to consumer decreases the cash conversion timeline.

Inventory increased at December 31, 2024 by $1,558,562 and increased at December 31, 2023 by $2,285,120 due to a shift in production requirements from soft tonneau covers to hard tonneau covers. Prepaid expenses and deposits decreased by $1,305,057 at December 31, 2024 and increased by $776,709 at December 31, 2023 due to deposits by us for the purchase of production equipment and inventory.

Accounts payable and accrued liabilities increased at December 31, 2024 by $1,167,834 and decreased at December 31, 2023 by $492,114, respectively. These fluctuations were driven primarily by the transition to production activities in 2024.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2024 was $528,235 compared to $3,756,364 in the prior year. The decrease in investing activities was primarily due to higher capital expenditures on various production equipment in 2023 to support the Company’s transition to production in 2024.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2024 was $12,184,354 compared to $4,431,965 in the prior year . During the year ended December 31, 2024 the Company received net proceeds of $12,482,549 from the sale of shares and pre-funded warrants. During the year ended December 31, 2023, the Company received net proceeds of $4,475,869 from the sale of shares and pre-funded warrants.

Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations as of December 31, 2024 and 2023:

Contractual Obligations	December 31, 2024	December 31, 2023
Operating lease obligations	$615,007	$1,082,319
Equipment purchases	$-	$59,815
Total Contractual Obligations	$615,007	$1,142,134

We intend to fund our contractual obligations with working capital.

67

Off-Balance Sheet Arrangements

We do not have any material off balance sheet arrangements that have or are reasonably likely to have a material future effect on our financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

See Note 1, Description of Business and Summary of Significant Accounting Policies, included in Part II Item 8, Financial Statements and Supplementary Data, of this report for further information regarding Financial Accounting Standards Board issued Accounting Standards Updates (“ASU”).

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is a list of the names, ages and positions of our executive officers and directors as of April 18, 2025:

Name:	Age	Position(s):	Director or Executive Officer Since:
Steven Rossi	38	Chief Executive Officer, President, Secretary, Chair of the Board (Principal Executive Officer)	November 7, 2014

Michael Johnston	43	Chief Financial Officer (Principal Financial and Accounting Officer)	December 5, 2017

Lorenzo Rossi	69	Director	December 9, 2014

Craig Loverock	53	Independent Director*	April 22, 2019

William Caragol	57	Independent Director#	June 30, 2021

Ned L. Siegel	72	Independent Director†	June 30, 2021

* Audit Committee Chair

# Compensation Committee Chair

† Nominating and Corporate Governance Chair

68

A brief description of the background and business experience of our executive officers and directors for the past five years is as follows:

Steven Rossi has served as the Chief Executive Officer, President, Secretary and Chair of the Board since November 7, 2014. Mr. Rossi founded Worksport Ontario, a wholly owned operating entity of the Company, in 2011. Steven Rossi has over two decades of business experience. Prior to founding Worksport, he founded two automotive based companies in 2005 and 2006, respectively, and managed and grew their respective operations for several years. Since founding Worksport Ontario in 2011, Mr. Rossi has been granted numerous patents across the United States and Canada. He has assigned all patents exclusively to Worksport. Mr. Rossi attended the University of Toronto from 2005 to 2007, majoring in Life Science, pausing his post-secondary education to begin his career as an entrepreneur, visionary, and founder. Through his prior experiences, Steven possesses the knowledge and experience in establishing, managing, and growing automotive companies that aid him in efficiently and effectively identifying and executing the Company’s strategic priorities. As our Chief Executive Officer, President, Chair and founder, Mr. Rossi brings to the Board extensive knowledge of the Company’s products, structure, history, and culture as well as years of expertise in the industry and is qualified to be a member of the Board.

Michael Johnston CPA, CA, has been serving as the Chief Financial Officer of the Company since December 5, 2017. Mr. Johnston has been a partner with Forbes Andersen LLP, Chartered Professional Accountants, since January 2012 and offers over 19 years of experience advising both private and public companies. His responsibilities include assisting Steven Rossi in developing new business, maintaining operating budgets and ensuring adequate cash flow. Mr. Johnston was appointed by the Board for his extensive knowledge of the Company’s products and his financial and accounting expertise. Mr. Johnston holds a graduate degree from the University of Western Ontario.

Lorenzo H. Rossi has served as Director of the company since December 9, 2014, and he has since been a cornerstone of leadership and expertise, significantly shaping the Company’s strategic and governance frameworks with a keen focus on excellence and innovation. His strategic acumen, particularly as Chair of Finance for Canada’s second-largest Catholic school board, has demonstrated his ability to drive educational excellence while maintaining fiscal discipline. Mr. Rossi has also contributed valuable insights from his tenure as a Board Director for a TSX-listed biometric company, enhancing his understanding of corporate strategies in technology and security. His extensive experience as a Continuing Education High School Principal for 23 years further showcases his leadership in educational development and his commitment to fostering academic achievements.

With academic qualifications that include a Doctorate in Theology (ThD), a Master of Education (M.Ed.) in Computer Science, a Bachelor of Education (B.Ed.), and a Bachelor of Arts (B.A.), Mr. Rossi’s diverse educational background underpins his strategic decision-making and commitment to lifelong learning. Lorenzo H. Rossi’s tenure embodies strategic leadership, innovation, and a commitment to operational excellence, making him an integral asset to the Company’s leadership team. His contributions are pivotal in driving the Company’s strategic initiatives, optimizing performance, and enhancing shareholder value.

Craig Loverock, CPA, CA, has been serving as a member of the Board of the Company since April 22, 2019. Mr. Loverock has also served as the Chair of the Audit Committee since April 22, 2019. Mr. Loverock is a licensed CPA (Chartered Professional Accountant) and received his Chartered Accountant designation from the Institute of Chartered Accountants, Ontario in 1997, and has over 25 years’ experience in accounting and finance roles in Canada, the United States and England. Mr. Loverock has been the Chief Financial Officer and Corporate Secretary at Contagious Gaming Inc. since November 30, 2015, and currently serves as the Chief Financial Officer of Stronach International Inc. From January 2018 to April 2023, he served as the Chief Financial Officer of Sproutly Canada, Inc. From October 2014 to May 2015, he served as the Chief Financial Officer of VoiceTrust Inc. From November 2012 to October 2014, he served as the Chief Financial Officer and Chief Compliance officer of Quartz Capital Group Ltd. The Board believes that Mr. Loverock’s vast professional experience, education, and professional credentials qualify him to serve as a member of the Board and as a member of the Board’s committees.

69

William Caragol was appointed a director June 30, 2021. Mr. Caragol is the Chief Financial Officer of Mainz Biomed, N.V. (NASDAQ: MYNZ) since July of 2021. From 2018 to the present, Mr. Caragol has also been Managing Director of Quidem LLC, a corporate advisory firm. Since 2015, Mr. Caragol has been Chairman of the Board of Thermomedics, Inc., a medical diagnostic equipment company. Since July 2023, Mr. Caragol has also been on the board of directors and has been Chairman of the audit committee of Janover, Inc. (NASDAQ: JNVR), and he served on the board of directors of Greenbox POS (NASDAQ: GBOX) from 2021 to April 2023. Since November 2021, Mr. Caragol has also served as the Chief Operating Officer of Iron Horse Acquisitions Corp. (NASDAQ: IROH). Mr. Caragol earned a B.S. in business administration and accounting from Washington & Lee University and is a member of the American Institute of Certified Public Accountants. The Board believes that Mr. Caragol’s vast experience as a member of several publicly traded companies’ board of directors, his education, and professional credentials qualify him to serve as a member of the Board and as a member of the Board’s committees.

Ambassador Ned L. Siegel was appointed a director June 30, 2021. Ambassador Siegel is the President of The Siegel Group, a multi-disciplined international business management advisory firm he founded in 1997 in Boca Raton, Florida, specializing in real estate, energy, utilities, infrastructure, financial services, oil & gas and cyber & secure technology. Mr. Ambassador Siegel has served since 2013 as Of Counsel to the law firm of Wildes & Weinberg, P.C. From October 2007 until January 2009, he served as the United States Ambassador to the Commonwealth of The Bahamas. Prior to his Ambassadorship, in 2006, he served with Ambassador John R. Bolton at the United Nations in New York, as the Senior Advisor to the U.S. Mission and as the United States Representative to the 61st Session of the United Nations General Assembly. From 2003 to 2007, Mr. Ambassador Siegel served on the Board of Directors of the Overseas Private Investment Corporation (OPIC), which was established to help U.S. businesses invest overseas, fostering economic development in new and emerging markets, complementing the private sector in managing the risk associated with foreign direct investment and supporting U.S. foreign policy. Appointed by Governor Jeb Bush, Mr. Ambassador Siegel served as a Member of the Board of Directors of Enterprise Florida, Inc. (EFI) from 1999-2004. EFI is the state of Florida’s primary organization promoting statewide economic development through its public-private partnership.

Ambassador Siegel presently serves on the Board of Directors of the following companies: Janover Inc., La Rosa Holdings Corp. and Bannix Acquisition Corp. He also presently serves in an advisory capacity to the U.S. Medical Glove Company. Ambassador Siegel received a B.A. from the University of Connecticut in 1973 and J.D. from the Dickinson School of Law in 1976. In December 2014, he received an honorary degree of Doctor of Business Administration from the University of South Carolina.

The Board believes that Mr. Ambassador Siegel’s vast professional experience, education, and professional credentials qualify him to serve as a member of the Company’s Board Directors, and as a member of the Board’s committees.

Advisory Board

The following members comprise our Advisory Board:

Name:	Age
Yosi Behar	80
Sengkee Ahn	53
Mike Timmons	48
Thomas DiNanno	56

Yosi Behar joined the Company’s Advisory Board on October 7, 2021. As Founder of The Behar Group, Yosi Behar has been an active real estate representative and broker in Ontario, Canada for over 40 years with overwhelming success. He has coordinated and completed numerous transactions for such companies as Bell Canada, Runnymede Development Corporation Limited, Imperial Oil, Sun Life Assurance Company of Canada, Tribute Homes, Royop Corporation, Petro-Canada, Royal Bank of Canada, The Bank of Montreal, Liberty Developments, Minuk Construction, and Metrus Development. His current mandates include acting as real estate advisor for Volvo Canada, Volkswagen, Land Rover/Jaguar, Lexus/Toyota, Honda/Acura, Hyundai, Mazda, BMW, Mercedes-Benz, Subaru, Kia, Mitsubishi, Ford, General Motors, Chrysler, and Nissan. He prides himself on his impeccable reputation for service, integrity, perseverance, and loyalty to his valued clientele.

Sengkee Ahn joined the Company’s Advisory Board on June 30, 2021. Sengkee Ahn has almost three decades of experience advising and working with some of the wealthiest organizations and individuals in Canada. He currently serves as Managing Director at a large Canadian Chartered Bank. Previously, Mr. Ahn was the CFO for one of the largest alternative nicotine companies in North America and, before that, was Senior Vice President of Corporate Development for a large cannabis company in Southwestern Ontario. He spent over 20 years at RBC and CIBC, holding various senior positions in wealth management, Capital Markets, and Commercial Banking.

70

Mike Timmons joined the Company’s Advisory Board on June 30, 2021. Mike Timmons is Vice President of Sales and Marketing for EGR, Inc., a global OEM manufacturer, where he is leading the efforts to relaunch the brand in the Aftermarket space. Previously, Mike Timmons was VP of Jeep & Off-Road for Truck Hero, Inc (now RealTruck), leading brands like Rugged Ridge, Omix-ADA, and other aftermarket leading brands where he developed & oversaw core business practices that improved branding and new product development approaches.

Thomas DiNanno joined the Company’s Advisory Board on February 17, 2022. Thomas DiNanno has held several key U.S. Government positions with focuses in areas of national security and infrastructure. His experience and expertise are intended to influence the Company’s ongoing efforts in the government sector. Mr. DiNanno is a contributing advisor to Hudson Institute, a 501(c)(3) organization that guides public policy makers and global leaders in government and business through publications, conferences, policy briefings, and recommendations. Prior to joining Hudson Institute, he served as a professional staff member on the House Permanent Select Committee on Intelligence as well as acting Assistant Secretary of State of the Arms Control, Verification and Compliance Bureau from 2018-2021. Mr. DiNanno has served in several key government capacities, including Assistant Administrator for the Department of Homeland Security’s Federal Emergency Management Agency (FEMA), where he oversaw National Preparedness initiatives and grants focused on counterterrorism.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their resignation or removal in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Members of our advisory board do not have any voting power and serve at the pleasure of the Board.

Family Relationships

Lorenzo Rossi and Steven Rossi are father and son. Other than the foregoing, there are no other family relationships between any of our directors or executive officers.

Involvement in Legal Proceedings

To our knowledge, there have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability of our directors or executive officers.

Code of Business Conduct and Ethics

Our Board has adopted a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. One of our investor webpages, investors.worksport.com/leadership-and-governance, displays a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Insider Trading Policy

All officers, directors and employees of, and consultants and contractors to, us or any of our subsidiaries are subject to our Insider Trading Policy. The Insider Trading Policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in the trading of our securities. To ensure compliance with the Insider Trading Policy and applicable federal and state securities laws, all officers, directors and employees of, and consultants and contractors to, us or any of our subsidiaries must refrain from the sale or purchase of our securities except in specific designated trading windows or pursuant to 10b5-1 trading plans that were preapproved. Even during a trading window period, certain insiders, including our named executive officers and directors, must comply with our designated pre-clearance policy prior to trading in our securities.

71

Director Independence and Board Committees

An “independent director” is defined generally as a director that is not an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Steven Rossi, Lorenzo Rossi, Craig Loverock, William Caragol and Ned L. Siegel serve as members of our Board. Our Board has determined that Craig Loverock, William Caragol and Ned L. Siegel are “independent directors” as defined in The Nasdaq Stock Market LLC (“Nasdaq”) listing rules and under Rule 10-A-3(b)(1) of the Exchange Act and applicable SEC rules.

Audit Committee. We currently have a standing Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent and financially literate, and one member of the Audit Committee must qualify as an “audit committee financial expert” as defined in applicable SEC rules. Messrs. Craig Loverock, William Caragol and Ned L. Siegel serve as members of our Audit Committee. Mr. Loverock serves as the Audit Committee Chairman. Craig Loverock qualifies as an “audit committee financial expert” under the SEC rules.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including to:

●	appoint, compensate and oversee the work of any registered public accounting firm employed by us;
●	resolve any disagreements between management and the auditor regarding financial reporting;
●	pre-approve all auditing and non-audit services;
●	retain independent counsel, accountants or others to advise the Audit Committee or assist in the conduct of an investigation;
●	seek any information it requires from employees - all of whom are directed to cooperate with the Audit Committee’s requests - or external parties;
●	meet with our officers, external auditors or outside counsel, as necessary; and
●	oversee that management has established and maintained processes to assure our compliance with all applicable laws, regulations and corporate policies.

Compensation Committee. We have a standing Compensation Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the Compensation Committee, all of whom must be independent. William Caragol, Craig Loverock and Ned L. Siegel serve as members of our Compensation Committee. Mr. Caragol serves as the Compensation Committee Chairman.

We have adopted a Compensation Committee charter, which details the purpose and responsibility of the Compensation Committee, including to:

●	discharge the responsibilities of the Board relating to compensation of our directors, executive officers and key employees;
●	assist the Board in establishing appropriate incentive compensation and equity-based plans and to administer such plans;
●	oversee the annual process of evaluation of the performance of our management; and
●	perform such other duties and responsibilities as enumerated in and consistent with the Compensation Committee’s charter.

The Compensation Committee’s charter permits the committee to retain or receive advice from a compensation consultant and outlines certain requirements to ensure the consultant’s independence or certain circumstances under which the consultant need not be independent. However, as of the date hereof, we have not retained such a consultant.

72

Nominating and Corporate Governance Committee. We have a standing Nominating and Corporate Governance Committee. Craig Loverock, William Caragol and Ned L. Siegel serve as members of the Nominating and Corporate Governance. Ned L. Siegel serves as the Nominating and Corporate Governance Committee Chairman.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including to:

●	assist the Board by identifying qualified candidates for director nominees, and to recommend to the Board the director nominees for the next annual meeting of shareholders;
●	lead the Board in its annual review of its performance;
●	recommend director nominees to the Board for each committee of the Board; and
●	develop and recommend to the Board corporate governance guidelines applicable to us.

Meetings of the Board of Directors

During our fiscal year ended December 31, 2023, the Board met from time to time informally and acted by written consent on numerous occasions.

Indemnification and Limitation on Liability of Directors

Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his or her right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he or she may have for contribution from any other director or other person.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid during the years ended December 31, 2024 and 2023 in all capacities for our “named executive officers” which include: (i) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year and whose total compensation for the last fiscal year exceeded $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided under (ii), except that the individual was not serving as an executive officer of the company at the end of the last completed fiscal year.

Summary Compensation Table

Summary Compensation Table Name and Position	Fiscal Year Ended December 31,	Salary ($)		Stock Awards ($)	Stock Options ($)		Total ($)
Steven Rossi, Chief Executive Officer, President	2024	348,246	(1)	-	1,067,227	(3)	1,415,473
	2023	374,470	(2)	-	4,978,572	(3)	5,353,042

(1)	Steven Rossi’s gross salary in 2024 was $187,000 ($256,085 CAD), which includes his base compensation plus an 8% vacation payout per paycheck. He additionally received $159,527 in consulting fees. He also received contributions towards health, dental, and vision coverage equaling $1,719 ($2,354 CAD) in the same year. The payments were made in CAD, of which was converted to USD using the 2024 average exchange rate of 0.730228.

(2)	Steven Rossi’s gross salary in 2023 was $327,998 ($442,615 CAD), which includes his base compensation plus an 8% vacation payout per paycheck. He additionally received $45,786 ($61,786 CAD) in vacation payouts accrued prior to 2023. He also received contributions towards health, dental, and vision coverage equaling $686 ($926 CAD) in the same year. The payments were made in CAD, of which was converted to USD using the 2023 average exchange rate of 0.741045.

73

(3)	On May 1, 2023, we granted Steven Rossi 200,000 NQSO Stock Options with a strike price of $17.40 and a vesting schedule based on market capitalization. On July 21, 2023, we granted Steven Rossi 5,000 NQSO stock options with a strike price of $36.10 to be vested 50% one year from the grant date and 50% two years from the grant date. On October 31, 2023, we granted Steven Rossi 150,000 ISO Stock Options with a strike price of $14.40 to be vested upon completion of revenue milestones. On July 23, 2024, the strike price was decreased to $7.042, the closing price of the Company’s common stock on July 23, 2024, as reported by the Nasdaq Stock Market.

Named Executive Officers Employment Agreements or Arrangements

We entered into an employment agreement with Steven Rossi, our Chief Executive Officer, effective May 10, 2021 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Rossi amended the Company’s Series A Preferred Stock Certificate of Designation to eliminate his right to convert his Series A Preferred Stock into 51% of the outstanding common stock of the Company. In consideration for Mr. Rossi agreeing to terminate his conversion rights, the Company issued Mr. Rossi an aggregate of 171,754 unregistered shares of common stock.

On July 23, 2024, we entered into a consulting agreement (the “Consulting Agreement”) with Steven Rossi and 2230164 Ontario Inc., an Ontario corporation owned by Mr. Rossi (the “Consultant”). The terms of the Consulting Agreement are substantially the same as the terms set forth in the Employment Agreement, dated May 10, 2021, with the Company. The Consulting Agreement replaces the Employment Agreement in its entirety; provided however that all equity awards previously issued to the Consultant pursuant to the Employment Agreement or otherwise, remain in full force and effect in accordance with their respective terms.

Pursuant to the Consulting Agreement, Steven Rossi, acting through 2230164 Ontario Inc., agreed to serve as the Company’s Chief Executive Officer (CEO) and President. The term of the Consulting Agreement commenced on July 23, 2024 (the “Effective Date”) and continues unless terminated pursuant to the terms of the Consulting Agreement (as disclosed below).

The Consultant shall receive an annual base payment of $300,000 (“Base Fees”) for services provided pursuant to the Consulting Agreement and shall be afforded the opportunity to earn an annual incentive bonus (“Bonus”) equal to 50% of the Base Fees, provided that certain performance goals are met. The performance goals will be established on an annual basis by the Compensation Committee of the Board of Directors of the Company, when constituted.

The Consulting Agreement may be terminated by the Company with or without “Cause” (as defined below) or by the Consultant with or without “Good Reason” (as defined below).

The term “Cause” includes discharge by Company on account of the occurrence of one or more of the following events:

i. Consultant’s continued refusal or failure to perform (other than by reason of Disability) Consultant’s material duties and responsibilities to Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Consultant, or Consultant’s continued refusal or failure to follow any reasonable lawful direction of the Board if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by Company to Consultant;

ii. a material breach of this Agreement (other than Section 7, Section 8 and Section 9) by Consultant or Rossi that, if capable of being cured, is not cured within thirty (30) days following written notice of such breach by Company to Consultant;

74

iii. an intentional and material breach of Section 7, Section 8, and Section 9 hereof by Consultant or Rossi;

iv. willful, grossly negligent or unlawful misconduct by Consultant or Rossi which causes material harm to Company or its reputation;

v. any conduct engaged in by Consultant or Rossi that is materially detrimental to the business or reputation of Company as determined by the Board in good faith using its reasonable business judgment that is not cured within thirty (30) days following written notice from Company to Consultant or Rossi;

vi. Company is directed in writing by regulatory or governmental authorities to terminate the engagement of Consultant or Consultant or Rossi engages in activities that (i) are not approved or authorized by the Board, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Company; or

vii. a conviction, plea of guilty, or plea of nolo contendere by Consultant or Rossi, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft, or similar action(s) (including, without limitation, acceptance of bribes, kickbacks or self-dealing), or the material breach of Consultant’s or Rossi’s fiduciary duties with respect to Company.

The term “Good Reason” means, without Consultant’s express written consent, (i) a material reduction in the Base Fees, then in effect, except a material diminution generally affecting the members of the Company’s management, (ii) a material reduction in title, position or responsibility, (iii) a material breach of any term or condition contained in this Agreement, or (iv) a relocation of Consultant’s principal worksite that is more than fifty (50) miles (80.46 km) from Consultant’s principal worksite as of the Start Date. However, none of the foregoing events or conditions will constitute “Good Reason” unless (i) Consultant provides Company with written notice of the existence of Good Reason within ninety (90) days following the occurrence thereof, (ii) Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (iii) Consultant resigns Consultant’s engagement within thirty (30) days following the expiration of that cure period.

On the Effective Date, the Company granted Mr. Rossi a non-qualified stock option to purchase 350,000 shares of the Company’s common stock at the Fair Market Value on the date of issuance. The option shall vest in equal quarterly installments over a period of five (5) years and expire on the tenth anniversary of the date of grant, subject to the Consultant’s continuous service with the Company. In the event of a Change of Control of the Company, the option shall immediately vest in full, ensuring the Consultant/Mr. Rossi fully benefits from the change in the Company’s ownership structure.

During the Term of the Agreement, if (i) a Change in Control has occurred, and (ii) as of such Change in Control, the price per share of Company’s common stock is two (2) times or more the closing price per share of the common stock of the Company upon listing on the Nasdaq Stock Market, Consultant shall be paid a bonus (the “Change in Control Transaction Bonus”), in cash, equal to two (2) times the Base Fees as in effect immediately before such Change in Control. If applicable, the Change in Control Transaction Bonus shall be paid in a lump sum within fifteen (15) days after the consummation of such Change in Control and the following certification by the Board of the occurrence of clauses (i) and (ii) above.

Pursuant to the clawback provisions of the Consulting Agreement, any amounts payable under the Employment Agreement or equity awards are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

The Consulting Agreement provides that the Company shall indemnify the Consultant/Mr. Rossi to the fullest extent permitted by law for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out-of-pocket attorneys’ fees) incurred or paid by Consultant/Mr. Rossi in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Consultant/Mr. Rossi of services for, or the acting as a director, officer or consultant of, Company, or any subsidiary of the Company.

The foregoing summary description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Consulting Agreement, which is filed as an exhibit to this Offering Statement of which this Offering Circular forms a part.

75

The table below set forth the outstanding equity awards held by our named executive officers as of December 31, 2024.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2024

	Option Awards								Stock Awards
Name	Number of securities underlying exercised options (#)	Number of securities underlying unexercised options (#) exercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date		Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Steven Rossi, CEO & Pres. (PEO)	0	82,500	(1)(2)(3)(4)	282,500	(2)(3)(4)	7.042		(1)(2)(3)(4)	-	-

(1)	On August 6, 2021, we granted Steven Rossi an incentive stock option to purchase 10,000 shares of common stock for $55.00 per share under the Worksport Ltd. 2021 Equity Incentive Plan. The option vests 100% on the grant date. The expiration date of the option is August 6, 2026. During the year ended December 31, 2024, this stock option’s strike price was updated to $7.042.

(2)	On May 1, 2023, we granted Steven Rossi a non-qualified stock option to purchase 200,000 shares of common stock for $17.40 per share. Vesting is based upon the achievement of either the Company’s Market Capitalization or the Company’s Share Price. The grant vests in ten tranches. The first tranche vests once the Company either maintains a volume weighted average price of $20.00 or more for 10 consecutive trading days or reaches a market capitalization of $38,000,000, and an additional tranche representing 10% of the option grant vests for each dollar by which the volume weighted average price increases or for each additional $17,000,000 in which the Company’s market capitalization increases. 20% of the stock option has vested. The expiration date of the option is May 1, 2033. During the year ended December 31, 2024, this stock option’s strike price was updated to $7.042.

(3)	On July 21, 2023, we granted Steven Rossi a non-qualified stock option to purchase 5,000 shares of common stock for $36.10 per share under the Worksport Ltd. 2022 Equity Incentive Plan. The option vests 50% on the first annual anniversary of the grant date, and the other 50% vests on the second annual anniversary of the grant date. The expiration date of the option is July 21, 2028. During the year ended December 31, 2024, this stock option’s strike price was updated to $7.042.

(4)	On October 31, 2023, we granted Steven Rossi an incentive stock option to purchase 150,000 shares of common stock for $14.40 per share. Vesting is based upon the achievement of revenue-based milestones. The first tranche representing 20% of the option vests upon the achieving of an annual run rate revenue of $10,000,000 as measured by $2,500,000 of quarterly revenue, and an additional 20% vests for each $10,000,000 increase in annual run rates, each represented by an additional $2,500,000 of quarterly revenue. 20% of the stock option has vested. The expiration date of the option is October 31, 2033. During the year ended December 31, 2024, this stock option’s strike price was updated to $7.042.

76

Equity Incentive Plans

2015 Equity Incentive Plan

In July 2015, our Board and shareholders adopted the Worksport Ltd. 2015 Equity Incentive Plan (the “2015 Plan”), effective as of July 5, 2015. The 2015 Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The 2015 Plan is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and that of any affiliate and provide a means by which the eligible recipients may benefit from increases in value of our common stock. The Board reserved 50,000 shares of common stock issuable upon the grant of awards under the 2015 Plan. As of December 31, 2024, zero shares of common stock remain available under the 2015 Plan.

2021 Equity Incentive Plan

On March 31, 2021, our Board and shareholders adopted the Worksport Ltd. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The 2021 Plan is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and that of any affiliate and provide a means by which the eligible recipients may benefit from increases in value of our common stock. The Board reserved 125,000 shares of common stock issuable upon the grant of awards under the 2021 Plan. As of December 31, 2024, 1,500 shares of common stock were available under the 2021 Plan.

2022 Equity Incentive Plan

In September 2022 and November 2022, our Board and shareholders, respectively, approved and adopted the Worksport Ltd. 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan authorizes the grant of the following types of stock awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock units, (vi) performance units, (vii) performance shares and (vii) other awards as the administrator may determine. The 2022 Plan is to be administered by the Board, the Compensation Committee or any other committee appointed by the Board. The 2022 Plan is intended to (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide incentives to individuals who perform services for us and (iii) promote the success of our business. A total of 75,000 shares of common stock have been reserved for the issuance of awards under the 2022 Plan. The 2022 Plan also contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the 2022 Plan will automatically increase on January 1 of each calendar year during the term of the 2022 Plan, beginning with the calendar year 2023, by an amount of shares of common stock so that the total amount of common stock available under the 2022 Plan is equal to 15% of the total number of shares of common stock outstanding on December 31st of the prior calendar year minus the total number of shares reserved and available for issuance under the 2015 Plan and 2021 Plan. The number of shares of common stock authorized under the 2022 Plan as of January 1, 2024 was 303,311. As of December 31, 2024, 27,909 shares of common stock were available under the 2022 Plan. The number of shares of common stock authorized under the 2022 Plan as of January 1, 2025 was 600,433.

Term

The 2022 Plan shall be in effect upon the adoption by the Board and remain in effect until the 10th anniversary of the date the Board approves and adopts the 2022 Plan, unless terminated earlier by the Board.

77

Lapsed Awards

If awards are surrendered, terminated, or expire without being exercised in whole or in part, new awards may be granted covering the shares of common stock not issued under such lapsed awards, subject to any restrictions that may be imposed by the Code.

Adjustment in Shares of Common Stock

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits therein.

Non-Transferability

Unless determined otherwise by the administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, (iii) to a revocable trust or (iv) as permitted by Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”).

Limitation on Number of Shares Subject to Awards

The maximum aggregate amount of cash that may be paid in cash during any calendar year (measured from the date of any payment) with respect to one or more awards payable in cash is $100,000.

Amendments to the 2022 Plan

The administrator may at any time amend, alter, suspend, or terminate the 2022 Plan. We will obtain shareholder approval of any 2022 Plan amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension, or termination of the 2022 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the administrator, in which case such an agreement must be in writing and signed by the participant and the Company. Termination of the 2022 Plan will not affect the administrator’s ability to exercise the powers granted to it hereunder with respect to awards granted under the 2022 Plan prior to the date of such termination.

Options

Exercise Price

The per share exercise price for the shares to be issued pursuant to exercise of an option will be determined by the administrator but will be no less than 100% of the fair market value per share on the date of grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

78

Grant of Options

Each option will be designated in the award agreement as either an incentive stock option or a non-qualified stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as non-qualified stock options. Incentive stock options will be taken into account in the order in which they were granted. The fair market value of the shares will be determined as of the time the option with respect to such shares is granted.

Exercise of Option

Any option granted hereunder will be exercisable according to the terms of the 2022 Plan and at such times and under such conditions as determined by the administrator and set forth in the award agreement. An option may not be exercised for a fraction of a share. An option will be deemed exercised when we receive: (i) notice of exercise (in such form as the administrator specifies from time to time) from the person entitled to exercise the option, and (ii) full payment for the shares with respect to which the option is exercised (together with any applicable withholding taxes).

Effect of Termination of Employment or Death or Disability

If a participant ceases to be a service provider, other than upon the participant’s termination as the result of the participant’s death or disability, the participant may exercise his, her, or its option within such period of time as is specified in the award agreement to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the award agreement). In the absence of a specified time in the award agreement, the option will remain exercisable for three months following the participant’s termination. Unless otherwise provided by the administrator, if on the date of termination the participant is not vested as to his, her, or its entire option, the shares covered by the unvested portion of the option will revert to the 2022 Plan. If after termination the participant does not exercise his, her, or its option within the time specified by the administrator, the option will terminate, and the shares covered by such option will revert to the 2022 Plan.

If a participant ceases to be a service provider as a result of the participant’s disability, the participant may exercise his or her option within such period of time as is specified in the award agreement to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the award agreement). In the absence of a specified time in the award agreement, the option will remain exercisable for six (6) months following the participant’s termination. Unless otherwise provided by the administrator, if on the date of termination the participant is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the 2022 Plan. If after termination the participant does not exercise his or her option within the time specified herein, the option will terminate, and the shares covered by such option will revert to the 2022 Plan.

If a participant dies while a service provider, the option may be exercised within such period of time as is specified in the award agreement to the extent that the option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such option as set forth in the award agreement), by the participant’s designated beneficiary, provided such beneficiary has been designated prior to participant’s death in a form acceptable to the administrator. If no such beneficiary has been designated by the participant, then such option may be exercised by the personal representative of the participant’s estate or by the person(s) to whom the option is transferred pursuant to the participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the award agreement, the option will remain exercisable for six (6) months following participant’s death. Unless otherwise provided by the administrator, if at the time of death participant is not vested as to his or her entire option, the shares covered by the unvested portion of the option will continue to vest in accordance with the award agreement. If the option is not so exercised within the time specified herein, the option will terminate, and the shares covered by such option will revert to the 2022 Plan.

Change of Control

In the event of a merger of the Company with or into another corporation or other entity or a change in control, each outstanding option will be treated as the administrator determines without a participant’s consent.

79

Stock Appreciation Rights

Grant of Stock Appreciation Rights

Subject to the terms and conditions of the 2022 Plan, a stock appreciation right may be granted to service providers at any time and from time to time as will be determined by the administrator, in its sole discretion.

Number of Shares

The administrator will have complete discretion to determine the number of stock appreciation rights granted to any participant.

Exercise Price and Other Terms

The administrator, subject to the provisions of the 2022 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2022 Plan; provided, however, that the exercise price will be not less than 100% of the fair market value of a share on the date of grant.

Agreement, Expiration, and Payment

Each stock appreciation right grant will be evidenced by an award agreement that will specify the exercise price, the term of the stock appreciation right, the conditions of exercise, and such other terms and conditions as the administrator, in its sole discretion, will determine. A stock appreciation right granted under the 2022 Plan will expire upon the date determined by the administrator, in its sole discretion, and set forth in the award agreement; provided, however, that the term will be no more than 10 years from the date of grant thereof. Upon exercise of a stock appreciation right, a participant will be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the exercise price; times (ii) the number of shares with respect to which the stock appreciation right is exercised. At the discretion of the administrator, the payment upon stock appreciation right exercise may be in cash, in shares of equivalent value, or in some combination thereof.

Restricted Stock

Grant of Restricted Stock

Subject to the terms and provisions of the 2022 Plan, the administrator, at any time and from time to time, may grant shares of restricted stock to service providers in such amounts as the administrator, in its sole discretion, will determine.

Agreement

Each award of restricted stock will be evidenced by an award agreement that will specify the period of restriction, the number of shares granted, and such other terms and conditions as the administrator, in its sole discretion, will determine. Unless the administrator determines otherwise, the Company as escrow agent will hold shares of restricted stock until the restrictions on such shares have lapsed.

Transferability

Except as provided otherwise in the 2022 Plan, shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction. The administrator, in its sole discretion, may impose such other restrictions on shares of restricted stock as it may deem advisable or appropriate.

80

Voting Rights

During the period of restriction, service providers holding shares of restricted stock granted hereunder may exercise full voting rights with respect to those shares, unless the administrator determines otherwise.

Dividends, Other Distributions, and Return

During the period of restriction, service providers holding shares of restricted stock will be entitled to receive all dividends and other distributions paid with respect to such shares unless otherwise provided in the award agreement. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. On the date set forth in the award agreement, the restricted stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the 2022 Plan.

Restricted Stock Units

Grant of Restricted Stock Units

Restricted stock units may be granted at any time and from time to time as determined by the administrator. Each restricted stock unit grant will be evidenced by an award agreement that will specify such other terms and conditions as the administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of restricted stock units and the form of payout, which may be left to the discretion of the administrator.

Vesting Criteria and Other Terms

The administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of restricted stock units that will be paid out to the participant. After the grant of restricted stock units, the administrator, in its sole discretion, may reduce or waive any restrictions for such restricted stock units. Each award of restricted stock units will be evidenced by an award agreement that will specify the vesting criteria, and such other terms and conditions as the administrator, in its sole discretion will determine. The administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as specified in the award agreement. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to us.

Performance Units and Performance Shares

Grant of Performance Units/Shares

Performance units and performance shares may be granted to service providers at any time and from time to time, as will be determined by the administrator, in its sole discretion. The administrator will have complete discretion in determining the number of performance units/shares granted to each participant.

Value of Performance Units/Shares

Each performance unit will have an initial value that is established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant.

Performance Objections and Other Terms

The administrator will set performance objectives or other vesting provisions. The administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the administrator in its discretion. Each award of performance units/shares will be evidenced by an award agreement that will specify the performance period, and such other terms and conditions as the administrator, in its sole discretion, will determine. After the applicable performance period has ended, the holder of performance units/shares will be entitled to receive a payout of the number of performance units/shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a performance unit/share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit/share. On the date set forth in the award agreement, all unearned or unvested performance units/shares will be forfeited to the Company, and again will be available for grant under the 2022 Plan.

81

Stock Option Repricings

On July 23, 2024, in order to align the interests of holders with that of shareholders, the Company’s Board of Directors approved a stock option repricing (the “Option Repricing”).

Pursuant to the Option Repricing, the exercise price of an aggregate of 544,516 stock options granted to certain employees, executive officers and members of the board of director of the Company (the “Repriced Options”) was amended to reduce such exercise price to $7.042, the closing price per share of the Company’s Common Stock as reported on The Nasdaq Stock Market on July 23, 2024 (the “Effective Date”). The Repriced Options consisted of certain outstanding stock options that had been granted under the Company’s 2015 Equity Incentive Plan, the 2021 Equity Incentive Plan and 2022 Stock Incentive Plan as of the Effective Date.

The Board determined that the repricing of stock options was necessary to realign the interests of employees, executive officers, and directors more closely with those of our shareholders. Prior to the Adjustment, the exercise price of the Repriced Options ranged from a $7.80 to $55.00 per share. By adjusting the exercise prices to the closing price per share of the Company’s Common Stock on the Nasdaq Stock Market as of July 23, 2024, the Company aims to motivate and retain its key talent by providing them with a more immediate opportunity to participate in the Company’s success as it moves forward. This adjustment is seen as an essential step in ensuring that the interests of the Company’s team are aligned with the long-term goals and financial health of the Company, thereby driving collective effort towards enhancing shareholder value.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board has the authority to fix the compensation of directors.

During 2023, Steven Rossi, Lorenzo Rossi, Craig Loverock, Bill Caragol, and Ned L. Siegel were compensated for their services.

Director Compensation (1)

As of December 31, 2024

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Craig Loverock	21,233	(1)	-	3,845	(3)	-	-		25,078
William Caragol	45,000		-	3,845	(3)	-	-		48,845
Ned L. Siegel	50,000		-	3,845	(3)	-	-		53,845
Lorenzo Rossi	211,814	(2)	-	-		-	3,138	(2)	214,952

(1) Payments were made in CAD and converted to USD per the exchange rate as of the date of each bill payment, of which include $11,542, $11,431, and $5,798 on January 12, 2024, June 7, 2024, September 5, 2024, respectively.

(2) Lorenzo Rossi’s gross compensation in 2024 was $211,814 ($290,065 CAD). He additionally received contributions towards health, dental, and vision coverage equaling $3,138 ($4,297 CAD) in the same year. The payments were made in CAD, of which was converted to USD using the 2024 average exchange rate of 0.730228.

(3) During the year ended December 31, 2024, each of the three independent directors were granted 2,500 shares of common stock issuable upon the exercise of vested options at a price of $7.042 per share until July 23, 2034.

Clawback Policy

On October 2, 2023, our Board adopted an executive compensation recoupment policy consistent with the requirements of the Exchange Act Rule 10D-1 and the Nasdaq listing standards thereunder, to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. Our policy addresses recoupment of amounts from performance-based awards paid to all corporate officers, including awards under our equity incentive plans, in the event of a financial restatement to the extent that the payout for such awards would have been less, or in the event of fraud, or intentional, willful or gross misconduct that contributed to the need for a financial restatement.

82

Policies and Practices for Granting Certain Equity Awards

Our policies and practices regarding the granting of equity awards are carefully designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The Compensation Committee is responsible for the timing and terms of equity awards to executives and other eligible employees.

The timing of equity award grants is determined with consideration to a variety of factors, including but not limited to, the achievement of pre-established performance targets, market conditions and internal milestones. The Company does not follow a predetermined schedule for the granting of equity awards; instead, each grant is considered on a case-by-case basis to align with the Company’s strategic objectives and to ensure the competitiveness of our compensation packages.

In determining the timing and terms of an equity award, the Board or the Compensation Committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The Board’s or the Compensation Committee’s procedures to prevent the improper use of material nonpublic information in connection with the granting of equity awards include oversight by legal counsel and, where appropriate, delaying the grant of equity awards until the public disclosure of such material nonpublic information.

The Company is committed to maintaining transparency in its executive compensation practices and to making equity awards in a manner that is not influenced by the timing of the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company regularly reviews its policies and practices related to equity awards to ensure they meet the evolving standards of corporate governance and continue to serve the best interests of the Company and its shareholders.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this report by (a) directors, (b) our executive officers, and (c) all executive officers and directors as a group. Beneficial ownership is determined according to the SEC rules, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options, warrants and other securities convertible or exercisable into shares of common stock, provided that such securities are currently exercisable or convertible within 60 days of April 18, 2025. Each director or officer, as the case may be, has furnished us with information with respect to their beneficial ownership. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common stock.

	Number of Shares Beneficially Owned			Beneficial Ownership Percentages Before the Offering			Beneficial Ownership Percentages After the Offering
Name and Address of Beneficial Owner(1)	Common Stock		Series A Preferred Stock(2)	Percent of Common Stock	Percent of Series A Preferred Stock	Percent of Voting Stock(3)	Percent of Common Stock	Percent of Series A Preferred Stock	Percent of Voting Stock(4)
Officers and Directors
Steven Rossi, Chief Executive Officer, President and Chairman of Board	335,088	(5)	100	6.79%	100%	54.3%	2.9%	100%	52.4%

Michael Johnston, Chief Financial Officer	—		—	—	—	—	—	—	—

Lorenzo Rossi, Director	—		—	—	—	—	—	—	—

Craig Loverock, Director	13,313	(6)	—	*	—	*	*	—	*

William Caragol, Director	13,313	(7)	—	*	—	*	*	—	*

Ned L. Siegel, Director	13,313	(8)	—	*	—	*	*	—	*
All officers and directors as a group (6 persons)	375,027		100	7.99%	100%	54.9%	3.2%	—	52.6%

84

*Less than 1%.

(1)	Unless otherwise indicated, the address for each person is c/o Worksport Ltd., 2500 N America Drive, West Seneca, NY 14224.

(2)	The Series A Preferred Stock is entitled to 51% of the total power of the Company regardless of the number of shares of Series A Preferred Stock that are outstanding.

(3)	Based on 4,933,053 shares of common stock outstanding as of April 18, 2025.

(4)	Based on 11,133,053 shares of common stock after this Offering, assuming the conversion and exercise of the Series C Preferred Shares and Warrants.

(5)	Includes 12,500 shares of common stock issuable upon the exercise of vested options at a price of $7.042 per share – 10,000 of which expire on August 6, 2026 while the remaining 2,500 expire on July 21, 2028. Mr. Rossi also owns 100 shares of Series A Preferred Stock - entitling him to 51% of the voting power of the corporation. Mr. Rossi also has option grants amounting to 350,000 of issuable stock upon the completion of milestones; 70,000 of these stock options have vested while the remaining 280,000 stock options are deemed unlikely to vest in the near future. Steven Rossi additionally holds 252,588 shares with our transfer agent - 3,333 of which he purchased on November 19, 2024.

(6)	Includes (i) 1,500 shares of restricted shares of common stock granted on September 6, 2021 and that vested on September 6, 2021, (ii) 1,500 shares of common stock issuable upon the exercise of vested options at a price of $55.00 per share until July 23, 2026, (iii) 375 shares of common stock issuable upon the exercise of vested options at a price of $36.10 per share until July 21, 2028, (iv) 3,000 shares of common stock issuable upon the exercise of vested options at a price of $25.10 per share until December 29, 2026, (v) 6,000 shares of common stock issuable upon the exercise of vested options at a price of $16.60 per share until January 30, 2033, and (vi) 938 shares of common stock issuable upon the exercise of vested options at a price of $7.042 per share until 7/23/2034. All of these stock options have been subsequently repriced to $7.042 per share.

(7)	Includes (i) 1,500 shares of restricted shares of common stock granted on September 6, 2021 and that vested on September 6, 2021, (ii) 1,500 shares of common stock issuable upon the exercise of vested options at a price of $55.00 per share until August 6, 2026, (iii) 375 shares of common stock issuable upon the exercise of vested options at a price of $36.10 per share until July 21, 2028, (iv) 3,000 shares of common stock issuable upon the exercise of vested options at a price of $25.10 per share until December 29, 2026, (v) 6,000 shares of common stock issuable upon the exercise of vested options at a price of $16.60 per share until January 30, 2033, and (vi) 938 shares of common stock issuable upon the exercise of vested options at a price of $7.042 per share until 7/23/2034. All of these stock options have been subsequently repriced to $7.042 per share.

(8)	Includes (i) 1,500 shares of restricted shares of common stock granted on September 6, 2021 and that vested on September 6, 2021, (ii) 1,500 shares of common stock issuable upon the exercise of vested options at a price of $55.00 per share until August 6, 2026, (iii) 375 shares of common stock issuable upon the exercise of vested options at a price of $36.10 per share until July 21, 2028, (iv) 3,000 shares of common stock issuable upon the exercise of vested options at a price of $25.10 per share until December 29, 2026, (v) 6,000 shares of common stock issuable upon the exercise of vested options at a price of $16.60 per share until January 30, 2033, and (vi) 938 shares of common stock issuable upon the exercise of vested options at a price of $7.042 per share until 7/23/2034. All of these stock options have been subsequently repriced to $7.042 per share.

85

Securities Authorized For Issuance Under Equity Compensation Plans

(As of December 31, 2024)

Plan Category:	Number of securities to be issued upon exercise of outstanding options, warrants and rights:	Weighted average exercise price of outstanding options, warrants and rights:	Number of securities remaining available for future issuance:
2015 Equity Incentive Plan:
Equity compensation plans approved by security holders	50,000	$8.42	0
Equity compensation plans not approved by security holders	0	0	0
Total	50,000	$8.42	0

2021 Equity Incentive Plan:
Equity compensation plans approved by security holders	123,000	$7.27	2,000
Equity compensation plans not approved by security holders	0	$0	0
Total	123,000	7.27	2,000

2022 Equity Incentive Plan: (1)
Equity compensation plans approved by security holders	275,402	$5.95	27,909
Equity compensation plans not approved by security holders	0	0	0
Total	275,402	$5.95	27,909

Total	448,402	$6.59	29,909

(1)	The 2022 Plan also contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the 2022 Plan will automatically increase on January 1st of each calendar year during the term of the 2022 Plan, beginning with the calendar year 2023, by an amount of shares of common stock so that the total amount of common stock available under the 2022 Plan is equal to 15% of the total number of shares of common stock outstanding on December 31st of the prior calendar year minus the total number of shares reserved and available for issuance under the 2015 Plan and 2021 Plan. The number of shares of common stock authorized under the 2022 Plan as of January 1, 2025 was 599,983.

Changes in Control

There are no arrangements, to our knowledge, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

86

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following is a summary of transactions entered since January 1, 2023 to which we have been a party in which the amount involved exceeded or will exceed $120,000 (or, if less, 1% of the average of our total assets amounts as of December 31, 2024), and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Forbes Anderson Limited, an accounting firm based in Ontario, Canada and managed by Worksport’s Chief Financial Officer, Michael Johnston, received $130,639 ($176,290 CAD) based on the 2023 average exchange rate for services rendered within the year ending December 31, 2023.

Controlling Persons

Mr. Rossi owns 100% of the outstanding shares of Series A Preferred Stock of the Company. The shares of Series A Preferred Stock collectively have 51% voting power of the outstanding securities of the Company which thereby renders Mr. Rossi the ability to elect members of our Board. The Company is not aware of any other agreements or understandings by a person or group of persons that could be construed as a controlling person.

Consulting Agreement

On July 23, 2024, we entered into a consulting agreement (the “Consulting Agreement”) with Steven Rossi and 2230164 Ontario Inc., an Ontario corporation owned by Mr. Rossi (the “Consultant”). The terms of the Consulting Agreement are substantially the same as the terms set forth in the Employment Agreement, dated May 10, 2021, with the Company. The Consulting Agreement replaces the Employment Agreement it is entirety; provided however that all equity awards previously issued to the Consultant pursuant to the Employment Agreement or otherwise, remain in full force and effect in accordance with their respective terms. See “Executive Compensation; Named Executive Officer Employment Agreements or Arrangements.”

Related Person Transaction Policy

Under our policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees, generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

EXPERTS

The 2024 and 2023 consolidated financial statements of Worksport Ltd. included in Worksport Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Lumsden & McCormick, LLP, the independent registered public accounting firm for the Company, as set forth in their report thereon which is incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon the report pertaining to such financial statements of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the securities offered by this Offering Circular will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the securities offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the offering statement of which this Offering Circular forms a part and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement of which this Offering Circular forms a part are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be accessed at the SEC’s website www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

87

88

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Worksport Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Worksport Ltd. and Subsidiaries (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial condition of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Inventory

Description of the Matter

As of December 31, 2024, the Company’s inventory balance was approximately $5.190 million. As reported in Note 3, inventory has increased over the past year as the Company has shifted to full scale production in its West Seneca manufacturing facility. The Company evaluates its inventory for obsolescence on an ongoing basis by considering historical usage as well as requirements for future orders.

F-1

Given the inherent uncertainty and significant judgments necessary to value inventory and its related obsolescence, auditing management’s estimates involved a high degree of auditor judgment.

How We Addressed the Matter in Our Audit

Our auditing procedures related to inventory valuation included the following, among others:

●	We evaluated the appropriateness and consistency of management’s methods used to value inventory and develop its estimates.
●	We evaluated the reasonableness of judgments made and significant assumptions used by management relating to key estimates.
●	We inquired of management relative to write-offs of inventory during the year.
●	We tested the completeness and accuracy of management’s inventory detail.
●	We developed an independent expectation of the obsolescence reserve based on our knowledge of the Company’s inventory, including analysis of slow-moving items and historical usage and compared it to actual.
●	We performed a lower of cost or net realizable value analysis by selecting a sample of items included in inventory at year-end.
●	We selected a sample of purchases made throughout the year to ensure they were included in inventory at the proper weighted-average value.
●	We selected a sample of purchases made before and after the year end to ensure proper cut-off was achieved.
●	During our physical inventory observation, we toured the Company’s facility and examined inventory on hand to determine the completeness and existence of ending inventory.
●	We examined management’s overhead analysis and performed procedures to test its completeness and accuracy.

Shareholders’ Equity and Related Transactions

Description of the Matter

As discussed in Notes 7, 15, and 16 to the consolidated financial statements, the Company has issued a significant amount of equity securities. The tracking of these transactions can be complicated and require management to estimate the value of equity securities using a Black Scholes option pricing model. We identified the fair market value of equity transactions to be a critical audit matter, as the calculations can be complex and subject to error.

How We Addressed the Matter in Our Audit

Our auditing procedures related to equity transactions included the following, among others:

●	We evaluated the appropriateness and consistency of management’s methods used to develop its estimates.
●	We gained an understanding of management’s process to record the equity transactions.
●	We obtained management’s calculations and tested the clerical accuracy and inputs used.
●	We agreed the basic terms to source agreements and considered key assumptions.
●	We recalculated the recorded values and conversion amounts.

Going Concern

Description of the Matter

As discussed in Note 2 to the consolidated financial statements, the Company has experienced recurring net losses that raise substantial doubt about the Company’s ability to continue as a going concern. Upon analysis of the Company’s current financial situation and projected outlooks, we believe there is substantial doubt about the Company’s ability to continue as a going concern.

How We Addressed the Matter in Our Audit

Our auditing procedures related to going concern included the following, among others:

●	We obtained the Company’s evaluation of its ability to continue as a going concern and evaluated the Company’s plans to address these concerns.
●	We analyzed the Company’s current state of operations.
●	We evaluated the Company’s current and projected cash flow.

We have served as the Company’s auditor since 2022.

/s/ Lumsden & McCormick, LLP

Buffalo, New York

March 27, 2025

PCAOB ID Number: 130

F-2

Worksport Ltd.

Consolidated Balance Sheets

December 31, 2024 and 2023

	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$4,883,099	$3,365,778
Accounts receivable, net	42,589	463,122
Other receivable	169,728	165,865
Inventories, net (Note 3)	5,190,054	3,631,492
Prepaid expenses and deposits (Note 6)	192,192	1,497,249
Total Current assets	10,477,662	9,123,506
Investment (Note 11)	66,308	90,731
Property and equipment, net (Note 4)	13,644,226	14,483,436
Operating lease right-of-use assets (Note 12)	595,415	917,354
Intangible assets, net (Note 5)	953,049	1,338,889
Total assets	$25,736,660	$25,953,916
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,526,630	$1,260,285
Accrued liabilities and other	800,283	190,896
Accrued compensation	377,112	85,010
Related party loan	-	2,192
Long-term debt, current portion (Note 13)	222,992	5,300,000
Lease liability, current portion (Note 12)	246,535	328,229
Total current liabilities	3,173,552	7,166,612
Lease liability, excluding current portion (Note 12)	368,472	608,761
Long-term debt, excluding current portion (Note 13)	4,781,005	-
Total liabilities	8,323,029	7,775,373

Shareholders’ equity
Series A & B Preferred Stock, $0.001 par value, 10,010 shares authorized, 100 Series A and 0 Series B issued and outstanding, respectively (Note 7)	-	-
Common stock, $0.001 par value, 29,900,000 shares authorized, 4,016,205 and 2,032,050 shares issued and outstanding, respectively (Note 7)	4,016	2,032
Additional paid-in capital	79,781,674	64,685,693
Share subscriptions receivable	(1,577)	(1,577)
Share subscriptions payable	2,115,064	1,814,152
Accumulated deficit	(64,476,966)	(48,313,177)
Cumulative translation adjustment	(8,580)	(8,580)
Total shareholders’ equity	17,413,631	18,178,543
Total liabilities and shareholders’ equity	$25,736,660	$25,953,916

See accompanying Notes to Consolidated Financial Statements.

F-3

Worksport Ltd.

Consolidated Statements of Operations and Comprehensive Loss

December 31, 2024 and 2023

	2024	2023

Net sales	$8,484,379	$1,529,632
Cost of sales	7,578,729	1,289,118
Gross profit	905,650	240,514

Operating expenses
Research and development	2,289,940	1,669,318
General and administrative	8,678,994	7,974,362
Sales and marketing	2,386,504	1,483,054
Professional fees	3,030,931	3,853,134
Gain on foreign exchange	(14,885)	(2,693)
Total operating expenses	16,371,484	14,977,175
Loss from operations	(15,465,834)	(14,736,661)

Other income (expense)
Interest expense	(726,095)	(616,214)
Interest income	37,492	239,353
Rental income (Note 17)	76,413	184,564
Other	(85,765)	-
Total other income (expense)	(697,955)	(192,297)

Net loss	(16,163,789)	(14,928,958)

Loss per share (basic and diluted)	$(5.84)	$(8.44)
Weighted average number of shares (basic and diluted)	2,768,732	1,768,991

See accompanying Notes to Consolidated Financial Statements.

F-4

Worksport Ltd.

Consolidated Statements of Shareholders’ Equity

December 31, 2024 and 2023

	Preferred Stock		Common Stock		Additional Paid-in	Share Subscriptions	Share Subscription	Accumulated	Cumulative Translation	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Payable	Deficit	Adjustment	(Deficit)
Balance at December 31, 2022	100	$-	1,715,937	$1,716	$56,919,625	$(1,577)	$591,289	$(33,384,219)	$(8,580)	$24,118,254
Issuance for services and subscriptions payable	-	-	25,000	25	3,271,084	-	1,222,863	-	-	4,493,972
Shares issued (Note 7)	-	-	202,413	202	4,475,578	-	-	-	-	4,475,780
Warrant exercise (Note 15)	-	-	88,700	89	-	-	-	-	-	89
Stock option forfeiture (Note 16)	-	-	-	-	19,406	-	-	-	-	19,406
Net loss	-	-	-	-	-	-	-	(14,928,958)	-	(14,928,958)
Balance at December 31, 2023	100	$-	2,032,050	$2,032	$64,685,693	$(1,577)	$1,814,152	$(48,313,177)	$(8,580)	$18,178,543
Issuance for services and subscriptions payable	-	-	66,710	67	3,009,004	-	300,912	-	-	3,309,983
Shares issued (Note 7)	-	-	1,416,856	1,417	12,561,959	-	(3,858,464)	-	-	8,704,912
Warrant inducement (Note 15)	-	-	284,000	284	(474,850)	-	3,858,464	-	-	3,383,898
Warrant exercise (Note 15)	-	-	216,589	216	(132)	-	-	-	-	84
Net loss	-	-	-	-	-	-	-	(16,163,789)	-	(16,163,789)
Balance at December 31, 2024	100	$-	4,016,205	$4,016	$79,781,674	$(1,577)	$2,115,064	$(64,476,966)	$(8,580)	$17,413,631

See accompanying Notes to Consolidated Financial Statements.

F-5

Worksport Ltd.

Consolidated Statements of Cash Flows

December 31, 2024 and 2023

	2024	2023
Operating activities
Net loss	$(16,163,789)	$(14,928,958)
Adjustments to reconcile net loss to net cash from operating activities:
Shares, options and warrants issued for services	2,916,328	5,754,717
Depreciation and amortization	1,753,285	1,109,742
Change in operating lease	(44)	(13,784)
Credit losses	57,395	-
Adjustments to reconcile net income loss to cash provided by (used in) operating activities	(11,436,825)	(8,078,283)
Changes in operating assets and liabilities (Note 10)	1,298,027	(3,852,297)
Net cash used in operating activities	(10,138,798)	(11,930,580)

Cash flows from investing activities
Investments	-	(66,308)
Purchase of property and equipment	(528,235)	(3,690,056)
Net cash used in investing activities	(528,235)	(3,756,364)

Financing activities
Proceeds from issuance of common shares, net of issuance cost	8,736,114	4,475,869
Proceeds from warrant exercise (Note 15)	3,746,435	-
Proceeds from line of credit	10,349,670	-
Repayments on line of credit	(6,758,422)	-
Proceeds from long-term debt	1,437,998	-
Related party loan	(2,192)	(43,904)
Repayments on short term and long-term debt	(5,325,249)	-
Net cash provided by financing activities	12,184,354	4,431,965

Change in cash	1,517,321	(11,254,979)
Cash and cash equivalents - beginning of year	3,365,778	14,620,757
Cash and cash equivalents end of year	$4,883,099	$3,365,778
Supplemental disclosure of non-cash activities
Shares issued for purchase of intangible assets	$-	$72,466
Supplemental disclosure of cash flow information
Income tax paid	$-	$-
Interest paid	$669,000	$626,000

See accompanying Notes to Consolidated Financial Statements.

F-6

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

1. Description of Business and Significant Accounting Policies

The Company’s corporate history and business overview are described in detail in our most recent registration statement on Form S-1, filed with the SEC on July 3, 2024, which is incorporated herein by reference. For a description of material developments the Company has undertaken since that time, see   Corporate History of Part I Item 1, Business of this report.

Basis of presentation – The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Consolidation – The Company’s consolidated financial statements consolidate the accounts of the Company. All intercompany transactions, balances and unrealized gains or losses from intercompany transactions have been eliminated upon consolidation.

Foreign currency translation and presentation – The consolidated financial statements are presented in United States Dollars. The functional currency of the Company and all its subsidiaries is the United States Dollar. Transactions denominated in foreign currencies are initially recorded in the functional currency using exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using exchange rates in effect at the dates of the transactions. All exchange gains and losses are included in the statement of operations and comprehensive loss.

Use of estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates and assumptions.

Revenue recognition – In accordance with Accounting Standards Codification (ASC) 606 Revenue from Contracts with Customers, sales are recognized when (1) products are shipped, with no right of return except for defective products, and the title and risk of loss has passed to customers; and (2) when they are delivered based on the terms of the sale, and there is an identifiable contract with a customer with defined performance obligations, the transaction price is determinable, and the entity has fulfilled its performance obligation. Revenue related to shipping and handling costs billed to customers is included cost of sales and presented net of related shipping and handling costs.

Cost of sales – Includes costs of products sold, which include but are not limited to: purchased product, raw material, direct labor, shipping and handling costs, depreciation and amortization, indirect costs and overhead charges.

Research and development – Research and development costs are expensed as incurred and include consulting and material costs.

Advertising costs – The Company expenses advertising costs as incurred and includes expenses in selling and marketing.

Share-based payments - The Company offers a share option plan for its directors, officers, employees, and consultants. ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values at the time of grant. Compensation expense is included in general and administrative expenses. Compensation expense is recognized over the estimated period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company elected to account for forfeitures when the forfeiture of the underlying awards occur.

Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of the performance commitment date or performance completion date.

Income taxes - Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between taxable income and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Tax positions initially need to be recognized in the financial statements when it is more likely than not the positions will be sustained upon examination by the tax authorities.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expenses and penalties in operating expenses.

The Company treats tax on the Global Intangible Low-Tax Income (“GILTI”) as a current period cost included in tax expense in the year incurred. The Company does not measure the impact of GILTI in the determination of deferred taxes.

Cash and cash equivalents - All highly liquid investments with an original maturity of three months or less are considered cash equivalents. Cash and cash equivalents in financial institutions may exceed insured limits at various times during the year and subject the Company to concentrations of credit risk. Cash and cash equivalents includes restricted cash at December 31, 2023 of $730,802 and primarily represents funds held to satisfy obligations related to a financing arrangement. There is no restricted cash at December 31, 2024 (see Note 13).

F-7

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

1. Description of Business and Significant Accounting Policies (continued)

Accounts receivable, net – Accounts receivable primarily consists of amounts that are due and payable from distributors, wholesalers, and private label partners. Receivables are stated at net realizable value, which approximates fair value. Receivables are reduced by an allowance for credit losses for amounts that may be uncollectible in the future.    The allowance is determined by considering factors such as historical experience, credit quality, age of the accounts receivable, economic conditions and reasonable forecasted financial information that may affect a customer’s ability to pay. The allowance for credit losses at December 31, 2024 and 2024 is $15,000 and $0, respectively.

Inventories - Inventories are stated at the lower of cost or net realizable value. The cost of inventory is measured on a weighted average cost method. Cost includes purchase price of materials, freight, and related costs required to bring the goods to Company warehouses. Inventories are reviewed to determine if quantities are in excess of forecasted usage or if they become obsolete.

Property and equipment, net – Property and equipment are measured at cost. Maintenance and repair costs are charged to expense when incurred. Depreciation is recognized on a straight-line method based on the following estimated useful lives:

 Schedule of Estimated Useful Lives of Property and Equipment

Furniture and equipment	5 years
Automobile	5 years
Computers	3 years
Leasehold improvements	15 years or lease term, if shorter
Manufacturing equipment	5-15 years
Building	15 years

Right-of-use assets - The Company recognizes leases in accordance with ASC 842, which requires lessees to recognize operating leases on the balance sheet as right-of-use assets and lease liabilities based on the value of the discounted future lease payments.

Intangible assets  – Patents and other intangibles are amortized using the straight-line method over their estimated useful lives. Intangible assets, such as trademarks with indefinite lives, are not amortized.

Valuation of long-lived assets – Intangible assets are evaluated for impairment at least annually or when events or circumstances arise that indicate the existence of impairment. The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. When indicators of impairment exist, the Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment, and actual results may differ from assumed and estimated amounts. During the years ended December 31, 2024 and 2023, the Company had no impairment losses related to intangible assets.

F-8

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

1. Description of Business and Significant Accounting Policies (continued)

Product warranties - The Company currently offers a three year limited warranty  against defective products out-of-the-box. Customers who are not satisfied with their purchase may attempt to have their purchases reimbursed outside of the warranty period.

Financial instruments - FASB ASC 825, Disclosures about Fair Value of Financial Instruments, requires disclosures of the fair value of financial instruments. The carrying value of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities, approximates their fair values because of the short-term maturities of these instruments. The carrying value of the loan payable approximates fair value as its interest rate fluctuates with market interest rates. We do not hold or issue financial instruments for trading purposes.

Related party transactions - All transactions with related parties are in the normal course of operations and are measured at the exchanged amount.

Reclassifications – Certain prior year amounts have been reclassified to conform to current year’s presentation. The Company reclassified accrued liabilities of $800,283 and $190,896 for the fiscal years ended December 31, 2024 and 2023, respectively, which were reclassified from accounts payable and accrued liabilities to accrued liabilities and other to better align functional classification of obligations. The Company also reclassified research and development costs of $2,289,940 and $1,669,318 for the fiscal years ended December 31, 2024 and 2023, respectively, which were reclassified from general and administrative expense, to research and development expense. This change improves the disclosure of costs to develop new products and technologies and reflects the Company’s ongoing investment in innovation. This change also provides a more accurate depiction of the Company’s operating performance.

Recent accounting pronouncements

Recent accounting pronouncements adopted

In November 2023, the Financial Standards Accounting Board (FASB) issued Accounting Standards Update (ASU) 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for our annual periods beginning January 1, 2024, and for interim periods beginning January 1, 2025, with early adoption permitted. We adopted this standard for the year ended December 31, 2024, and applied the amendments retrospectively to all prior periods presented. Refer to Note 18, Segment Reporting. The adoption of this standard did not have a material effect on the financial statements and related disclosures.

Recent accounting pronouncements not yet adopted

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topics 740): Improvements to Income Tax Disclosures” to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. ASU 2023-09 is effective for our annual periods beginning January 1, 2025, with early adoption permitted. The Company is currently evaluating the potential effect that the updated standard will have on the financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures” to enhance disclosure of specified categories of expenses (purchases of inventory, employee compensation, depreciation and amortization) included in certain expense captions presented on the face of the income statement. ASU 2024-03 is effective beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the potential effect that the updated standard will have on the financial statements and related disclosures.

The Company considers the applicability and impact of all ASUs. ASUs not listed were assessed and determined to be either not applicable or had or are expected to have an immaterial impact on the financial statements and related disclosures.

F-9

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

2. Going Concern

As of December 31, 2024, the Company had $4,883,099 in cash and cash equivalents. The Company also has availability on its revolving line of credit of $892,000. The Company has generated only limited revenues and has relied primarily upon capital generated from public and private offerings of its securities. Since the Company’s acquisition of Worksport in 2014, it has never generated a profit. As of December 31, 2024, the Company had an accumulated deficit of $64,476,966.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the year ended December 31, 2024, the Company had net losses of $16,163,789 (2023 - $14,928,958). As of December 31, 2024, the Company had working capital of $7,304,110 (2023 – $1,956,894) and had an accumulated deficit of $64,476,966 (2023 - $48,313,177). The Company has not generated profit from operations since inception and to date has relied on debt and equity financing for continued operations. The Company’s ability to continue as a going concern is dependent upon the ability to generate cash flows from operations and obtain equity and/or debt financing. The Company intends to continue funding operations through equity and debt financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements in the long term. There can be no assurance that the steps management is taking will be successful.

The Company has historically operated at a loss, although that may change as sales volumes increase and margins improve. As of December 31, 2024, the Company had cash and cash equivalents of $4,883,099 (2023 - $3,365,778). Despite the Company having completed its purchasing of large manufacturing machinery for phase one output levels, operational costs are expected to remain elevated and, thus, further decrease cash and cash equivalents. Concurrently, the Company intends to continue its ramp-up of manufacturing and increasing sales volumes in 2025, which should mitigate the effects of operational costs on cash and cash equivalents as it releases new product lines; this view is supported by the fact that the manufacturing facility of the Company was completed for initial production output in 2023 and quickly began improving output and sales during 2024.

The Company has successfully raised cash, and it is positioned to do so again if deemed necessary or strategically advantageous. During the year ended December 31, 2021, the Company, through its Reg-A public offering, private placement offering, underwritten public offering, and exercises of warrants, raised an aggregate of approximately $32,500,000. On September 30, 2022, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated September 30, 2022  (“ATM Agreement”), with H.C. Wainwright & Co., LLC, as the sales agent (“HCW”). Pursuant to the ATM Agreement, HCW is entitled to a commission equal to 3.0% of the gross sales price of the shares of common stock sold. Through December 31, 2024, the Company has sold and issued 761,408 shares of common stock in consideration for net proceeds of $6,247,097 under the ATM Agreement.

On November 2, 2023, the Company consummated a registered direct offering pursuant to which the Company issued 192,500 shares of common stock and 157,500 pre-funded warrants to an institutional investor for a total net proceeds of $4,261,542. Concurrently with the registered direct offering, the Company issued the same institutional investor 700,000 warrants in a private sale. The warrants are exercisable for 700,000 shares of common stock for $13.40 per share six months after issuance and until five and a half years from the issuance date, subject to beneficial ownership limitations as described in the warrants. The Company registered the 700,000 shares of common stock underlying the warrants on a Form S-1 (333-276241) which was declared effective by the SEC on December 29, 2023.

On March 20, 2024, the Company consummated a registered direct offering pursuant to which the Company issued 237,224 shares of common stock and 147,789 pre-funded warrants to the same institutional investor as in the Company’s registered direct offering on November 2, 2023, for a total net proceeds of $2,629,083. Concurrently with the registered direct offering, the Company issued the institutional investor 770,026 warrants in a private sale. The warrants are exercisable for 770,026 shares of common stock for $7.40 per share six months after issuance until five and a half years from the issuance date, subject to beneficial ownership limitations as described in the warrants. The Company registered the 770,026 shares of common stock underlying the warrants on a Form S-1 (333-278461) which was declared effective by the SEC on April 8, 2024.

On December 13, 2024, the Company filed a Prospectus Supplement to amend Amendment No. 1 to the prospectus supplement dated as of November 5, 2024, prospectus supplement dated as of October 13, 2022, and the prospectus dated as of October 13, 2022 to increase the maximum amount of shares that we are eligible to sell pursuant to the Sales Agreement under General Instruction I.B.6. to $4,962,092 of shares of our common stock not including whatever had been sold prior to this filing date.

To date, the Company’s principal sources of liquidity consist of net proceeds from public and private securities offerings and cash exercises of outstanding warrants. Management is focused on transitioning towards revenue as its principal source of liquidity by growing existing product offerings as well as the Company’s customer base. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption and thus maintain sufficient cash balances for planned operations or future business developments. Future business development and demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot provide assurances it will be able to raise additional capital on acceptable terms, or at all.

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Still, certain factors indicate the existence of a material uncertainty that cast substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments could be material.

F-10

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

3. Inventories

Inventory consists of the following at December 31, 2024 and 2023:

Schedule of Inventory

	2024	2023
Raw materials	$3,373,704	$1,812,163
Finished goods	1,343,006	1,717,669
Work in progress	473,344	101,660
Inventories, net	$5,190,054	$3,631,492

4. Property and Equipment

Major classes of property and equipment at December 31, 2024 and 2023 are as follows:

Schedule of Property and Equipment

	2024	2023
Building	$6,079,410	$6,079,410
Manufacturing equipment	5,830,999	5,390,014
Land	2,239,405	2,239,405
Leasehold improvements	862,504	861,332
Product molds	524,476	524,476
Warehouse equipment	512,700	469,502
Electrical equipment	185,261	185,261
Automobile	172,645	168,497
Furniture	154,065	146,049
Computers	114,786	84,070
Property and equipment, at cost	16,676,251	16,148,016
Less accumulated depreciation	(3,032,025)	(1,664,580)
Property and equipment, net	$13,644,226	$14,483,436

During the years ended December 31, 2024 and 2023, the Company recognized depreciation expense of $1,367,445 and $1,107,292, respectively.

5. Intangible Assets

Intangible assets consist of costs incurred to establish the patent rights related to the quick latch and soft vinyl quad-fold tonneau cover technologies, Worksport trademarks, licenses, and software costs. The Company’s utility patents and design registrations were issued between 2014 and 2024 . The patents and software are amortized on a straight-line basis over their useful life. The Company’s trademark, licenses, and other indefinite life intangible assets are reassessed every year for impairment. The Company determined that impairment is not necessary for the current year ended December 31, 2024. The components of intangible assets as of December 31, 2024 and 2023 are as follows:

Schedule of Components of Intangible Assets

	2024	2023
Software	$1,150,000	$1,150,000
License	103,329	103,329
Patent	62,706	62,706
Trademark	5,150	5,150
Other	29,451	29,451
Intangible assets, gross carrying amount	1,350,636	1,350,636
Less accumulated amortization	(397,587)	(11,747)
Intangible assets, net	$953,049	$1,338,889

Amortization expense for the years ended December 31, 2024 and 2023 was $385,840 and $2,450, respectively.

F-11

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

5. Intangible Assets (continued)

Estimated amortization of the patent and software over the next five years and beyond December 31, 2024 is as follows:

Schedule of Estimated Amortization of Patent and Software

2025	$385,842
2026	$385,842
2027	$2,508
2028	$2,508
2029	$2,508
Thereafter	$35,911

6. Prepaid Expenses and Deposits

As of December 31, 2024 and 2023, prepaid expenses and deposits consists of the following:

Schedule of Prepaid Expenses and Deposits

	2024	2023
Consulting, services and advertising	$35,740	$5,215
Insurance	65,938	-
Deposits	90,514	1,492,034
Prepaid expenses and deposits	$192,192	$1,497,249

Deposits include prepayments for manufacturing equipment and raw materials used in the production of finished goods.

7. Shareholders’ Equity

During year ended December 31, 2024, the following transactions occurred:

During the year ended December 31, 2024, the Company sold 758,995 shares of common stock for a total net proceeds of $6,032,789. The sale of shares was in connection with the shelf registration statement on Form S-3 effective on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated as of September 30, 2022.

The Company recognized consulting expense of $747,366 to share subscriptions payable from restricted shares and stock options to be issued. As of December 31, 2024, the restricted shares have not been issued. As of December 31, 2024, the Company issued 84,594 restricted shares with a value of $438,992.

During the year ended December 31, 2024, in connection with the sale of 237,224 shares of common stock, the Company also sold 147,789 pre-funded warrants and issued 770,026 warrants exercisable for a total of 770,026 shares of common stock for $0.001 and $7.40, respectively, per share. The Company received net proceeds of $1,093,492 associated with the sale of the pre-funded warrants. The pre-funded warrants are immediately exercisable until all the pre-funded warrants are exercised. During the period, 147,790 warrants were exercised for 147,790 shares of common stock for $150. Refer to Note 15, Warrants.

During the year ended December 31, 2024, the Company closed a sale of 95,000 shares of common stock for proceeds of $380,000. In connection with the sale of common stock, the Company issued 190,000 warrants. Refer to Note 15, Warrants. As of December 31, 2024, the shares have not been issued.

Refer to Note 15, Warrants and Note 16, Equity Compensation for additional disclosures related to shareholders’ equity.

F-12

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

7. Shareholders’ Equity (continued)

During year ended December 31, 2023, the following transactions occurred:

During the year ended December 31, 2023, the Company sold 9,913 shares of common stock for a total net proceeds of $214,238. The sale of shares was in connection with the shelf registration statement on Form S-3 effective on October 13, 2022, allowing the Company to issue up to $30,000,000 of common stock and prospectus supplement covering the offering, issuance and sale of up to $13,000,000 of common stock that may be issued and sold under an At The Market Offering Agreement dated as of September 30, 2022.

The Company recognized consulting expense of $1,222,863 to share subscriptions payable from restricted shares and stock options to be issued. As of December 31, 2023, the restricted shares have not been issued. During the same period, the Company issued 25,000 shares of common stock for consulting services valued at $635,000.

During the year ended December 31, 2023, the Company closed a sale of 192,500 shares of common stock for $2,579,500. The Company incurred share issuance expense of $428,300. In association with the sale of common shares, the Company also issued 157,500 pre-funded warrants and 700,000 warrants.

For the years ended December 31, 2024 and 2023, the Company was authorized to issue 29,900,000 shares of its common stock with a par value of $0.001. All shares were ranked equally with regards to the Company’s residual assets. During 2024 and 2023, the Company was authorized to issue 10 shares of its Series A and 10,000 of its Series B Preferred Stock with a par value of $0.001. Series A Preferred Stock have voting rights equal to 30 shares of common stock, per share of Preferred Stock. Series B Preferred Stock have voting rights equal to 1,000 shares of common stock, per share of Preferred Stock.

8. Income Taxes

a) The income tax expense for the years ended December 31, 2024 and 2023 is reconciled per the schedule below:

 Schedule of Reconciliation of Income Tax

	2024	2023
Loss before income taxes
Domestic	$(10,319,000)	$(11,405,000)
Foreign	(5,845,000)	(3,524,000)
Total	(16,164,000)	(14,929,000)
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefits	(0.7)%	(0.2)%
Share based compensation	1.3%	0.9%
Limitation on depreciation and amortization deduction	0.9%	0.4%
Capitalized research and development expenditures	0.4%	0.4%
Other	-	(0.1)%
Effective income tax rate	22.9%	22.3%
Income tax benefit	(3,383,000)	(2,606,000)
Estimated research and development credit	(90,000)	(90,000)
Increase in valuation allowance	3,473,000	2,696,000
Provision for income taxes	$-	$-

F-13

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

8. Income Taxes (continued)

b) Deferred Income Tax Assets

The tax effects of temporary differences that give rise to the deferred income tax assets at December 31, 2024 and 2023 are as follows:

Schedule of Deferred Income Tax Assets

	2024	2023
Net operating loss carry forwards	$10,029,000	$6,931,000
Differences in bases of depreciation of property and equipment	465,000	120,000
Lease liability	-	(3,000)
Share based compensation	1,352,000	1,415,000
Research and development credit	180,000	90,000
Deferred tax asset, gross	12,026,000	8,553,000
Deferred tax assets not recognized	(12,026,000)	(8,553,000)
Net deferred tax asset	$-	$-

Deferred income taxes within each jurisdiction on the balance sheets at December 31, 2024 and 2023 are as follows:

 Schedule of Deferred Income Taxes Within Each Jurisdiction

	2024	2023
United States	$7,488,000	$4,291,000
Canada	4,538,000	4,262,000
Deferred income taxes	12,026,000	8,553,000
Valuation allowance	(12,026,000)	(8,553,000)
Net deferred tax asset	$-	$-

c) Cumulative Net Operating Losses

The Company has non-capital losses carried forward of approximately $43,999,000 available to reduce future years’ taxable income. These losses will expire as follows:

Schedule of Cumulative Non-capital Losses

	United States	Canada	Total
2034	$53,000	$183,000	$236,000
2035	161,000	368,000	529,000
2036	868,000	262,000	1,130,000
2037	1,472,000	59,000	1,531,000
2038	-	520,000	520,000
2039	-	193,000	193,000
2040	-	718,000	718,000
2041	-	2,854,000	2,854,000
2042	-	3,771,000	3,771,000
2043	-	2,686,000	2,686,000
2044	-	5,032,000	5,032,000
Non-capital losses carried forward Total	$2,554,000	$16,646,000	$19,200,000
Never expire	$24,199,000	$-	$24,199,000

Effective for 2023, the Tax Cuts and Jobs Act (“TCJA” of 2017 requires taxpayers to capitalize and amortize research and development costs pursuant to IRC Section 174. Domestic expenses are amortized over a 5 year period and foreign over a 15 year period. As a result of the TCJA, a deferred tax asset was established beginning in 2023 and is reflected in the table above.

Realization of deferred tax assets is dependent, in part, upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income, tax planning strategies and carryback opportunities in making its assessment of the recoverability of tax assets. Net operating loss carryforwards of approximately $43,399,000 may be offset against future taxable income. No tax benefit from these losses have been reported in the December 31, 2024 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

F-14

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

8. Income Taxes (continued)

Due to change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

The Company complies with the provisions of FASB ASC 740 in accounting for its uncertain tax positions. ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740.

The Company does not expect the amount of unrecognized tax benefits to materially change within the next twelve months.

The Company is subject to income taxes in the U.S. and in various states and foreign jurisdictions. Tax regulations with each jurisdiction are subject to the interpretation of the related tax laws and regulations and require the application of significant judgment. The Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for tax years ending before December 31, 2020 in the U.S. The Company is no longer subject to non-U.S. income tax examinations by tax authorities for tax years ending before December 31, 2014.

9. Financial Instruments and Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate fair value. The definition of the fair value hierarchy is as follows:

Level 1 – Quoted prices in active markets for identical assets and liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for similar assets and liabilities.

Level 3 – Inputs for which significant valuation assumptions are unobservable in a market and therefore value is based on the best available data, some of which is internally developed and considers risk premiums that a market participant would require.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, revolving line of credit, and long-term debt. The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate their carrying value because of the short-term nature of these instruments. The Company’s revolving line of credit is based on a variable interest rate and is reflected in the financial statements at carrying value which approximates fair value at December 31, 2024. The Company’s long-term debt is based on a fixed interest rate, and its carrying amount approximates fair value at December 31, 2024. The fair value of the revolving line of credit and long-term debt is classified as Level 2 within the fair value hierarchy and is estimated based on quoted market prices.

The Company is exposed to market risks such as fluctuation in foreign currency exchange rates and interest rates. Derivative instruments may be used to offset some of the effects of these market risks on the expected future cash flows and on certain existing assets and liabilities. The Company may choose not to hedge certain exposures for a variety of reasons including, but not limited to, accounting considerations and the prohibitive economic cost of hedging particular exposures.

Market Risks

Foreign Currency Risk

The Company is exposed to currency risk on its sales and purchases denominated in Canadian Dollars. The Company actively manages these risks by adjusting its pricing to reflect currency fluctuations and purchasing foreign currency at advantageous rates.

Interest Rate Risk

The borrowing under the Company’s Line of Credit Facility and Equipment Financing is at variable interest rates and exposes the Company to interest rate risk. If interest rates increase, debt service obligations on variable rate indebtedness will increase even though the amount borrowed may not change.

F-15

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

9. Financial Instruments and Fair Value (continued)

Concentration of Risk

Concentration of Supplier Risk

The Company has historically purchased all of its soft tonneau cover finished goods from Meizhou, China, and it began purchasing soft tonneau cover finished goods from a second supplier in Foshan, China in late 2023. The Company carries significant strategic inventories of these materials and is increasing its purchasing from the supplier in Foshan to lower supplier concentration risk . Further, the Company has established domestic assembly of its hard tonneau cover product line to further reduce the risk associated with this concentration of finished good suppliers. The company primarily sources raw materials for domestic production and assembly from vendors in Europe, Southeast Asia, and North America. Strategic inventories are managed based on demand. To date, the Company has been able to obtain adequate supplies of the materials used in the production of its products in a timely manner from existing sources. The loss of these key suppliers or a delay in shipments could have an adverse effect on fulfillment of soft tonneau cover orders.

Concentration of Customer Risk

A customer is considered to be significant if they account for greater than 10% of the Company’s annual sales. The loss of any key customer could have an adverse effect on the Company’s business.

For the year ended December 31, 2024, 37% of the Company’s revenue is comprised of one customer. For the year ended December 31, 2023, 93% of the Company’s revenue was comprised of one customer.

10. Changes in Cash Flows from Operating Assets and Liabilities

The changes to the Company’s operating assets and liabilities for the years ended December 31, 2024 and 2023 are as follows:

 Schedule of Changes in Operating Assets and Liabilities

	2024	2023
Decrease (increase) in accounts receivable	$387,561	$(400,521)
Decrease (increase) in other receivable	(3,863)	102,167
Decrease (increase) in inventories	(1,558,562)	(2,285,120)
Decrease (increase) in prepaid expenses and deposits	1,305,057	(776,709)
Increase (decrease) in accounts payable and accrued liabilities	1,167,834	(492,114)
Changes in operating assets and liabilities	$1,298,027	$(3,852,297)

11. Investment

During the year ended December 31, 2024, $66,308 ($90,000 CAD) of the Company’s Guaranteed Investment Certificate (“GIC”) matured and the Company received $3,054 ($4,129 CAD) in interest income. During the same period, the Company reinvested the principal amount of $66,308 ($90,000 CAD) in a GIC. The GIC bears a variable interest rate and will mature on February 27, 2025. The anticipated earned interest on the GIC at maturity is $3,123 ($4,275 CAD).

F-16

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

12. Leases

During the year ended December 31, 2022, the Company signed a lease agreement for approximately 20,296 square feet to be used as its then primary, now secondary corporate office and R&D facility pursuant to a five-year lease, dated June 1, 2022, for a variable rate averaging $20,242 per month over the lifetime of the lease not inclusive of additional fees, which also vary and averaged $5,250 per month in 2024 not inclusive of taxes.

During the year ended December 31, 2023, the Company signed a lease agreement for office space to be used as an R&D facility pursuant to a one-year lease with an option to extend the lease for an additional year, dated June 1, 2023, for a monthly rent of $3,350. This lease was renewed effective June 1, 2024 at a rate of $3,600 per month with a termination date of May 31, 2025.

The Company has accounted for its leases upon adoption of ASC 842 whereby it recognizes a lease liability and a right-of-use asset at the date of initial application beginning January 1, 2019. The lease liability is measured at the present value of the remaining lease payments, discounted using the Company’s incremental estimated borrowing rate of 10%. The Company has measured the right-of-use asset at an amount equal to the lease liability.

The Company’s right-of-use asset and lease liability as of December 31, 2024 and 2023 is as follows:

 Schedule Right-of-use Asset

	December 31, 2024	December 31, 2023
Right-of-use asset	$595,415	$917,354
Current lease liability	$246,535	$328,229
Long-term lease liability	$368,472	$608,761

The following is a summary of the Company’s total lease costs:

 Schedule of Lease Cost

	December 31, 2024	December 31, 2023
Operating lease cost	$409,464	$488,463

The following is a summary of cash paid in 2024 and 2023 for amounts included in the measurement of lease liabilities:

 Schedule of Measurement of Lease Liabilities

	December 31, 2024	December 31, 2023
Operating cashflow	$412,933	$515,776

Maturities of lease liability are as follows:

Future minimum lease payments as of December 31, 2024:

 Schedule of Future Minimum Lease Payments

2025	$294,860
2026	279,883
2027	113,123
Total future minimum lease payments	687,866
Less: amount representing interest	(72,859)
Present value of future payments	615,007
Current portion	246,535
Long term portion	$368,472

F-17

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

13. Indebtedness

Long-term debt consists of:

Schedule of Long Term Debt

	December 31, 2024	December 31, 2023
Secured Loan Agreement (a)	$-	$5,300,000
Revolving Credit Facility (b)	3,808,025	-
Other (c)	1,456,485	-
Long-term debt	5,264,510	5,300,000
Less deferred debt issuance cost	(260,513)	-
Less current installments	(222,992)	(5,300,000)
Long-term debt	$4,781,005	$-

a)

On May 4, 2022, the Company entered into a secured loan agreement (the “Loan Agreement”) with an external banking entity relating to the Company’s purchase of a 152,847 square-foot building situated on two parcels of land aggregating 18 acres of land located in West Seneca, New York (collectively, the “Property”) for a total purchase price of $8,150,000 on May 6, 2022. Under the terms of the Loan Agreement, the Company procured a total principal sum of $5,300,000, bearing an interest rate of the prime rate plus 2.25% annually, for the Company’s purchase of the Property and covering associated costs. To ensure the loan’s servicing over its duration, the Company allocated $667,409 into a specially designated account. The loan’s outstanding balance and accrued interest were due on August 10, 2024. The Company disclosed the material terms of the Loan Agreement in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022.

On February 4, 2024, the Company and Worksport New York Operations Corporation entered into a Forbearance Agreement with the Lender in connection with the Loan Agreement. On May 14, 2024, the Company successfully negotiated an extension of the maturity date for its $5.3 million Loan Agreement from an original due date of May 20, 2024 to a new maturity date of August 10, 2024. The Company has since refinanced this loan.

b)

On July 19, 2024, the Company, as the guarantor, and Worksport New York Operations Corporation as well as Worksport USA Operations Corporation, entered into a $6,000,000 Revolving Financing and Assignment Agreement with an external lending entity with a maturity date of July 18, 2026, or 24 months. Upon transaction close, the Company drew down approximately $5.06 million of the Revolving Credit Facility, net of $790,000 of interest reserve required to be withheld to ensure interest payments by the Company. The Company used $4.73 million of the drawn down amount to refinance the Company’s mortgage on the Company’s real property located at 2500 North America Dr. in West Seneca, New York, and additionally drew approximately $330,000 to fund operations. At December 31, 2024, the outstanding balance of this loan was $3,591,247 (net of issuance costs of $216,778).

For collateral, the lender holds a first position on the Company’s major asset classes (accounts receivable, the factory in New York, and inventory) other than the Company’s equipment. A non-usage fee of 0.25% is assessed quarterly and applied to the difference between the quarter’s average daily outstanding loan balance and the total credit facility amount. As of December 31, 2024, the Company had an available balance of $892,000 to borrow on the Revolving Credit Facility.

c)

On September 4, 2024, the Company, through its wholly owned subsidiary, Worksport USA Operations Corporation, entered into a $1,487,200 credit and security agreement with an external lending entity with a maturity date of September 1, 2027, which is 36 months from initial funding. Upon transaction close, the Company received net proceeds of $1,412,750 (net of issuance costs of $43,735). The Company and its wholly owned subsidiary, Worksport New York Operations Corporation, serve as guarantors on the loan.    For collateral, the lender holds a first position on the Company’s equipment, which is primarily manufacturing and warehousing equipment.

14. Loss per Share

For the year ended December 31, 2024, loss per share is $5.84 (basic and diluted) compared to that of the year ended December 31, 2023 of $8.44 (basic and diluted) using the weighted average number of shares of 2,768,732 (basic and diluted) and 1,768,991 (basic and diluted), respectively.

There are 29,900,000 shares authorized with 4,016,205 and 2,032,050 shares issued and outstanding, at December 31, 2024 and 2023, respectively. The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.” Shares underlying the Company’s outstanding warrants and convertible promissory notes were excluded due to the anti-dilutive effect they would have on the computation. As of December 31, 2024, the Company has 2,291,276 warrants convertible to 2,321,276 common shares, 117,018 restricted stock to be issued, and 192,784 stock options exercisable for 192,784 common shares for a total underlying common shares of 2,631,078. As of December 31, 2023, the Company has 1,162,792 warrants convertible to 1,192,792 common shares, 57,021 restricted stock to be issued, and 506,386 stock options exercisable for 506,386 common shares for a total underlying common shares of  1,756,199.

F-18

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

15. Warrants

During the year ended December 31, 2024, in connection with the sale of 237,224 shares of common stock, the Company also sold 147,789 pre-funded warrants and issued 770,026 warrants exercisable for a total of 770,026 shares of common stock for $0.001 and $7.40, respectively, per share. The Company received net proceeds of $1,093,492 associated with the sale of the pre-funded warrants. The pre-funded warrants are immediately exercisable until all of the pre-funded warrants are exercised. During the same period, 147,789 pre-funded warrants were exercised for 147,789 shares of common stock for $150.

During the year ended December 31, 2024, the Company closed a sale of 95,000 shares of common stock. In connection with the sale of common stock the Company issued 190,000 warrants. The warrants have an exercise price of $4.00 and an expiration date of September 21, 2029.

During the year ended December 31, 2024, 13,091 warrants issued on August 3, 2021, and 344,652 warrants issued on August 6, 2021, all of which having an exercise price of $60.50, expired.

During the year ended December 31, 2023, in connection with the sale of 192,500 shares of common stock the Company also sold 157,500 pre-funded warrants and 700,000 warrants convertible for 857,500 shares of common stock at an exercise price of $0.001 and $13.40, respectively. The Company received net proceeds of $2,110,342 associated with the sale of the pre-funded warrants. During the same period, 88,700 pre-funded warrants were exercised for 88,700 shares of common stock for $89. During the year ended December 31, 2024, the remaining 68,800 pre-funded warrants were exercised for 68,800 shares of common stock for $69.

On May 9, 2024, the Company entered into a warrant inducement agreement (the “Inducement”) with the holder of existing warrants to purchase an aggregate 700,000 shares at a reduced exercise price of $5.198 in consideration for the Company to issue new warrants to purchase up to 1,295,000 additional shares of common stock    – resulting in gross proceeds of approximately $3,638,000 received by the Company. As a result of the Inducement and subsequent exercise, the Company determined the incremental fair value provided to the holder from both the adjustment in exercise price of the existing warrants and the fair value of the inducement warrants issued using the Black Scholes model. The total incremental fair value of $4,996,000 is recorded as a non-cash deemed dividend. The proceeds of the warrant inducement and issuance of 284,000 shares of common stock are recorded as capital in excess of par. The obligation to issue the remaining 416,000 shares was originally recorded as a share subscription payable. During the twelve months ended December 31, 2024, the Company issued 416,000 out of the 416,000 shares to be issued.

During the year ended December 31, 2023, the Company and a stock options holder agreed to cancel all 40,000 stock options in exchange for extending the exercisable period of 30,000 warrants to December 31, 2024. Later in the year ended December 31, 2023, the expiration date for these warrants was extended to December 31, 2026, and the stock option holder was issued an additional 40,000 restricted stock units.

F-19

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

15. Warrants (continued)

During the year ended December 31, 2022, the Company and a warrant holder reached an agreement to extend the exercisable period of 30,000 warrants, convertible to 2 shares of common stock each, for an additional 12 months.

During the year ended December 31, 2021, the Company issued 13,091 representative warrants to the Company’s underwriters. The representative warrants were not exercisable until January 30, 2022. The representative warrants were exercisable for 13,091 shares of common stock at $60.50 per share until August 3, 2024. As of December 31, 2022, the Company recognized a value of $273,993 for the representative warrants to share issuance cost. During the year ended December 31, 2024, these representative warrants expired.

As of December 31, 2024, the Company has the following warrants outstanding:

  Schedule of Warrants Exercise Price

Exercise price	Number outstanding	Remaining Contractual Life (Years)	Expiry date
$24.00	6,250	0.22	March 20, 2025
$40.00	30,000	2.00	December 31, 2026
$7.40	770,026	4.72	September 20, 2029
$4.00	190,000	4.73	September 21, 2029
$5.20	1,295,000	4.91	November 26, 2029
	2,291,276	4.78

The average remaining contractual life of outstanding warrants that expire is 4.78 years.

Schedule of Warrants Activity

	December 31, 2024		December 31, 2023
	Number of warrants	Weighted average price	Number of warrants	Weighted average price
Balance, beginning of year	1,162,792	$24.20	393,992	$58.36
Issuance	2,402,815	$5.49	857,500	$10.94
Expired	(357,742)	$60.50	-	$-
Exercise	(916,589)	$(3.97)	(88,700)	$(0.001)
Balance, end of period	2,291,276	$6.35	1,162,792	$24.21

16. Equity Compensation

Under the Company’s 2015, 2021 and 2022 Equity Incentive Plans, the number of shares of common stock reserved for issuance under the option plan shall not exceed 10% of the issued and outstanding shares of common stock of the Company, have a maximum term of 10 years, and vest at the discretion of the Board of Directors.

F-20

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

16. Equity Compensation (continued)

All equity-settled, share-based payments are ultimately recognized as an expense in the statement of operations with a corresponding credit to “Additional Paid in Capital.” If vesting periods or other non-market vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of share options expected to vest. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior periods if share options ultimately exercised are different than that estimated on vesting.

Performance Share Units

On May 1, 2023, the Company and Steven Rossi reached an agreement to modify 160,000 restricted stock units and 40,000 performance stock units (“PSUs”) issued on November 11, 2022, and December 29, 2021, respectively, and replace them with 200,000 stock options, as described below.

On November 11, 2022, 40,000 and 30,000 PSUs granted on December 29, 2021, as described below, were modified to include new terms pertaining to the PSU vesting schedule. The PSUs vest in 5% increments according to the modified schedule that correlates with the Company’s stock price. The first 5% of the PSUs vest upon the Company’s stock price closing at $22.50, 50% will have vested at a closing price of $53.10, and 100% will have vested at a closing price of $137.60 as measured using the volume weighted average of the Company’s common stock for ten (10) consecutive trading days, with over $100,000 of trading volume on each of those days. The fair value of the PSUs was estimated to be $1,254,460. As of December 31, 2024, 7,500 PSUs of the remaining 30,000 PSUs had vested, and the Company recognized $107,525 (2023 - $155,314) in consulting expenses.

On December 29, 2021, the Company granted 40,000 and 30,000 PSUs to the Company’s Chief Executive Officer and a director, respectively. The PSUs were to vest in 5% increments according to a schedule that correlates with the Company’s stock price. The first 5% of the PSUs was to have vested upon the Company’s stock price closing at $30.00, 50% was to have vested at a closing price of $165.00, and 100% was to have vested at a closing price of $315.00. The fair value of the PSUs was estimated to be $1,344,570.

Stock Options

The Company uses the Black-Scholes option pricing model to determine fair value of stock options on the grant date.

On July 23, 2024, the Company engaged in stock option repricing for certain employees, executive officers, and members of the board of directors of the Company. 538,896 stock options’ exercise prices were repriced to $7.042, and all other criteria were unchanged. As a result of the modification in exercise prices, the Company recognized additional expense of $93,140 on the date of modification.

During the year ended December 31, 2024, the Company issued 84,860 stock options to employees and directors with exercise prices ranging from $5.20 to $14.10 and expiration dates ranging from February 1, 2029 to November 19, 2034. Of these stock options, 2,040 were subsequently cancelled.

During the year ended December 31, 2023, the Company issued 474,336 stock options to employees, directors, and consultants with exercise prices ranging from $14.40 to $42.00 and expiration dates ranging from January 30, 2028 to October 31, 2033. Of these stock options, 15,720 were subsequently cancelled.

F-21

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

16. Equity Compensation (continued)

 Schedule of Stock Options Activity

	December 31, 2024		December 31, 2023
	Number of stock options	Weighted average price	Number of stock options	Weighted average price
Balance, beginning of period	506,386	$19.62	78,500	$47.41
Granted	84,860	$7.70	474,336	$18.01
Forfeited	(11,310)	$(29.30)	(46,450)	$(50.15)
Balance, end of period	579,936	$7.14	506,386	$19.62

 Schedule of Share Based Payment Arrangement, Option, Exercise Price Range

	Range of Exercise prices	Outstanding	Weighted average life (years)	Weighted average exercise price	Exercisable on December 31, 2024
Stock options	$5.70-55.00	579,936	7.87	$7.14	192,784

As of December 31, 2024 and December 31, 2023, Terravis Energy Inc., a subsidiary of the Company, has the following options outstanding:

 Schedule of Stock Options Activity

	December 31, 2024		December 31, 2023
	Number of stock options	Weighted average price	Number of stock options	Weighted average price
Balance, beginning of period	1,350,000	$0.01	1,350,000	$0.01
Granted	-	$-	-	$-
Balance, end of period	1,350,000	$0.01	1,350,000	$0.01

 Schedule of Share Based Payment Arrangement, Option, Exercise Price Range

	Range of Exercise prices	Outstanding	Weighted average life (years)	Weighted average exercise price	Exercisable on December 31, 2024
Stock options	$0.01	1,350,000	7.28	$0.01	1,350,000

17. Rental Income

During the year ended December 31, 2022, the Company entered into a sublease agreement for its warehouse in Mississauga, Ontario, Canada. The sublease commenced on September 15, 2022 and ended on May 31, 2024 at $15,515 ($19,992 CAD) per month.

During the year ended December 31, 2024, the Company recognized rental income of $76,413 (2023 - $184,564).

F-22

Worksport Ltd.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

18. Segment Reporting

The Company manages its business on a product basis and operates in the following two reporting segments for financial reporting purposes: (1) Hard Tonneau Covers and (2) Soft Tonneau Covers. The accounting policies of both reporting segments are the same as those described in Note 1, Description of Business and Summary of Significant Accounting Policies.

The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer, who regularly reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance of the Company’s reporting segments. The CODM primarily focuses on net income to evaluate its reporting segments. The CODM also uses net income for evaluating pricing strategy and to assess the performance for determining the compensation of certain employees. Significant segment expenses reviewed, which represent the differences between segment revenue and segment net loss, consist of the following:

 Schedule of Revenue and Segment Net Loss

	For the year ended December 31, 2024				For the year ended December 31, 2023
	Hard Tonneau Covers	Soft Tonneau Covers	Corporate / Eliminations	Consolidated	Hard Tonneau Covers	Soft Tonneau Covers	Corporate / Eliminations	Consolidated
Net sales	$5,171,201	$3,313,178	$-	$8,484,379	$-	$1,285,734	$243,898	$1,529,632
Less:
Cost of sales	(4,663,491)	(2,915,238)	-	(7,578,729)	-	(1,118,389)	(170,729)	(1,289,118)
Selling, general and administrative	(5,918,555)	(4,762,105)	(3,937,539)	(14,618,199)	(912,827)	(6,596,626)	(6,357,980)	(13,867,433)
Depreciation and amortization	(1,206,499)	(440,916)	(105,870)	(1,753,285)	(52,935)	(695,310)	(361,497)	(1,109,742)
Net loss from continuing operations	(6,617,344)	(4,805,081)	(4,043,409)	(15,465,834)	(965,762)	(7,124,591)	(6,646,308)	(14,736,661)

The following table presents the Company’s net sales disaggregated by geographic area:

Schedule of Net Sales Disaggregated by Geographic Area

	2024			2023
	Hard Tonneau Covers	Soft Tonneau Covers	Consolidated	Hard Tonneau Covers	Soft Tonneau Covers	Consolidated
United States	5,111,378	3,286,193	8,397,570	-	1,510,177	1,510,177
Canada	59,823	7,695	67,519	-	6,811	6,811
Other	-	19,290	19,290	-	12,644	12,644
Total	5,171,201	3,313,178	8,484,379	-	1,529,632	1,529,632

No asset information has been provided for the reported segments as the CODM does not regularly review asset information by reportable segment. As of December 31, 2024 and 2023, assets held in the U.S. accounted for 88% and 80% of total assets, respectively.

19. Legal Proceedings

There are no legal proceedings except for routine litigation incidental to the business.

20. Subsequent Events

The Company has evaluated subsequent events through March 27, 2025, which is the date the financial statements were available to be issued. The following events occurred after year-end:

●	Through March 27, 2025, the Company has sold and issued 22,725 shares of common stock in consideration for net proceeds of $185,875 under the ATM Agreement.

●	On February 27, 2025, the Company entered into a warrant inducement agreement (the “Inducement”) with the holder of existing warrants to purchase an aggregate 1,295,000 shares at a revised price of $5.20 in consideration for the Company to issue new warrants to purchase up to 1,424,500 additional shares of common stock at an exercise price of $6.502 each – resulting in gross proceeds of approximately $6,734,000 received by the Company.

●	On March 18, 2025, Worksport effectuated a 1-for-10 reverse stock split of its common stock. The Company’s common stock continues to trade on the Nasdaq under the Company’s existing trading symbol, “WKSP”, and a new CUSIP number, 98139Q308, was assigned as a result of the reverse stock split.

F-23

Up to 3,100,000 Units, each Unit consisting of one share of 8% Series C Convertible Preferred Stock and one Common Stock Purchase Warrant

Up to 3,100,000 shares of Common Stock into which the Series C Preferred Stock may convert, up to 3,100,000 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants

WORKSPORT LTD.

OFFERING CIRCULAR

Tier 2 Offering Under Regulation A

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Offering Circular is           , 2025

PART III - INFORMATION NOT REQUIRED IN THE OFFERING CIRCULAR

EXHIBITS

Exhibit No.:	Description:
EX1A-2.1	Amended and Restated Articles of Incorporation of Worksport Ltd. filed with the Nevada Secretary of State on May 7, 2021 (8)
EX1A-2.1.1	Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on March 20, 2019 (8)
EX1A-2.1.2	Series B Preferred Stock Certificate of Designation filed with the Nevada Secretary of State on May 18, 2020 (8)
EX1A-2.1.3	Amendment to the Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Nevada Secretary of State on May 7, 2020 (8)
EX1A-2.1.4	Amendment to the Amended and Restated Articles of Incorporation filed May 21, 2021 effecting the 1-for-20 Reverse Stock Split (10)
EX1A-2.1.5	Certificate of Change to the Articles of Incorporation of Worksport Ltd., filed on March 14, 2025 (26)
EX1A-2.1.6*	Form of Amendment to Amended and Restated Articles of Incorporation
EX1A-2.1.7*	Form of Certificate of Designation for Series C Convertible Preferred Stock
EX1A-2.1.8*	Form of Warrant
EX1A-2.2	Amended and Restated Bylaws adopted on March 31, 2021 (20)
EX1A-2.3	Articles of Merger of TMAN Global.com, Inc. and Franchise Holdings International, Inc. (filed as an exhibit to the Company’s form 10-K for the fiscal year ended December 31, 2018 filed on May 13, 2019)
EX1A-3.1	Description of Registrant’s Securities (15)
EX1A-4.1*	Form of Subscription Agreement for this Offering
EX1A-6.1	Broker-Dealer Agreement, dated September 15, 2020, between Worksport Ltd. and Dalmore Group, LLC (6)
EX1A-6.2	Patent License Agreement, dated November 26, 2014 (3)
EX1A-6.3	Corporate Advisory Services Agreement between Worksport Ltd. and Belair Capital Partners, Inc., dated May 1, 2014 (3)
EX1A-6.4	Shipping Agreement with Federal Express (Fedex) dated September 26, 2014 (3)
EX1A-6.5	Shipping Agreement with Offered United Parcel Service (UPS) dated March 31, 2014 (3)
EX1A-6.6	Warehousing and Shipping with JBF Express dated July 24, 2013 (3)
EX1A-6.7	Continuous Importation Bond with Globe Express Services (3)
EX1A-6.8	Business Services Agreement, between 1369781 and Worksport Ltd, dated July 1, 2015 (4)
EX1A-6.9	Business Services Agreement, between 2224342 and Worksport Ltd, dated July 23, 2015 (4)
EX1A-6.10	Services Agreement, between Marchese and Worksport Ltd., dated July 3, 2015 (4)
EX1A-6.11	Services Agreement, between JAAM and Worksport Ltd, dated July 15, 2015 (4)
EX1A-6.12	Software as a Service Agreement, dated September 16, 2020, between Worksport Ltd. and Novation Solutions Inc. (o/a DealMaker) (6)
EX1A-6.14†	Employment Agreement, dated May 10, 2021, between Worksport Ltd. and Steven Rossi (7)
EX1A-6.15†	Consulting Agreement dated July 23, 2024, between Worksport Ltd. and Steven Rossi and 2230164 Ontario Inc. (21)
EX1A-6.16†	Worksport Ltd. 2015 Equity Incentive Plan (10)
EX1A-6.17	Lease Agreement, dated April 16, 2021, between Worksport Ltd. and Majorcon Holdings, Inc. re 7299 East Danbro Crescent (10)
EX1A-6.18	Lease Agreement, dated April 30, 2018, between Worksport Ltd. and N.H.D. Developments Limited re 41 Courtland Avenue (10)
EX1A-6.19	Form of Subscription Agreement for 2021 Private Placement (11)
EX1A-6.20†	Worksport Ltd. 2021 Equity Incentive Plan (15)
EX1A-6.21†	Worksport Ltd. 2022 Equity Incentive Plan (15)
EX1A-6.22	At the Market Offering Agreement, dated September 30, 2022, by and between the Company and H.C. Wainwright & Co., LLC. (12)

II-1

EX1A-6.23†	Performance Stock Unit award, dated November 11, 2022, to Steven Rossi (13)
EX1A-6.24†	Performance Stock Unit award, dated November 11, 2022, to Lorenzo Rossi (13)
EX1A-6.25†	Restricted Stock award, dated November 11, 2022, to Steven Rossi (13)
EX1A-6.26	Agreement dated as of January 30, 2023, between Worksport Ltd. and Wesley Van de Wiel. (15)
EX1A-6.27	Form of Securities Purchase Agreement, dated October 31, 2023 (16)
EX1A-6.28	Form of Securities Purchase Agreement, dated March 18, 2024 (17)
EX1A-6.29	Loan Agreement dated as of May 4, 2022, by and between the Company and Northeast Bank (18)
EX1A-6.30	Forbearance Agreement, dated February 14, 2024, by and among Worksport New York Operations Corporation, Worksport Ltd., and Northeast Bank (19)
EX1A-6.31	Omnibus Amendment of Loan Documents, dated May 14, 2024 and effective as of May 10, 2024, by and among Northeast Bank, Worksport New York Operations Corporation, and Worksport Ltd. (19)
EX1A-6.32	Revolving Financing And Assignment Agreement, dated July 19, 2024, by and between Worksport New York Operations Corporation and Worksport USA Operations Corporation and Amerisource Funding, Inc. (22)
EX1A-6.33	Commercial Promissory Note, dated July 19, 2024, by Worksport New York Operations Corporation, and Worksport USA Operations Corporation to the benefit of Amerisource Funding, Inc. (22)
EX1A-6.34	The Securities Purchase Agreement, dated September 19, 2024 (23)
EX1A-6.35	Form of Common Stock Purchase Warrant used in 2021 Private Placement (11)
EX1A-6.36	Form of Representative Warrant (11)
EX1A-6.37	Form of Pre-Funded Warrant, dated November 2, 2023 (16)
EX1A-6.38	Form of Warrant, dated November 2, 2023 (16)
EX1A-6.39	Form of Pre-Funded Warrant, dated March 20, 2024 (17)
EX1A-6.40	Form of Warrant, dated March 20, 2024 (17)
EX1A-6.41	Stock Purchase Agreement dated as of November 19, 2024 (24)
EX1A-6.42	Inducement Warrant dated as of February 27, 2025 (25)
EX1A-6.43	Inducement Letter dated as of February 27, 2025 (25)
EX1A-10.1*	Power of Attorney (included on signature page)
EX1A-11.1*	Consent of Lumsden & McCormick, LLP
EX1A-11.2**	Consent of Sichenzia Ross Ference Carmel LLP (included in EX1A-12.1)
EX1A-12.1**	Opinion of Sichenzia Ross Ference Carmel LLP
EX1A-99.1	Code of Ethics (9)
EX1A-99.2	Insider Trading Policy and Procedures (18)
EX1A-99.3	List of Subsidiaries (18)
EX1A-99.5	Clawback Policy (18)

*Filed herewith.

**To be filed by amendment.

***Previously filed.

†Management compensatory plan.

(1)	Filed as an exhibit to the Company’s Form 10-Q filed April 24, 2009.
(2)	Filed as an exhibit to the Company’s Form 1-A filed on July 15, 2020.
(3)	Filed as an exhibit to the Company’s Form 8-K filed on December 17, 2014.
(4)	Filed as an exhibit to the Company’s Form S-1 filed on July 21, 2015.
(5)	Filed as an exhibit to the Company’s Form 1-A/A filed on September 10, 2020.
(6)	Filed as an exhibit to the Company’s Form 1-A/A filed on September 29, 2020.
(7)	Filed as an exhibit to the Company’s Form 8-K filed on May 12, 2021.
(8)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed on May 14, 2021.
(9)	Filed as an exhibit to the Company’s Form 8-K filed July 2, 2021.
(10)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed on July 8, 2021.
(11)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A filed on July 16, 2021.
(12)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on September 30, 2022.
(13)	Filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2022 filed November 14, 2022.
(14)	Filed as an exhibit to the Company’s Form 8-K filed November 21, 2022.
(15)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 31, 2023.
(16)	Filed as an exhibit to the Company’s Form 8-K filed on November 3, 2023.
(17)	Filed as an exhibit to the Company’s Form 8-K filed on March 20, 2024.
(18)	Filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2023, filed on March 28, 2024.
(19)	Filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 16, 2024.
(20)	Filed as an exhibit to the Company’s Form 8-K filed on October 28, 2021.
(21)	Filed as an exhibit to the Company’s Form 8-K filed on July 26, 2024.
(22)	Filed as an exhibit to the Company’s Form 8-K filed on July 25, 2024.
(23)	Filed as an exhibit to the Company’s Form 8-K filed on September 20, 2024.
(24)	Filed as an exhibit to the Company’s Form 8-K filed on November 21, 2024.
(25)	Filed as an exhibit to the Company’s Form 8-K filed on February 28, 2025.
(26)	Filed as an exhibit to the Company’s Form 8-K filed on March 21, 2025.

II-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Seneca, State of New York, on April 18, 2025.

WORKSPORT LTD.

By:	/s/ Steven Rossi
Steven Rossi
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Rossi his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Offering Circular, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Rossi	President, Chief Executive Officer, and Chairman of the Board of Directors	April 18, 2025
Steven Rossi	(Principal Executive Officer)

/s/ Michael Johnston	Chief Financial Officer	April 18, 2025
Michael Johnston	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lorenzo Rossi	Director	April 18, 2025
Lorenzo Rossi

/s/ Craig Loverock	Director	April 18, 2025
Craig Loverock

/s/ William Caragol	Director	April 18, 2025
William Caragol

/s/ Ned L. Siegel	Director	April 18, 2025
Ned L. Siegel

II-3